MACAU

2026 Interim Report 中期報告

Wynn Macau, Limited 永利澳門有限公司*

(incorporated in the Cayman Islands with limited liability) (於開曼群島註冊成立的有限公司)

Stock Code 股份代號 : 1128

* for identification purposes only 僅供識別

Contents

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Craig S. Billings
Ms. Linda Chen *(Vice Chairman of the Board)*
Mr. Frederic Jean-Luc Luvisutto

Non-Executive Directors

Ms. Julie M. Cameron-Doe
Ms. Jacqui Krum*

Independent Non-Executive Directors

Dr. Allan Zeman, *GBM, GBS, JP* *(Chairman of the Board)*
Mr. Lam Kin Fung Jeffrey, *GBM, GBS, JP*
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye

AUDIT AND RISK COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Mr. Bruce Rockowitz
Dr. Allan Zeman, *GBM, GBS, JP*

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Ms. Julie M. Cameron-Doe
Mr. Lam Kin Fung Jeffrey, *GBM, GBS, JP*
Mr. Bruce Rockowitz

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Lam Kin Fung Jeffrey, *GBM, GBS, JP* *(Chairman)*
Mr. Nicholas Sallnow-Smith
Ms. Leah Dawn Xiaowei Ye
Dr. Allan Zeman, *GBM, GBS, JP*

COMPANY SECRETARY

Ms. Ho Wing Tsz Wendy, *FCG, FCS (PE)*

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, *GBM, GBS, JP*
Ms. Ho Wing Tsz Wendy, *FCG, FCS (PE)*

AUDITOR

Ernst & Young
Certified Public Accountants
Registered Public Interest Entity Auditor

LEGAL ADVISORS

As to Hong Kong law:
Kirkland & Ellis
Johnson Stokes & Master

As to Macau law:
Nuno Simões & Associados

As to Cayman Islands law:
Maples and Calder

* Ms. Jacqui Krum was appointed as a non-executive Director, with effect from 1 January 2026.

Corporate Information

REGISTERED OFFICE

P.O. Box 309
Ugland House
Grand Cayman
KY1-1104
Cayman Islands

REGISTERED OFFICE OF MACAU OPERATING SUBSIDIARIES

Wynn Palace
Avenida da Nave Desportiva
COTAI, Macau SAR

PRINCIPAL PLACE OF BUSINESS IN HONG KONG

Room 1928, 19/F, Lee Garden One
33 Hysan Avenue
Causeway Bay
Hong Kong

PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE

Maples Fund Services (Cayman) Limited

HONG KONG SHARE REGISTRAR

Computershare Hong Kong Investor Services Limited

STOCK CODE

1128

COMPANY WEBSITE

www.wynnmacaulimited.com

Highlights

FINANCIAL HIGHLIGHTS

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands, except for per Share amounts or unless otherwise stated)	
Casino revenues	**13,348,989**	11,385,785
Other revenues	**2,244,568**	2,240,620
Adjusted EBITDA	**3,977,021**	3,466,842
Profits attributable to owners	**1,546,413**	230,620
Earnings per Share — basic	**0.30**	0.04
Earnings per Share — diluted	**0.26**	0.04

Management Discussion and Analysis

OVERVIEW

We are a developer, owner and operator of two integrated destination casino resorts, Wynn Palace and Wynn Macau, located in the Greater Bay Area region of the People's Republic of China. Our resorts in Macau include world-class hotel facilities, a variety of regional and international dining options, retail outlets and an array of one-of-a-kind entertainment offerings.

Our strategy in the Greater Bay Area encompasses investment in our integrated resorts, in our people and in the broader community. To attract and retain our customers, we design and continually make enhancements to refresh, improve and expand our resorts. We also maintain numerous programs to invest in our approximately 11,600 Macau-based employees. Through a robust emphasis on human resources and staff training, we provide opportunities for movement within our Group to ensure employees can pursue their career goals with us and to elevate their functional and leadership skills. Through our "Wynn Care" program, we facilitate reinvestment in our community, encourage volunteerism and promote responsible gaming. Since launching this program, we have centralized our community-focused initiatives under one umbrella and expanded our efforts from various volunteer activities and community events in Macau into the Greater Bay Area and beyond. Through our charitable foundation "Wynn Care Foundation", we continue to broaden our efforts in pursuing positive social impact and supporting charitable development within Macau and mainland China. We are also fully committed to supporting sustainable development for the benefit of Macau and the planet by monitoring and reducing inefficient energy and resource consumption and embracing technologies that help us to responsibly use our resources.

Management Discussion and Analysis

Wynn Palace

Wynn Palace, a 6 million square foot integrated resort, was opened to the public on 22 August 2016 in the Cotai area of Macau, conveniently located minutes from both Macau International Airport and the Macau Taipa Ferry Terminal and directly adjacent to a stop serviced by Macau's light rail system.

We are developing the next phase of Wynn Palace. We currently expect that the next phase at Wynn Palace will incorporate the Enclave at Wynn Palace, a 432-key, all-suite hotel tower adjacent to Wynn Palace's east entrance, an array of amenities such as a theater and expanded event space, food and beverage venues, and other non-gaming offerings.

Wynn Palace features:

- Approximately 468,000 square feet of casino space and casino support and ancillary areas with 334 table games and 716 slot machines or similar electronic gaming devices, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;

- Signature public attractions and entertainment offerings including a performance lake, an immersive entertainment center and Western and Asian art displays;

- A luxury hotel with a total of 1,706 spacious rooms, suites and villas;

- 12 food and beverage outlets and a food hall which includes a variety of stand-alone restaurants and other food offerings;

- Approximately 109,000 square feet of high-end, brand-name retail shopping;

- Recreation and leisure facilities, including a cable car ("SkyCab") ride, health club, spa, salon and pool; and

- Approximately 37,000 square feet of meeting and convention space.

Management Discussion and Analysis

Wynn Macau

Wynn Macau, a 3 million square foot integrated resort, was opened to the public on 6 September 2006 in the heart of the Macau Peninsula. We completed expansion works at Wynn Macau in December 2007 and November 2009, which added more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added hotel accommodations and a range of gaming and non-gaming amenities, opened in April 2010.

Wynn Macau features:

- Approximately 294,000 square feet of casino space and casino support and ancillary areas with 223 table games and 938 slot machines or similar electronic gaming devices, offering 24-hour gaming and a full range of games, including private gaming salons and sky casinos;

- Public entertainment attractions include offerings such as the performance lake and a rotunda show featuring a Chinese zodiac-inspired ceiling along with the gold "tree of prosperity";

- Two luxury hotel towers with a total of 1,014 spacious rooms and suites;

- 11 food and beverage outlets;

- Approximately 76,700 square feet of high-end, brand-name retail shopping;

- Recreation and leisure facilities, including two health clubs and spas, a salon and a pool; and

- Approximately 31,000 square feet of meeting and convention space.

Management Discussion and Analysis

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Set forth below are the key factors affecting our results of operations and financial condition. There are also risks and uncertainties inherent in our operations, many of which are beyond our control.

Regulation and Licensing

On 16 December 2022, WRM, a wholly-owned subsidiary of the Company, entered into a definitive Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau.

As a casino concessionaire, WRM is subject to the regulatory control of the Macau government. The Macau government has adopted laws and administrative regulations governing the operation of casinos in Macau. Only concessionaires are permitted to operate casinos. Each concessionaire was required to enter into a concession agreement with the Macau government which, together with the laws and administrative regulations, form the framework for the regulation of the activities of the concessionaire.

Under the laws and administrative regulations, concessionaires are subject to suitability requirements relating to background, associations and reputation, as are stockholders of 5% or more of a concessionaire's equity securities, officers, directors and key employees. The same requirements apply to any entity engaged by a concessionaire to manage casino operations. Concessionaires are required to satisfy minimum capitalization requirements, demonstrate and maintain adequate financial capacity to operate the concession and submit to continuous monitoring of their casino operations by the Macau government. Concessionaires also are subject to periodic financial reporting requirements and reporting obligations with respect to, among other things, certain contracts, financing activities and transactions with officers, directors, financiers and key employees. Transfers or the encumbering of equity interests in concessionaires must be reported to the Macau government and are ineffective without government approval.

Each concessionaire is required to engage a managing director who must be a permanent resident of Macau and the holder of at least 15% of the equity securities of the concessionaire. The appointment of the managing director and of any successor is ineffective without the approval of the Macau government. All contracts placing the management of a concessionaire's casino operations with a third party also are ineffective without the approval of the Macau government.

Management Discussion and Analysis

Concessionaires are subject to a special gaming tax of 35% of gross gaming revenue, and must also make an annual contribution of up to 5% of gross gaming revenue for the promotion of public interests, social security, infrastructure and tourism. Concessionaires are obligated to withhold applicable taxes, according to the rate in effect as set by the Macau government, from any commissions paid to gaming promoters. The withholding rate may be adjusted from time to time.

The Gaming Concession Contract between WRM and the Macau government requires WRM to operate two casinos: "Casino Wynn Macau" and "Casino Wynn Palace".

Pursuant to the Gaming Concession Contract and the laws and administrative regulations, the Macau government may rescind the gaming concession if WRM fails to fulfill its obligations, including in the circumstances of (i) endangerment to the national security of mainland China or Macau, (ii) failure on the part of WRM to perform its obligations under the Gaming Concession Contract, (iii) public interest, and (iv) WRM ceasing to be eligible for the gaming concession under the Macau gaming law. If the Macau government rescinds the Gaming Concession Contract due to WRM's non-fulfillment, or perceived non-fulfillment, of its obligations, WRM will be required to transfer to the Macau government, free from any encumbrance or lien and without compensation, all of its casinos, gaming assets and equipment and ownership rights to its casino areas in Macau. Beginning in the eighth year of WRM's concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM would be entitled to fair and equitable compensation pursuant to the Macau gaming law. The amount of such compensation relating to the assets agreed with the Macau government would be determined based on the earnings of these assets, before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the Gaming Concession Contract. The Macau government may assume temporary custody and control over the operation of a concession in certain circumstances. During any such period, the costs of operations must be borne by the concessionaire.

Management Discussion and Analysis

WRM is required to obtain prior approval from the relevant Macau authorities or officials for various corporate changes and actions, including expansion of its business scope, issuance of shares, transfer or creation of any encumbrances over its shares, issuance of debt securities, change of its managing director or the authority delegated thereto, appointment of any new director, changing its articles of association, certain transfers of property rights and creditor's rights, entering into a consumer loan contract or similar contract with a value equal to or exceeding MOP100.0 million (approximately HK$97.1 million), and granting of a loan to any of its directors, shareholders or key employees. WRM is required to notify the Macau government of certain other changes, including any loan, mortgage, claim for obligation, guarantee or the assumption of any debt for financing its business with a value that equals to or exceeds MOP16.0 million (approximately HK$15.5 million). In particular, WRM is required to notify the Chief Executive of Macau at least five working days in advance prior to making material financial decisions (i) related to the transfer of funds within WRM which exceeds 50% of its share capital, (ii) related to employee salaries, remuneration or benefits which exceed 10% of its share capital, and (iii) not related to above items (i) and (ii), having a value that exceeds 10% of its share capital.

Pursuant to the Gaming Concession Contract, WRM is required to submit to the Macau government for its approval, an annual proposal of the specific projects identified in the investment plan annexed to the Gaming Concession Contract which it intends to execute in the following year by 30 September of each preceding calendar year, detailing each project in which it intends to invest, the investment amount and the execution schedule. Within 60 days after submission of each annual execution proposal, the Macau government will decide on its approval, or may request adjustments to specific projects, the investment amount and/or the execution schedule. If any of the annual execution proposals or parts thereof are not approved by the Macau government, WRM remains obliged to propose allocating the relevant funds to other projects, which are also subject to subsequent approval by the Macau government, although the total committed investment amount will remain unchanged. The annual execution proposals for the year 2025 and the year 2026 were submitted in September 2024 and 2025, respectively, and were thereafter approved by the Macau government. WRM is required to submit a report on the execution of the previous year's execution proposal by 31 March of each calendar year. The execution reports for the years 2024 and 2025 were submitted in March 2025 and 2026, respectively, and were thereafter reviewed by the Macau government. The execution report presented by the concessionaires may be subject to extraordinary audit upon determination by the Macau government. In addition, WRM is subject to the supervision of the Macau government in regard to the execution of development projects included in the investment plan, and WRM must submit progress reports every two months, and may be requested to submit exceptional detailed reports whenever the normal progress of any development project included in the investment plan is compromised.

Management Discussion and Analysis

Macau Gaming Concession

WRM committed to make certain non-gaming and gaming investments in the amount of MOP21.03 billion (approximately HK$20.42 billion) over the course of the ten-year term of the Gaming Concession Contract. MOP19.80 billion (approximately HK$19.22 billion) of the committed investment will be used for non-gaming capital projects and event programming in connection with, among others, attraction of foreign tourists, conventions and exhibitions, entertainment performances, sports events, culture and art, health and wellness, themed amusement, gastronomy, community tourism and maritime tourism.

Additionally, WRM committed to make the following payments throughout the term of the Gaming Concession Contract:

(i) Gaming premium — The gaming premium is composed of (a) a fixed portion in an amount equal to MOP30.0 million (approximately HK$29.1 million) per year; and (b) a variable annual portion of (1) MOP300,000 (approximately HK$291,000) per gaming table located in special gaming halls reserved exclusively to particular games or players; (2) MOP150,000 (approximately HK$146,000) per gaming table that is not reserved exclusively to particular games or players; and (3) MOP1,000 (approximately HK$971) per gaming machine, including slot machines, operated by WRM. The amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 500 gaming tables and 1,000 gaming machines. A minimum average annual gross gaming revenue of MOP7.0 million (approximately HK$6.8 million) per gaming table and MOP300,000 (approximately HK$291,000) per gaming machine has been set by the Macau government. If WRM fails to reach such minimum gross gaming revenue, WRM will be required to pay a special premium equal to the difference between the special gaming tax calculated based on the actual gross gaming revenue and that of such minimum gross gaming revenue;

(ii) Special levies, totaling 5% of gross gaming revenues. The Macau government may reduce the special levies payable by WRM (1) based on WRM's contribution to the attraction of tourists who enter Macau for tourism and business purposes and hold travel documents issued by countries or regions other than the People's Republic of China; (2) if WRM's operations are adversely affected by abnormal, unpredictable or force majeure circumstances associated with the prevailing economic conditions of Macau; or (3) factors as determined by the Chief Executive of Macau; and

(iii) Special gaming tax assessed at the rate of 35% of gross gaming revenues.

Management Discussion and Analysis

In accordance with the terms of the Property Transfer Agreements, WRM will pay the Macau government an annual amount calculated based on: (i) MOP750 (approximately HK$728) per square meter of the casino areas for the first year in March 2023, as adjusted annually in accordance with the average price index in Macau pursuant to the Macau gaming law for the second and third year payable in March 2024 and March 2025, respectively; and (ii) MOP2,500 (approximately HK$2,427) per square meter of the casino areas for the fourth year in March 2026, as adjusted annually for the remaining years payable in March each year in accordance with the average price index in Macau pursuant to the Macau gaming law. Pursuant to the Gaming Concession Contract, WRM will revert to Macau government the casino areas and gaming equipment, without compensation and free of encumbrance upon the rescission or termination of the gaming concession on 31 December 2032.

Under the Gaming Concession Contract, WRM provided a first demand bank guarantee of MOP1.00 billion (approximately HK$970.9 million) in favor of the Macau government to support WRM's legal and contractual obligations, from 1 January 2023 until one hundred and eighty days after the term of the Gaming Concession Contract expires or the rescission of the concession.

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located in the Greater Bay Area and approximately 37 miles southwest of Hong Kong. The journey between Macau and Hong Kong takes approximately 15 minutes by helicopter, 30 minutes by road via the Hong Kong — Zhuhai — Macau Bridge and one hour by jetfoil ferry. Macau, which has been a casino destination for more than 60 years, consists principally of a peninsula on mainland China and two neighboring islands, Taipa and Coloane, between which the Cotai area is located. In addition to WRM, SJM, Galaxy, Venetian Macau, Melco and MGM Macau are permitted to operate casinos in Macau.

We believe that Macau is located in one of the world's largest concentrations of potential gaming and tourism customers. Since the introduction of new casinos starting in 2004, the Macau market has experienced a significant increase in annual gaming revenue from HK$21.53 billion generated in 2002. According to Macau statistical information, casinos in Macau generated HK$123.20 billion in gaming revenue during the six months ended 30 June 2026, representing an increase of 6.8% compared to the HK$115.31 billion generated during the six months ended 30 June 2025. We believe that Macau's stated goal of becoming a world-class tourism destination will continue to drive additional visitation to the market and create future opportunities for us to invest and grow.

Management Discussion and Analysis

Our Macau Operations face competition primarily from the 18 other casinos located throughout Macau, in addition to casinos located throughout the world, including Singapore, South Korea, the Philippines, Vietnam, Cambodia, Malaysia, Australia, Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Additionally, certain other Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could increase competition for our Macau Operations.

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown significantly since liberalization in 2002. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, visitation to Macau in the first half of 2026 increased by 9.0% as compared to the same period of 2025.

Tourism levels in Macau are affected by a number of factors which are beyond our control. Factors affecting tourism levels in Macau may include, among others: the prevailing economic conditions in mainland China and Asia; restrictions, conditions or other factors which affect visitation by citizens of mainland China and other regions to Macau; various countries' policies on currency exchange controls, currency export, currency withdrawal, credit and debit card usage and travel restrictions or policies impacting the issuance of travel visas that may be in place from time to time; and competition from other destinations which offer gaming and/or leisure activities.

Natural and man-made disasters, extreme weather conditions (such as typhoons and heavy rainstorms), outbreaks of highly infectious diseases, public incidents of violence, security alerts, riots and demonstrations, war and other events, particularly in Macau and nearby regions, may result in decreases to visitor arrivals to Macau from mainland China and elsewhere and disrupt travel to and between our resorts. Any of these events may also interfere with our operations and could have a material adverse effect on our business, financial condition and results of operations. Although we have insurance coverage with respect to some of these events, we cannot assure you that any such coverage will be sufficient to indemnify us fully against all direct and indirect costs, including any loss of business that could result from substantial damage to, or partial or complete destruction of, any of our properties.

Management Discussion and Analysis

Premium Credit Play

We selectively extend credit to certain customers contingent upon our marketing team's knowledge of the customers, their financial background and payment history. We follow a series of credit procedures and require various signed documents from each credit recipient that are intended to ensure that, among other things, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the customer resides. In the event the customer does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the customer maintains in jurisdictions where the debt is recognized. In addition, we typically require a check in the amount of the applicable credit line from credit customers, collateralizing the credit we grant.

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resorts changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games may affect casino profitability.

Renovation, Development and Construction Projects

Our current and future renovation, development and construction projects are and will be subject to significant development and construction risks. Such risks include unanticipated costs or cost increases, shortages in qualified labor, changes in laws and regulations and unforeseen engineering problems. Construction, equipment or staffing problems or difficulties in obtaining the requisite licenses, permits and authorizations from regulatory or governmental authorities could increase the total cost, delay or prevent the construction or opening or otherwise affect the project's design and features, which may adversely impact the success of the project. There can be no assurance that our proposed plans and specifications will not change, and we cannot guarantee that our proposed projects will be approved, commenced or completed as contemplated by us. Failure to complete the projects on schedule or within budget may also have a significant negative effect on us and on our ability to make payments on our debt.

Management Discussion and Analysis

ADJUSTED EBITDA

Adjusted EBITDA is earnings before finance costs, finance revenues, net foreign currency differences, change in derivatives fair value, income taxes, depreciation and amortization, pre-opening costs, property charges and other, share-based payments, Wynn Macau, Limited corporate expenses, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted Property EBITDAR presented by Wynn Resorts, Limited for its Macau segments in its filings with the SEC, primarily due to the inclusion of license fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating profit.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement and operating profits.

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
Operating profits	**2,437,868**	2,018,395
Add:		
Depreciation and amortization	**1,306,969**	1,210,315
Pre-opening costs	**6,317**	32,639
Property charges and other	**66,608**	56,579
Share-based payments	**58,047**	55,419
Wynn Macau, Limited corporate expenses	**101,212**	93,495
Adjusted EBITDA	**3,977,021**	3,466,842

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected condensed consolidated statement of profit or loss and other comprehensive income line items and other data.

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
Wynn Palace:		
Casino[1]	**8,832,372**	6,953,811
Rooms	**577,393**	584,807
Food and beverage	**506,966**	484,360
Retail and other	**350,675**	354,487
Wynn Macau:		
Casino[1]	**4,516,617**	4,431,974
Rooms	**330,380**	350,961
Food and beverage	**281,846**	279,026
Retail and other	**197,308**	186,979
Total operating revenues	**15,593,557**	13,626,405

Management Discussion and Analysis

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands, except for averages, win per unit per day figures and number of tables and slot machines)	
Wynn Palace:		
VIP:		
VIP table games turnover	**55,368,017**	62,916,868
VIP table games win(1)	**1,692,802**	1,722,265
VIP table games win as a percentage of turnover	**3.06%**	2.74%
Average number of gaming tables(2)	**49**	54
Table games win per unit per day(3)	**192,211**	177,170
Mass market:		
Mass market table drop	**30,275,845**	27,641,138
Mass market table games win(1)	**8,503,695**	6,494,996
Mass market table games win percentage	**28.09%**	23.50%
Average number of gaming tables(2)	**281**	248
Table games win per unit per day(3)	**167,326**	144,587
Slot machine handle	**14,244,241**	11,624,233
Slot machine win(1)	**595,628**	481,660
Average number of slots(2)	**722**	638
Slot machine win per unit per day(3)	**4,555**	4,169
Wynn Macau:		
VIP:		
VIP table games turnover	**7,925,380**	18,833,971
VIP table games win(1)	**104,413**	383,082
VIP table games win as a percentage of turnover	**1.32%**	2.03%
Average number of gaming tables(2)	**11**	25
Table games win per unit per day(3)	**50,983**	83,991

Management Discussion and Analysis

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands, except for averages, win per unit per day figures and number of tables and slot machines)	
Mass market:		
Mass market table drop	**28,589,308**	24,617,990
Mass market table games win[(1)]	**4,601,458**	4,435,496
Mass market table games win percentage	**16.10%**	18.02%
Average number of gaming tables[(2)]	**216**	226
Table games win per unit per day[(3)]	**117,516**	108,405
Slot machine handle	**19,004,762**	14,506,731
Slot machine win[(1)]	**556,456**	386,071
Average number of slots[(2)]	**916**	740
Slot machine win per unit per day[(3)]	**3,358**	2,883

Management Discussion and Analysis

Notes:

(1) Total casino revenues do not equal the sum of "VIP table games win", "mass market table games win" and "slot machine win" primarily because casino revenues are reported net of the relevant commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues). The following table presents a reconciliation of the sum of "VIP table games win", "mass market table games win" and "slot machine win" to total casino revenues.

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
VIP table games win	**1,797,215**	2,105,347
Mass market table games win	**13,105,153**	10,930,492
Slot machine win	**1,152,084**	867,731
Poker revenues	**845**	47,152
Commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues)	**(2,706,308)**	(2,564,937)
Total casino revenues	**13,348,989**	11,385,785

(2) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average numbers of gaming tables and slot machines in service on each day in the period.

(3) Table games win per unit per day and slot machine win per unit per day are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Palace, Wynn Macau and Encore were open in the applicable period.

Management Discussion and Analysis

Discussion of Results of Operations

Financial results for the six months ended 30 June 2026 compared to financial results for the six months ended 30 June 2025

Operating Revenues

Total operating revenues increased by 14.4% from HK$13.63 billion in the six months ended 30 June 2025 to HK$15.59 billion in the six months ended 30 June 2026.

Casino Revenues

Casino revenues increased from HK$11.39 billion (83.6% of total operating revenues) in the six months ended 30 June 2025 to HK$13.35 billion (85.6% of total operating revenues) in the six months ended 30 June 2026, primarily due to higher mass market gaming volumes at our Macau Operations. The components of casino revenues are as follows:

VIP casino gaming operations. VIP table games win decreased by 14.6%, from HK$2.11 billion in the six months ended 30 June 2025 to HK$1.80 billion in the six months ended 30 June 2026, with total VIP table games turnover down 22.6%, from HK$81.75 billion in the six months ended 30 June 2025 to HK$63.29 billion in the six months ended 30 June 2026.

Mass market casino gaming operations. Mass market table games win increased by 19.9%, from HK$10.93 billion in the six months ended 30 June 2025 to HK$13.11 billion in the six months ended 30 June 2026, with total mass market table drop up 12.6%, from HK$52.26 billion in the six months ended 30 June 2025 to HK$58.87 billion in the six months ended 30 June 2026.

Slot machine gaming operations. Slot machine win increased by 32.8%, from HK$867.7 million in the six months ended 30 June 2025 to HK$1.15 billion in the six months ended 30 June 2026. Total slot machine handle increased by 27.2% from HK$26.13 billion in the six months ended 30 June 2025 to HK$33.25 billion in the six months ended 30 June 2026.

Non-casino Revenues

Net non-casino revenues, which include rooms, food and beverage and retail and other revenues, remained essentially flat at HK$2.24 billion (14.4% of total operating revenues) for the six months ended 30 June 2026, compared to HK$2.24 billion (16.4% of total operating revenues) for the six months ended 30 June 2025.

Rooms. Our room revenues decreased by 3.0% from HK$935.8 million in the six months ended 30 June 2025 to HK$907.8 million in the six months ended 30 June 2026, primarily due to lower Average Daily Rate.

Management Discussion and Analysis

The following table presents additional information about our room revenues for Wynn Palace and Wynn Macau:

Room Revenues Information

	For the six months ended 30 June	
	2026	2025
Wynn Palace:		
Average Daily Rate	**HK$1,754**	HK$1,768
Occupancy[1]	**99.0%**	98.5%
REVPAR	**HK$1,737**	HK$1,742
Wynn Macau:		
Average Daily Rate	**HK$1,687**	HK$1,753
Occupancy[1]	**99.5%**	99.2%
REVPAR	**HK$1,679**	HK$1,740

Note:

(1) Occupancy is the number of total hotel room nights occupied as a percentage of the number of total hotel room nights available in the applicable period. Available hotel rooms exclude those rooms out of service during the applicable period.

Food and beverage. Food and beverage revenues increased by 3.3% from HK$763.4 million in the six months ended 30 June 2025 to HK$788.8 million in the six months ended 30 June 2026, primarily due to increase in restaurant covers.

Retail and other. Our retail and other revenues remained relatively flat at HK$548.0 million for the six months ended 30 June 2026, compared to HK$541.5 million in the six months ended 30 June 2025.

Management Discussion and Analysis

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums increased by 17.2% from HK$5.96 billion in the six months ended 30 June 2025 to HK$6.99 billion in the six months ended 30 June 2026. The increase was primarily driven by the increase in casino revenues. WRM is subject to a 35% gaming tax on gross gaming win. In addition, WRM is also required to pay 5% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased by 11.2% from HK$2.20 billion for the six months ended 30 June 2025 to HK$2.45 billion for the six months ended 30 June 2026. The increase included the impact of general salary increment and an increase in the number of full-time equivalent employees.

Other operating expenses. Other operating expenses increased by 7.7% from HK$2.18 billion for the six months ended 30 June 2025 to HK$2.34 billion for the six months ended 30 June 2026. The increase was mainly driven by increases in license fees, cost of sales and provision for credit losses. The provision for credit losses was HK$28.4 million for the six months ended 30 June 2026 as compared to the reversal of provision for credit losses of HK$9.4 million for the six months ended 30 June 2025. The provision balance can fluctuate due to the impact of historical collection patterns and expectations of current and future collection trends, as well as the specific review of customer accounts, on our estimated credit loss for the respective periods.

Depreciation and amortization. Depreciation and amortization increased by 8.0% from HK$1.21 billion for the six months ended 30 June 2025 to HK$1.31 billion for the six months ended 30 June 2026. The increase was primarily due to additional depreciation associated with building improvements, furniture, fixtures and equipment, partially offset by the result of certain assets at both Wynn Macau and Wynn Palace being abandoned and fully depreciated.

Property charges and other. Property charges and other increased by 17.7% from HK$56.6 million in the six months ended 30 June 2025 to HK$66.6 million in the six months ended 30 June 2026. The increase was mainly driven by the increase in losses incurred on contract terminations, partially offset by the decrease in costs related to assets retired or abandoned.

As a result of the foregoing, total operating costs and expenses increased by 13.3%, from HK$11.61 billion for the same period of 2025 to HK$13.16 billion for the same period of 2026.

Management Discussion and Analysis

Finance Revenues

Finance revenues decreased by 9.5% from HK$185.9 million in the six months ended 30 June 2025 to HK$168.3 million in the six months ended 30 June 2026. The decrease was primarily due to the decreases in average cash equivalent and investment balances and average interest rate during the six months ended 30 June 2026 compared to the same period of 2025. Our short-term investment strategy has been to preserve capital while retaining sufficient liquidity. The majority of our cash equivalents were primarily in time deposits and fixed deposits with a maturity of three months or less.

Finance Costs

Finance costs increased by 4.2% from HK$1.42 billion in the six months ended 30 June 2025 to HK$1.48 billion in the six months ended 30 June 2026. The increase was primarily driven by the increase in finance costs as a result of the issuance of the WML 2034 Notes and the exercise of the accordion feature on the WM Cayman II Revolver, partially offset by a decrease in the average interest rate of the WM Cayman II Revolver during the six months ended 30 June 2026 compared to the same period of 2025.

Change in Derivatives Fair Value

We recorded a gain of HK$691.0 million for the six months ended 30 June 2026, from change in derivatives fair value, which includes a gain of HK$239.7 million related to the conversion feature on the WML Convertible Bonds and a gain of HK$451.3 million related to foreign currency swaps. We recorded a loss of HK$177.3 million for the six months ended 30 June 2025, from change in derivatives fair value, which includes a loss of HK$77.2 million related to the conversion feature on the WML Convertible Bonds and a loss of HK$100.1 million related to foreign currency swaps.

Income Tax Expense

Our income tax expense relates to the current tax expense recorded by our subsidiaries owning WRM's shares under the WRM Shareholder Dividend Tax Agreement. In February 2024, WRM renewed its agreement for the period from 1 January 2023 through 31 December 2025 with the Macau government that provides for a payment in lieu of complementary tax on dividend distributions which would otherwise be borne by stockholders of WRM. In January 2026, WRM applied for an extension of this agreement for an additional two years through 31 December 2027. Income tax expense was HK$29.7 million for the six months ended 30 June 2026 and HK$25.3 million for the six months ended 30 June 2025.

Management Discussion and Analysis

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 570.5% from HK$230.6 million for the six months ended 30 June 2025 to HK$1.55 billion for the six months ended 30 June 2026.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

As at 30 June 2026, the Group had total cash and cash equivalents of HK$7.41 billion, short-term investments of HK$4.14 billion, and had access to approximately HK$10.56 billion of available borrowing capacity from the WM Cayman II Revolver. WML generates cash from our Macau Operations and may utilize proceeds from the WM Cayman II Revolver as needed. We expect to use this cash to service our WML Senior Notes, WM Cayman II Revolver, and WML Convertible Bonds, to pay dividends to shareholders of WML, and to fund working capital and capital expenditure requirements at WML and our Macau Operations.

We are constructing the Enclave at Wynn Palace, a 432-key, all-suite hotel tower to be developed adjacent to Wynn Palace's east entrance. The estimated project budget for the Enclave at Wynn Palace is between US$900.0 million and US$950.0 million (approximately between HK$7.00 billion and HK$7.50 billion), inclusive of capitalized interest. Construction is expected to begin in the second half of 2026 and span 2.5 years. Total project capital expenditures for the Enclave at Wynn Palace and other enhancements at our Macau Operations are expected to be between US$350.0 million and US$400.0 million (approximately between HK$2.70 billion and HK$3.20 billion) during 2026 and between US$750.0 million and US$800.0 million (approximately between HK$5.80 billion and HK$6.30 billion) during 2027. Maintenance capital expenditures at our Macau Operations are expected to be between US$70.0 million and US$80.0 million (approximately between HK$540.0 million and HK$630.0 million) during 2026.

WML is a holding company and, as a result, its ability to pay dividends is dependent on WML receiving distributions from its subsidiaries. WML, as guarantor under the WM Cayman II Revolver facility agreement, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied. The WM Cayman II Revolver facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its subsidiaries.

On 16 June 2026, WML paid a cash dividend of HK$0.223 per share for a total of HK$1.17 billion in respect of the year ended 31 December 2025.

Management Discussion and Analysis

For further details of the WML Senior Notes, the WM Cayman II Revolver, and the WML Convertible Bonds, please refer to the subsections headed "WML Senior Notes", "WM Cayman II Revolver", and "WML Convertible Bonds" under the "Indebtedness" section, respectively.

Gearing Ratio

The gearing ratio is a key indicator of our Group's capital structure. The gearing ratio is net debt divided by total capital deficiency plus net debt. The table below presents the calculation of our gearing ratio.

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands, except for percentages)	
Interest-bearing borrowings	**45,184,150**	45,031,523
Accounts payable	**412,747**	532,898
Construction payables and accruals and construction retentions payable	**392,119**	509,621
Other payables and accruals	**4,718,834**	5,536,966
Amounts due to related companies	**89,532**	109,278
Other liabilities	**1,593,784**	2,137,173
Lease liabilities	**128,009**	149,719
Less: cash and cash equivalents	**(7,409,906)**	(7,130,505)
restricted cash and cash equivalents	**(703,249)**	(700,556)
investments	**(4,609,071)**	(5,208,909)
Net debt	**39,796,949**	40,967,208
Deficiency in assets	**(13,061,412)**	(13,499,754)
Total capital deficiency	**(13,061,412)**	(13,499,754)
Capital and net debt	**26,735,537**	27,467,454
Gearing ratio	**148.9%**	149.1%

Management Discussion and Analysis

Cash Flows

The following table presents a summary of the Group's cash flows.

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in millions)	
Net cash generated from operating activities	**3,282.0**	3,373.1
Net cash used in investing activities	**(373.7)**	(860.5)
Net cash used in financing activities	**(2,648.8)**	(2,357.1)
Net increase in cash and cash equivalents	**259.5**	155.5
Cash and cash equivalents at beginning of period	**7,130.5**	11,333.4
Effect of foreign exchange rate changes, net	**19.9**	89.6
Cash and cash equivalents at end of period	**7,409.9**	11,578.5

Net cash generated from operating activities

Our net cash generated from operating activities is primarily driven by changes in our working capital and operating profits generated by our Macau Operations. Net cash generated from operating activities was HK$3.28 billion for the six months ended 30 June 2026, compared to net cash of HK$3.37 billion generated from operating activities for the six months ended 30 June 2025. Operating profit was HK$2.44 billion for the six months ended 30 June 2026, compared to HK$2.02 billion for the six months ended 30 June 2025. The decrease in net cash from operating activities was primarily attributable to the changes in working capital accounts. During the six months ended 30 June 2025, the decrease in net cash from operating activities was primarily due to the decreased operating profit and changes in working capital accounts.

Net cash used in investing activities

Net cash used in investing activities was HK$373.7 million for the six months ended 30 June 2026, compared to net cash of HK$860.5 million used in investing activities for the six months ended 30 June 2025. Net cash used in investing activities for the six months ended 30 June 2026 included HK$1.13 billion of costs primarily related to enhancements at our properties and maintenance capital expenditures, HK$446.3 million in purchase of investments, partially offset by HK$1.10 billion of proceeds from maturity of investments and HK$103.5 million of interest receipts. Net cash used in investing activities for the six months ended 30 June 2025 included HK$1.06 billion of costs related to non-gaming and other related capital projects and maintenance capital expenditures, partially offset by HK$194.9 million of interest receipts.

Management Discussion and Analysis

Net cash used in financing activities

Net cash used in financing activities was HK$2.65 billion during the six months ended 30 June 2026, compared to net cash of HK$2.36 billion used in financing activities during the six months ended 30 June 2025. During the six months ended 30 June 2026, net cash used in financing activities was primarily due to HK$1.21 billion of interest payments, a final dividend payment of HK$1.17 billion made in June 2026, HK$243.0 million payments of financial liability associated with an intangible asset and HK$25.1 million payments for principal and interest components of lease liabilities. During the six months ended 30 June 2025, net cash used in financing activities was primarily due to HK$1.23 billion of interest payments, a final dividend payment of HK$968.6 million made in June 2025, HK$126.3 million payments of financial liability associated with an intangible asset and HK$24.3 million payments for principal and interest components of lease liabilities.

Indebtedness

The following table presents a summary of our indebtedness.

Indebtedness information

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
Bank loans	**8,960,504**	8,946,206
Senior notes	**32,151,563**	31,906,359
Convertible bonds	**4,705,107**	4,669,223
	45,817,174	45,521,788
WML Convertible Bond Conversion Option Derivative	**15,391**	253,587
Unamortized debt financing costs, debt discount and premiums, net	**(648,415)**	(743,852)
Total interest-bearing borrowings	**45,184,150**	45,031,523

Management Discussion and Analysis

WM Cayman II Revolver

On 16 September 2021, WM Cayman II, a wholly-owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders (the "Facility Agreement"), pursuant to which the lenders made available in an aggregate amount of HK$11.71 billion equivalent revolving unsecured credit facility consisting of a U.S. dollar tranche in an amount of US$312.5 million (approximately HK$2.45 billion) and a Hong Kong dollar tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II had the ability to upsize the total WM Cayman II Revolver by an additional US$1.00 billion (approximately HK$7.80 billion) under the facility agreement and related agreements upon the satisfaction of various conditions.

Pursuant to the Facility Agreement, as amended in May 2022, June 2023 and September 2024, the borrowings under the WM Cayman II Revolver bear interest at Term SOFR, plus a credit adjustment spread of 0.10% (with the sum of Term SOFR and such credit adjustment spread being subject to a minimum floor of 0.00%) or HIBOR, in each case, plus a margin of 1.875% to 2.875% per annum based on WM Cayman II's leverage ratio on a consolidated basis. Loans outstanding under the WM Cayman II Revolver have a maturity date of 16 September 2028, or the immediately preceding business day if 16 September 2028 is not a business day.

In July 2025, WM Cayman II increased the borrowing capacity under the WM Cayman II Revolver by an additional aggregate amount of US$1.00 billion equivalent (approximately HK$7.80 billion) through the exercise of the accordion feature under the facility agreement. As a result, the total committed amount of the WM Cayman II Revolver increased to US$2.50 billion equivalent (approximately HK$19.52 billion).

WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied. The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or of its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or gaming concession by the Group. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II measured by voting power. As at 30 June 2026, the Group had approximately HK$10.56 billion in funding available under the WM Cayman II Revolver.

Management Discussion and Analysis

As at 30 June 2026, the Directors confirmed that there was no non-compliance with covenants contained in the WM Cayman II Revolver.

WML Senior Notes

On 20 September 2017, the Company issued the WML 2027 Notes. Interest on the WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The maturity date of the WML 2027 Notes is 1 October 2027. The Company used the net proceeds from the WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes.

On 17 December 2019, the Company issued the WML 2029 Notes. Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and for general corporate purposes.

During 2020, the Company issued the WML 2026 Notes and the WML 2028 Notes. Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and the WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used net proceeds of the WML 2026 Notes and the WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and for general corporate purposes.

In August 2025, the Company issued US$1.00 billion (approximately HK$7.84 billion) 6.750% senior notes due 2034 pursuant to an indenture between the Company and Deutsche Bank Trust Company Americas, as trustee. Interest on the WML 2034 Notes is payable semi-annually in arrears on 15 February and 15 August of each year, beginning on 15 February 2026. The WML 2034 Notes mature on 15 February 2034.

In September 2025, in accordance with the terms and conditions of the WML 2026 Notes indenture, the Company used the net proceeds from the issuance of the WML 2034 Notes, along with cash on hand, to redeem in full the outstanding US$1.00 billion (approximately HK$7.78 billion) aggregate principal amount of WML 2026 Notes at a price equal to 100% of the principal amount.

Management Discussion and Analysis

The WML Senior Notes are WML's general unsecured obligations; rank pari passu in right of payment with all of WML's existing and future senior unsecured indebtedness; rank senior to all of WML's future subordinated indebtedness, if any; are effectively subordinated to all of WML's future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML's subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange.

The WML Senior Notes indentures contain covenants limiting WML's (and certain of its subsidiaries') ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice.

Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes was issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder's WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

Management Discussion and Analysis

If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company's former Chairman and Chief Executive Officer or a related party of the Company's former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company's former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2028 Notes, the WML 2029 Notes and the WML 2034 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors.

WML Convertible Bonds

On 7 March 2023, WML completed an offering (the "Offering") of US$600.0 million (approximately HK$4.71 billion) 4.50% convertible bonds due 2029 (the "WML Convertible Bonds"). The WML Convertible Bonds are governed by a trust deed dated 7 March 2023 (the "Convertible Bonds Trust Deed"), between WML and DB Trustees (Hong Kong) Limited, as trustee. WML, DB Trustees (Hong Kong) Limited, as trustee, and Deutsche Bank Trust Company Americas entered into an agency agreement, appointing Deutsche Bank Trust Company Americas as the principal paying agent, principal conversion agent, transfer agent and registrar in relation to the WML Convertible Bonds. The net proceeds from the Offering, after deduction of commissions and other related expenses, were US$585.9 million (approximately HK$4.60 billion). WML intends to use the net proceeds for general corporate purposes and as of 30 June 2026, the net proceeds had not yet been used. WML expects to use the net proceeds by the end of 2029, which is based on the best estimation of the future market conditions made by the Company. The expected timeline may be subject to change based on the current and future development of market conditions. The WML Convertible Bonds were offered and sold by the joint global coordinators to no fewer than six independent institutional investors.

Management Discussion and Analysis

The WML Convertible Bonds bear interest on their outstanding principal amount from and including 7 March 2023 at the rate of 4.50% per annum, payable semi-annually in arrears on 7 March and 7 September of each year. The WML Convertible Bonds mature on 7 March 2029. At any time on or after 17 April 2023, the WML Convertible Bonds are convertible at the option of the holders thereof into fully paid ordinary shares of WML, each with a nominal value of HK$0.001 per Share, at the initial conversion price of approximately HK$10.24375 per Share, subject to and upon compliance with the terms and conditions of the WML Convertible Bonds (the "Terms and Conditions", and such right, the "Conversion Right"). The conversion price is at the fixed exchange rate of HK$7.8497 per US$1.00, subject to standard adjustments for certain dilutive events as described in the Terms and Conditions. WML has the option upon conversion by a bondholder to pay an amount of cash equivalent described in the Terms and Conditions in order to satisfy such Conversion Right in whole or in part.

As a result of the payment of a final dividend of HK$0.223 per Share in respect of the year ended 31 December 2025 to the Shareholders, the conversion price has been adjusted from HK$9.39194 per Share to HK$9.02275 per Share pursuant to the Terms and Conditions. Assuming full conversion of the WML Convertible Bonds at the adjusted conversion price of approximately HK$9.02275 per Share (subject to further adjustments), the number of Shares convertible from the WML Convertible Bonds increased from approximately 501,474,669 Shares to approximately 521,993,849 Shares. The closing price of the Shares on 2 March 2023 (being the trading date on which the purchase agreement was signed) was HK$8.08 per Share. It would be equally financially advantageous for the holders of the WML Convertible Bonds to convert or redeem the convertible securities based on the implied internal rate of return of the outstanding WML Convertible Bonds, when the Company's Share price approximates the conversion price. As of 30 June 2026, there had been no conversion or redemption of the WML Convertible Bonds.

The following table sets forth the dilutive impact on the then number of issued Shares and respective shareholdings of the substantial shareholders of the Company:

	As of 30 June 2026		Upon full conversion of the WML Convertible Bonds at the conversion price	
Name of shareholder	**Number of Shares**	**Approximate percentage of shareholding**	Number of Shares	Approximate percentage of shareholding
Wynn Resorts, Limited	**3,750,000,000**	**71.22%**	3,750,000,000	64.80%
Other Shareholders	**1,515,347,600**	**28.78%**	1,515,347,600	26.18%
Bondholders	—	—	521,993,849	9.02%
Total	**5,265,347,600**	**100.00%**	5,787,341,449	100.00%

Management Discussion and Analysis

Note:

For further details in relation to the shareholdings of the respective substantial shareholders of the Company, please refer to "Substantial Shareholders' Interests and Short Positions in the Shares and Underlying Shares of the Company" on pages 71 to 72 of this interim report.

To the best of the Directors' knowledge, having made all reasonable enquiries, having considered the financial and liquidity position of the Group, the Directors expect that the Company will be able to meet its redemption obligations under all outstanding WML Convertible Bonds when they become due.

Holders of the WML Convertible Bonds have the option to require WML to redeem all or some of such holders' WML Convertible Bonds (i) on 7 March 2027 at their principal amount together with interest accrued but unpaid to, but excluding, the date fixed for redemption; or (ii) on the Relevant Event Redemption Date (as defined in the Terms and Conditions) at their principal amount together with interest accrued but unpaid to, but excluding, such date, following the occurrence of (a) when the Shares cease to be listed or admitted to trading or are suspended from trading for a period equal to or exceeding 10 consecutive trading days on the Hong Kong Stock Exchange, or if applicable, the alternative stock exchange, (b) when there is a Change of Control (as defined in the Terms and Conditions), or (c) when less than 25% of WML's total number of issued Shares are held by the public (as interpreted under Rule 8.24 of the Listing Rules on the Hong Kong Stock Exchange).

The WML Convertible Bonds may also be redeemed at the option of WML under certain circumstances specified in the Terms and Conditions, in whole, but not in part, at any time after 7 March 2027, but prior to 7 March 2029, upon giving notice to the bondholders in accordance with the Terms and Conditions. The WML Convertible Bonds constitute direct, unsubordinated, unconditional and, subject to the Terms and Conditions, unsecured obligations of WML and rank pari passu and without any preference or priority among themselves. The Shares to be issued upon exercise of the Conversion Right will be fully-paid and will in all respects rank pari passu with the fully-paid Shares in issue on the relevant registration date set forth in the Terms and Conditions.

The Convertible Bonds Trust Deed contains covenants limiting WML's and all of its subsidiaries' ability to, among other things, create, permit to subsist or arise or have outstanding any mortgage, charge, pledge, lien or other encumbrance or certain security interest; consolidate or merge with or into another company; and sell, assign, transfer, convey or otherwise dispose of all or substantially all of its and its subsidiaries' properties or assets, with certain exceptions. The Convertible Bonds Trust Deed also contains customary events of default.

Management Discussion and Analysis

MACAU LAND CONCESSION

In July 2026, Palo and WRM accepted the terms and conditions of an amended and restated land concession contract from the Macau government (the "Amended Land Concession Contract"). The Amended Land Concession Contract permits Palo and WRM to expand Wynn Palace to develop a new five-star hotel, a theater and an event and entertainment center on the Cotai Land (the "Expanded Resort"). The Macau government has allocated Palo a maximum of 60 months from the date of publication of the Amended Land Concession Contract to complete development of the Expanded Resort on the Cotai Land. As acceptance of the conditions of the Amended Land Concession Contract, Palo paid an additional land premium of MOP652.3 million (approximately HK$633.3 million) as a one-time lump sum payment. Palo is also required to pay an additional annual rent to the Macau government. For additional information, refer to note 17 to the Interim Financial Information.

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities, nor do we engage in any transactions involving derivatives save for the WML Convertible Bond Conversion Option Derivative and the foreign currency swaps. For further details, see the section headed "Management Discussion and Analysis — Liquidity and Capital Resources — Indebtedness — WML Convertible Bonds" of this interim report and note 16 to the Interim Financial Information. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from cash generated from operations, cash on hand and available WM Cayman II Revolver borrowing capacity. However, we cannot be sure that operating cash flows will be sufficient for those purposes. We may refinance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to refinance any of the indebtedness on acceptable terms or at all.

New business developments or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional financing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and refinements to our resorts. We have incurred and will continue to incur capital expenditures related to these enhancements and refinements.

Taking into consideration our financial resources, including our cash and cash equivalents, short-term investments, availability under our credit facilities and internally generated funds, we believe that we have sufficient liquid assets to meet our current and anticipated working capital and operating requirements.

Management Discussion and Analysis

RELATED PARTY TRANSACTIONS

Except for the share-based payment expenses incurred with WRL, the related party transactions during the six months ended 30 June 2026 as disclosed under note 19 to the Interim Financial Information constituted continuing connected transactions of the Company under Chapter 14A of the Listing Rules. Our Directors have confirmed that all related party transactions have complied with the requirements under Chapter 14A of the Listing Rules, and have been conducted on normal commercial terms, and that their terms are fair and reasonable.

RESORT MARKETING SERVICES AGREEMENTS

On 30 June 2026, each of the Company and WRM entered into the resort marketing services agreements with Wynn Marketing (Portugal), pursuant to which Wynn Marketing (Portugal) is engaged by the Group to provide, directly and through its authorized agents, marketing services to the Group. Wynn Marketing (Portugal) is also engaged to provide certain non-Macau residents based in or to be based in Macau to the Group through secondment arrangements ("Foreign Resident Staff").

WRL is the controlling Shareholder and a connected person of the Company under the Listing Rules by virtue of it being the indirect holding company of WM Cayman Holdings Limited I. As at the date of this interim report, WM Cayman Holdings Limited I owns approximately 72% of the issued share capital of the Company. Wynn Marketing (Portugal) is a wholly-owned subsidiary of WRL and is therefore a connected person of the Company under the Listing Rules. Therefore, the transactions with Wynn Marketing (Portugal) under the resort marketing services agreements are continuing connected transactions of the Company.

Nature and purpose of transaction. Wynn Marketing (Portugal) is engaged by the Group to provide, directly and through its authorized agents, marketing services to the Group. These services include the development, implementation and operation of an international promotional and marketing plan for the Group's casino resorts. The marketing services provided by Wynn Marketing (Portugal) benefit the Group because marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the "WYNN" brand name ensure that a consistent image and style is and will be adopted globally.

Wynn Marketing (Portugal) is also engaged to provide Foreign Resident Staff to the Group through secondment arrangements. The secondment arrangements were put in place to ensure that each Foreign Resident Staff is, in addition to the provision of his or her services to the Group, employed by an appropriate entity in order to allow such person to continue to enjoy certain benefits relating to pension, personal income tax and health and life insurance. The secondment arrangements provide the Group with the ability to attract and benefit from the services of Foreign Resident Staff in the future.

Management Discussion and Analysis

Pricing. Wynn Marketing (Portugal) is reimbursed for the cost of secondment (including salaries and benefits of the seconded employees) as well as for its marketing services, and is entitled to receive a service fee of 5% of the aggregate costs and expenses incurred by Wynn Marketing (Portugal) in the performance of such roles. The 5% profit rate is determined after arm's length negotiation between the parties on the principle of cost plus a fair and reasonable profit rate, by reference to (i) the rates for similar services provided by independent third parties and (ii) the margins of historical transactions of a similar nature between the Group and independent parties.

Term. The term of the resort marketing services agreements commenced on 30 June 2026 and will expire on 31 December 2026. Unless otherwise terminated in accordance with the provisions therein, the resort marketing services agreements will be automatically renewed for a three-year term (or such other period as may be permitted under the Listing Rules) subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements.

Annual Cap. Since both the Marketing and Secondment Services Agreements and the resort marketing services agreements relate to substantially similar scope of services, the transactions contemplated under the Marketing and Secondment Services Agreements and the resort marketing services agreements shall be aggregated as if they were one transaction.

The combined monetary annual cap for the amount payable by the Group under the Marketing and Secondment Services Agreements and the resort marketing services agreements for the year ending 31 December 2026 will be approximately HK$167.6 million (approximately US$21.5 million).

For details, please refer to the announcement of the Company dated 30 June 2026.

The Directors confirm that the Company has complied with the requirements of Chapter 14A of the Listing Rules in respect of the continuing connected transactions in relation to the resort marketing services agreements and the transactions contemplated thereunder.

Management Discussion and Analysis

MATERIAL RISK FACTORS

There are certain risks and uncertainties involved in our operations, some of which are beyond our control. Set forth below are the material risk factors involved in our operations, which have been broadly categorized into: (i) risks related to our business; (ii) risks associated with our operations in Macau; and (iii) risks related to our indebtedness. Additional risks and uncertainties not currently known to us or that we currently consider to be immaterial may also have a material adverse impact on our business, financial condition, results of operations and cash flows.

Risks Related to our Business

Our business is particularly sensitive to reductions in discretionary consumer spending, and a negative macroeconomic environment, including an economic downturn or recession, could adversely impact our business, results of operations, financial condition and cash flows.

Our financial results are affected by the global and regional economies in which we have operations. Consumer demand for hotels, casino resorts, trade shows, conventions and the type of luxury amenities that we offer is particularly sensitive to downturns or perceived downturns in the economies in which we operate, which could harm consumer confidence in the economy and adversely affect discretionary spending. Because a significant number of our customers come from mainland China, Hong Kong and Taiwan, the economic condition of Macau and its surrounding region, in particular, affects the gaming industry in Macau and our Macau Operations. As a result, changes in discretionary spending or consumer preferences brought about by factors such as perceived or actual negative general economic conditions, perceived or actual changes in disposable consumer income and wealth, inflationary pressures, economic recession, or changes in consumer confidence could reduce customer demand for the luxury amenities and leisure activities we offer and may negatively impact our results of operations.

In the past, negative macroeconomic conditions, such as inflationary pressures, relatively low levels of unemployment, and increases in interest rates, caused decreases in consumer discretionary spending and disruption and volatility within the capital markets. Although these conditions have improved, the global economy is experiencing a slower recovery. In addition, lingering inflationary pressures, elevated interest rates (as compared to 2021 and the years prior to that) and ongoing geopolitical tensions, including a volatile global trade policy, remain significant risks to ongoing economic recovery and may present fiscal and monetary policy uncertainty or changes in such policy that could have a negative impact on consumer discretionary spending. As a result, our gaming revenues, financial condition, results of operations and cash flows could be adversely affected by a delay or stall in any economic recovery or, an economic slowdown or recession in the global economy, or perception that any of these events may occur.

Management Discussion and Analysis

We are subject to Macau laws and regulations. The cost of compliance or failure to comply with such regulations and authorities could have a negative effect on our business.

The operations of our resorts are contingent upon us maintaining all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations pursuant to Macau laws and regulations. The laws, regulations and ordinances requiring these licenses, permits and other approvals generally relate to the responsibility, financial stability and character of the owners and managers of the gaming operations, as well as persons financially interested or involved in gaming operations.

WRM and its directors, key employees, managing companies and shareholders who own 5% or more of WRM's shares must be found suitable and are subject to the continuous monitoring and supervision of the Macau government for the term of the Gaming Concession Contract to ensure that they are suitable to conduct a gaming business in Macau. The objectives of the Macau government's supervision are to preserve the conduct of gaming in Macau in a fair and honest manner and to safeguard and protect the interests of Macau in receiving taxes from the operation of casinos in the jurisdiction.

Our activities are also subject to administrative review and approval by various agencies of the Macau government, including DICJ, Health Bureau, Labour Affairs Bureau, Land and Urban Construction Bureau, Transport Affairs Bureau, Fire Services Bureau, Financial Services Bureau (including the Tax Department), Monetary Authority of Macau, Financial Intelligence Office and Macau Government Tourism Office. We cannot assure you that we will be able to maintain all necessary approvals and licenses, and our failure to do so may materially affect our business and operations.

Failure to comply with the terms of the Gaming Concession Contract and adapt to the regulatory and gaming requirements in Macau could result in the rescission of the Gaming Concession Contract or otherwise negatively affect our operations in Macau. Developments in the regulation of the gaming industry could significantly increase our costs, which could adversely affect our business.

Moreover, we are a subsidiary of WRL and therefore are subject to the risk that U.S. regulators may not permit us to conduct operations in Macau in a manner consistent with the way in which we intend, or the applicable U.S. gaming authorities require us, to conduct our operations in the U.S.

Management Discussion and Analysis

Demand for our products and services may be negatively impacted by geopolitical tensions, visa and travel restrictions or difficulties, restrictions on international money transfers and other policies or campaigns implemented by regional governments.

Geopolitical tensions, notably with respect to international trade, including the imposition or threatened imposition of increased tariffs and company and industry specific restrictions, in addition to changes in national security policies and other similar and geopolitical events, could cause economic disruption and adversely impact our business and results of operations. Various types of restrictions and sanctions have been placed by government agencies on targeted industries and companies which could potentially negatively impact the intended subject as well as other companies and persons sharing a common country of operations. These types of events have also caused significant volatility in the regional economies in which these restrictions and sanctions are imposed which may negatively impact discretionary consumer spending, disposable consumer income and wealth or changes in consumer confidence, and in turn, demand for our products and services, or worsen or exacerbate the impact of current negative macroeconomic conditions on our business and results of operations, as further described above.

In addition, policies adopted from time to time by governments, including any visa and travel restrictions or difficulties faced by our customers such as restrictions on exit visas for travelers requiring them or restrictions on visitor entry visas for the jurisdictions in which we operate, have and may in the future decrease the number of visitors to our properties from those affected places, including from mainland China, Hong Kong and Taiwan. It is not known when, or if, policies restricting visitation by mainland China citizens will be put in place and such policies may be adjusted, without notice, in the future. Furthermore, anti-corruption campaigns may influence the behavior of certain of our customers and their spending patterns. Such campaigns, as well as monetary outflow policies, have specifically led to tighter monetary transfer regulations in a number of areas. These policies may affect and impact the number of visitors to our properties and the amount of money they are willing to spend on our products and services. The overall effect of these campaigns and monetary transfer restrictions may negatively affect our revenues, results of operations and cash flows.

Investigations, litigation and other disputes could distract management, damage our reputation and result in negative publicity and additional scrutiny from regulators.

We are subject to various investigations, litigation and other disputes related to our operations. These and any additional such matters that may arise in the future, even if routine, are expensive and divert management's attention from the operations of our businesses. In addition, improper conduct by our employees, agents or gaming promoters could damage our reputation and/or lead to litigation or legal proceedings that could result in civil or criminal penalties, including substantial monetary fines. In certain circumstances, it may not be economical to defend against such matters and/or our legal strategy may not ultimately result in us prevailing in a matter. Investigations, litigation and other disputes have in the past, and may in the future, lead to additional scrutiny from regulators, which could lead to investigations relating to, and possibly a negative impact on, the Group's gaming licenses and the Group's ability to bid successfully for new gaming market opportunities. In addition, publicity from these matters has, or in the future, could negatively impact our business, reputation and competitive position and reduce investor demand for our shares and negatively impact the trading prices of our shares.

Management Discussion and Analysis

We depend on the continued services of key managers and employees. If we do not retain our key personnel or attract and retain other highly skilled employees, our business will suffer.

Our ability to maintain our competitive position is dependent to a large degree on the services of our senior management team. Our success depends upon our ability to attract, hire, and retain qualified operating, marketing, financial, and technical personnel in the future. We rely on the continued services of key managers and an adequate number of qualified employees to achieve our goals and to deliver our high service standards. There is intense competition for labor resources in Macau due to the limited supply of local-Macau labor and imported-labor restrictions and quotas. Competition in Macau for key managers and qualified employees is further exacerbated by the labor needs of large-scale resorts that have recently opened or are expected to open in the future and other opportunities for local-Macau labor. If we are unable to obtain, attract, retain and train key managers and an adequate number of qualified employees, and obtain any required visas or work permits for our staff, our ability to adequately manage and staff our operations and development projects could be impaired, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. The loss of key management and operating personnel would likely have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our business is particularly sensitive to the willingness of our customers to travel to and spend time at our resorts. Acts or the threat of acts of terrorism, outbreak of infectious disease, regional political events and developments in certain countries could cause severe disruptions in air and other travel and may otherwise negatively impact tourists' willingness to visit our resorts. Such events or developments have in the past and may in the future reduce the number of visitors to our facilities and have a material adverse effect on our business and financial condition, results of operations or cash flows.

We are dependent on the willingness of our customers to travel. Most of our revenue is from customers who travel to our properties. Acts of terrorism or concerns over the possibility of such acts have in the past disrupted, and may again severely disrupt, domestic and international travel, which has resulted, and could in the future result, in a decrease in customer visits to our properties. Regional conflicts could have a similar effect on domestic and international travel. Disruptions in air or other forms of travel as a result of any terrorist act, outbreak of hostilities, escalation of war or worldwide infectious disease outbreak have had, and could in the future have, a material and adverse effect on our business and financial condition, results of operations and cash flows.

In addition, governmental action and uncertainty resulting from global political trends and policies of major global economies, including potential barriers and restrictions to travel, trade and immigration, have reduced demand for our hospitality products and services, and reduce visitation to our resorts.

Management Discussion and Analysis

Our continued success depends on our ability to maintain the reputation of our resorts.

Our strategy and integrated resort business model rely on positive perceptions of our resorts and the level of service we provide. Any deterioration in our reputation could have a material adverse effect on our business, results of operations and cash flows. Our reputation could be negatively impacted by our failure to deliver the superior design and customer service for which we are known or by events that are beyond our control. Our reputation may also suffer as a result of negative publicity regarding the Company or our resorts, including as a result of social media reports, regardless of the accuracy of such publicity. The continued expansion of media and social media formats has compounded the potential scope of negative publicity and has made it more difficult to control and effectively manage negative publicity.

We are entirely dependent on a limited number of resorts for all of our cash flow, which subjects us to greater risks than a gaming company with more operating properties.

We are currently entirely dependent upon our Macau Operations for all of our operating cash flow. As a result, we are subject to a greater degree of risk than a gaming company with more operating properties or greater geographic diversification. The risks to which we have a greater degree of exposure include the following:

- changes in local economic and competitive conditions;
- changes in local governmental laws and regulations, or interpretations thereof, including gaming laws and regulations, anti-smoking legislation and travel and visa policies;
- extensive regulation of our business and the cost of compliance or failure to comply with applicable laws and regulations;
- restrictions or conditions on visitation by citizens of mainland China, Hong Kong or Taiwan to Macau and certain initiatives impacting applicable visa issuance for prospective travelers to Macau in place from time to time;
- increased government oversight with respect to cross-border financial transactions;
- disruptions caused by, and the impact on regional demand for casino resorts and inbound tourism and the travel and leisure industry more generally from, events outside of our control, including an outbreak of an infectious disease, public incidents of violence, riots, demonstrations, extreme weather patterns or natural disasters, military conflicts, civil unrest, and any future security alerts or terrorist attacks in Macau and nearby regions;
- shortages of skilled and unskilled labor affecting construction, development and/or operations;

Management Discussion and Analysis

- an increase in the cost of maintaining our properties;
- a decline in the number of visitors to Macau; and
- a decrease in gaming and non-casino activities at our resorts.

Certain of these factors or events, such as severe storms and infectious diseases, have in the past negatively affected our results of operations, and any of these factors or events may in the future negatively affect our results of operations and our ability to generate sufficient cash flow to make payments or maintain our covenants with respect to our debt.

We are a parent company and our primary source of cash is and will be distributions from our subsidiaries.

The Company is a holding company and our main operating subsidiary, WRM, owns, directly or indirectly, and operates the destination casino resorts "Wynn Palace" in the Cotai area of Macau and "Wynn Macau" on the Macau peninsula. Accordingly, our primary sources of cash are dividends and distributions with respect to our ownership interests in our subsidiaries that are derived from the earnings and cash flow generated by our operating properties. Our subsidiaries might not generate sufficient earnings and cash flow to pay dividends or distributions in the future.

Our authorized casino operating areas, hotel, convention and other facilities and offerings face intense competition, which may increase in the future.

The casino resort and hotel industry is highly competitive. Since the liberalization of Macau's gaming industry in 2002, there has been a significant increase in the number of casino properties in Macau. There are six gaming operators in Macau, including WRM. The six concessionaires are WRM, SJM, Galaxy, Melco, MGM Macau, and Venetian Macau. As at 30 June 2026, there were 20 casinos in Macau. Each of the six current operators has operational casinos and several have expansion plans underway. If the Macau government were to allow additional competitors to operate in Macau, we would face additional competition, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. Several of the current concessionaires have opened facilities in the Cotai area over the past few years, which has significantly increased gaming and non-gaming offerings in Macau, with continued development in the near future.

Wynn Palace and Wynn Macau face competition from casinos throughout the world, including Singapore, South Korea, the Philippines, Malaysia, Vietnam, Cambodia, Australia, Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Additionally, certain other Asian countries and regions have legalized or in the future may legalize gaming, such as Japan, Taiwan and Thailand, which could further increase competition for our business. Increased competition could result in a loss of customers, which may negatively affect our cash flows and results of operations.

Management Discussion and Analysis

Our business depends upon premium customers for a certain portion of our gaming revenue. We often extend credit, and we may not be able to collect gaming receivables from our credit players or credit play may decrease.

Although the law in Macau permits casino operators to extend credit to gaming customers, our Macau Operations may not be able to collect all of its gaming receivables from its credit players. We expect that our Macau Operations will be able to enforce these obligations only in a limited number of jurisdictions, including Macau. To the extent our gaming customers are visitors from other jurisdictions, we may not have access to a forum in which we will be able to collect all of our gaming receivables because, among other reasons, courts of many jurisdictions do not enforce gaming debts and we may encounter forums that will refuse to enforce such debts. Our inability to collect gaming debts could have a significant negative impact on our financial condition and results of operations.

Currently, the gaming tax in Macau is calculated as a percentage of gross gaming revenue, including the face value of credit instruments issued. The gross gaming revenues calculation in Macau does not include deductions for uncollectible gaming debts. As a result, if we extend credit to our customers in Macau and are unable to collect on the related receivables from them, we remain obligated to pay taxes on our winnings from these customers regardless of whether we collect on the credit instrument.

Any violation of applicable anti-money laundering laws and regulations, the Foreign Corrupt Practices Act ("FCPA") and other anti-corruption laws, or resulting sanctions and penalties could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

We deal with significant amounts of cash in our operations and are subject to various jurisdictions' reporting and anti-money laundering laws and regulations. Macau governmental authorities focus heavily on the gaming industry and compliance with anti-money laundering laws and regulations. From time to time, the Company receives governmental and regulatory inquiries about compliance with such laws and regulations. The Company cooperates with all such inquiries. Any violation of anti-money laundering laws or regulations could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

Further, as a subsidiary of WRL, we are subject to regulations imposed by the FCPA and other anti-corruption laws that generally prohibit U.S. companies and their intermediaries from offering, promising, authorizing or making improper payments to foreign government officials for the purpose of obtaining or retaining business. Violations of the FCPA and other anti-corruption laws may result in severe criminal and civil sanctions as well as other penalties, and the SEC and U.S. Department of Justice have increased their enforcement activities with respect to such laws and regulations. The Office of Foreign Assets Control and the U.S. Department of Commerce administer and enforce economic and trade sanctions based on U.S. foreign policy and national security goals against targeted foreign states, organizations, and individuals. Failure to comply with these laws and regulations could increase our cost of operations, reduce our profits, or otherwise adversely affect our business, financial condition, and results of operations.

Management Discussion and Analysis

Internal control policies and procedures and employee training and compliance programs that we have implemented to deter prohibited practices may not be effective in prohibiting our and our affiliates' directors, employees, contractors or agents from violating or circumventing our policies and the law. If we or our affiliates, or either of our respective directors, employees or agents fail to comply with applicable laws or Company policies governing our operations, the Company has, in the past, and may, in the future, face investigations, prosecutions and other legal proceedings and actions, which could result in civil penalties, administrative remedies and criminal sanctions. Any such future government investigations, prosecutions or other legal proceedings or actions could adversely affect our business, performance, prospects, value, financial condition, and results of operations.

Adverse incidents or adverse publicity concerning our resorts or our corporate responsibilities could harm our brand and reputation and negatively impact our financial results.

Our reputation and the value of our brand, including the perception held by our customers, business partners, other key stakeholders and the communities in which we do business, are important assets. Our business faces increasing scrutiny related to environmental, social and governance activities, and risk of damage to our reputation and the value of our brands if we fail to act responsibly in a number of areas, such as diversity and inclusion, environmental stewardship, supply chain management, sustainability, workplace conduct, human rights, philanthropy, and support for local communities. Any harm to our reputation could have a material adverse effect on our business, results of operations, and cash flows.

Compliance with evolving laws and regulations, and the interpretations thereof, is expensive and results in compliance risks.

Evolving laws and regulations create uncertainty for gaming companies. These evolving laws and regulations are subject to varying interpretations in many cases due to their complexity, ambiguity and/or lack of guidance. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. In addition, public companies, financial institutions, the gaming industry and casinos are highly regulated, and compliance with such regulations is costly and subjects us to liability if we are not, or are perceived to not be, compliant. This could result in continuing uncertainty and higher costs regarding compliance matters. Due to our commitment to maintain high standards of compliance with laws and public disclosure, our efforts to comply with evolving laws, regulations and standards have resulted in and are likely to continue to result in increased general and administrative expense.

Management Discussion and Analysis

We are subject to taxation by various governments and agencies. The rate of taxation could change.

We are subject to taxation by various governments and agencies. Changes in the laws and regulations related to taxation, including changes in the rates of taxation, the amount of taxes we owe and the time when income is subject to taxation, failure to renew our Macau dividend agreement and Macau income tax exemption on gaming profits and the imposition of foreign withholding taxes could change our overall effective rate of taxation.

System failure, information leakage and the cost of maintaining sufficient cybersecurity could adversely affect our business.

We rely on information technology and other systems (including those maintained by third parties with whom we contract to provide data services) to maintain and transmit large volumes of customer financial information, credit card settlements, credit card funds transmissions, mailing lists, reservation information, and other personally identifiable information. We also maintain important internal company data such as personally identifiable information about our employees and information relating to our operations. The systems and processes we have implemented to protect customers, employees and company information are subject to the ever-changing risk of compromised security. Attempts by others to gain unauthorized access to information technology and other systems and the data contained therein are becoming increasingly sophisticated and difficult to anticipate and prevent. The rapid evolution of artificial intelligence has increased the complexity and frequency of such attempts. As a result, we face cybersecurity risks including cyber and physical security breaches, system failure, phishing attacks, computer viruses, worms, ransomware, malicious software programs and negligent or intentional misuse by customers, company employees, or employees of our third-party information system service providers. The steps we take to deter, detect, and mitigate these risks may not be successful. Cybercriminals, including hackers and those working in the capacity of state actors or on behalf of a cybercrime group, may circumvent security measures, and our insurance coverage for protecting against claims, liability and damages caused by cybersecurity risks and incidents, including those related to third-party information system service providers, may not be sufficient. Our third-party information system service providers face risks relating to cybersecurity similar to ours, and we do not directly control any of such parties' information security operations.

Management Discussion and Analysis

Despite the security measures we currently have in place, our facilities and systems and those of our third-party information system service providers may be vulnerable to security breaches, acts of vandalism, phishing attacks, computer viruses, worms, ransomware, malicious software programs, misplaced or lost data, programming or human errors and other events. Cyber-attacks are becoming increasingly more difficult to anticipate, prevent and detect due to their rapidly evolving nature and, as a result, the technology we use to protect our systems from being breached or compromised could become outdated due to advances in computer capabilities or other technological developments.

We have experienced data security incidents in the past, and expect to experience additional incidents in the future; however, to date no such incidents have been material to our business, operating results, or financial condition. Any future perceived or actual electronic or physical security breach involving the misappropriation, loss, or other unauthorized disclosure of confidential or personally identifiable information, including penetration of our network security, whether by us or by a third party information system service provider, could disrupt our business, damage our reputation and our relationships with our customers or employees, expose us to risks of litigation, significant fines and penalties and liability, result in the deterioration of our customers' and employees' confidence in us, and adversely affect our business, results of operations and financial condition. Since we do not control third-party information system service providers and cannot guarantee that no electronic or physical computer break-ins and security breaches will occur in the future, any perceived or actual unauthorized disclosure of personally identifiable information regarding our employees, customers or website visitors could harm our reputation and credibility and reduce our ability to attract and retain employees and customers. As these threats develop and grow, we may find it necessary to make significant further investments to protect data and our infrastructure, including the implementation of new computer systems or upgrades to existing systems, deployment of additional personnel and protection-related technologies, engagement of third-party consultants, and training of employees. The future occurrence of any of the cyber incidents described above could have a material adverse effect on our business, results of operations and cash flows.

Management Discussion and Analysis

Our business could suffer if there is any misappropriation of confidential or personally identifiable information gathered, stored or used by us.

Our business uses and transmits large volumes of employee and customer data, including credit card numbers and other personal information in various information systems that we maintain in areas such as human resources outsourcing, website hosting, and various forms of electronic communications. Our customers and employees have a high expectation that we will adequately protect their personal information. Our collection and use of personal data are governed by privacy laws and regulations, and privacy law is an area that changes often and varies significantly by jurisdiction. In addition to governmental regulations, there are credit card industry standards or other applicable data security standards we must comply with as well. Compliance with applicable privacy regulations may increase our operating costs and/or adversely impact our ability to market our products, properties and services to our guests. In addition, non-compliance with applicable privacy regulations by us (or in some circumstances non-compliance by third parties engaged by us) or a breach of security on systems storing our data may result in damage of reputation and/or subject us to fines, payment of damages, lawsuits or restrictions on our use or transfer of data. Any misappropriation of confidential or personally identifiable information gathered, stored or used by us, be it intentional or accidental, could have a material impact on the operation of our business, including severely damaging our reputation and our relationships with our customers, employees and investors.

Our business could suffer if our computer systems and websites are disrupted or cease to operate effectively.

We are dependent on our computer systems to record and process transactions and manage and operate our business, including processing payments, accounting for and reporting financial results, and managing our employees and employee benefit programs. Given the complexity of our business, it is imperative that we maintain uninterrupted operation of our computer hardware and software systems. Despite our preventative efforts, our systems are vulnerable to damage or interruption from, among other things, security breaches, computer viruses, technical malfunctions, inadequate system capacity, power outages, natural disasters, and usage errors by our employees or third-party consultants. If our information technology systems become damaged or otherwise cease to function properly, we may have to make significant investments to repair or replace them. Additionally, confidential or sensitive data related to our customers or employees could be lost or compromised. Any material disruptions in our information technology systems could have a material adverse effect on our business, results of operations, and financial condition.

Management Discussion and Analysis

Win rates for our gaming operations depend on a variety of factors, some of which are beyond our control.

The gaming industry is characterized by an element of chance. Win rates are also affected by other factors, including players' skill and experience, the mix of games played, the financial resources of players, the spread of table limits, the volume of bets played, the amount of time played and undiscovered acts of fraud or cheating. In addition, premium gaming is more volatile than other forms of gaming, and variances in win-loss results attributable to high-end gaming may have a positive or negative impact on cash flow and earnings in a particular quarter. Our gross gaming revenues are mainly derived from the difference between our casino winnings and the casino winnings of our gaming customers. Since there is an inherent element of chance in the gaming industry, we do not have full control over our winnings or the winnings of our gaming customers.

Acts of fraud or cheating through the use of counterfeit chips, covert schemes and other tactics, possibly in collusion with our employees, may be attempted or committed by our gaming customers with the aim of increasing their winnings. Our gaming customers, visitors and employees may also commit crimes such as theft in order to obtain chips not belonging to them. We have taken measures to safeguard our interests including the implementation of systems, processes and technologies to mitigate against these risks, extensive employee training, surveillance, security and investigation operations and adoption of appropriate security features on our chips such as embedded radio frequency identification tags. Despite our efforts, we may not be successful in preventing or detecting such culpable behavior and schemes in a timely manner and the relevant insurance we have obtained may not be sufficient to cover our losses depending on the incident, which could result in losses to our gaming operations and generate negative publicity, both of which could have an adverse effect on our reputation, business, results of operations and cash flows.

Our business may be adversely affected by fraudulent websites.

There has been a substantial increase in the international operation of fraudulent online gambling and investment websites attempting to scam and defraud members of the public. These fraudulent websites mainly target mainland China citizens and often falsely represent affiliates of one or more Macau casinos and even the Macau government. These fraudulent websites can appear highly professional and will often feature false statements on their websites in an attempt to pass off as a legitimate business or purport to be in association with, or be accredited by, a legitimate business or governmental authority. Such websites may also wrongfully display logos and trademarks owned by legitimate businesses or governmental authorities, or use deceptively similar logos and imagery, to appear legitimate. We do not offer online gambling or investment accounts of any kind. Websites offering these or similar activities and opportunities that use our names, such as "Wynn Resorts (Macau) S.A.", "Wynn"-related trademarks, including our marks for "Wynn Palace" and "Wynn Macau", or similar names or images in likeness to ours, are doing so without our authorization and possibly unlawfully and with criminal intent. The Group is not responsible for the contents of such websites.

Management Discussion and Analysis

If our efforts to cause these sites to be shut down through civil action and by reporting these sites to the appropriate authorities (where applicable, including for possible criminal prosecution) are unsuccessful or not timely completed, these unauthorized activities may continue and harm our reputation and negatively affect our business. Efforts we take to acquire and protect our intellectual property rights against unauthorized use throughout the world, may be costly and may not be successful in protecting and preserving the status and value of our intellectual property assets.

To report fraudulent websites or e-mails purportedly connected to the Group, please e-mail inquiries@wynnmacau.com.

If a third party successfully challenges our ownership of, or right to use, the Wynn-related trademarks and/or service marks, our business or results of operations could be harmed.

We have licensed the right to use certain "WYNN"-related trademarks and service marks from Wynn NKH, LLC, a wholly-owned subsidiary of Wynn Resorts, Limited. Our intellectual property assets, especially the logo version of "WYNN," are among our most valuable assets. Pursuant to the licensing arrangement, WRM licenses the right to use the "WYNN" trademark in connection with WRM's operation of hotel casinos in Macau in return for a monthly royalty payment. The licensing arrangement is not a fixed term arrangement; it is terminable on the occurrence of certain events, including if the WRL Group loses its rights in the "WYNN" mark, or if Wynn Resorts, Limited ceases to hold more than a 50% voting interest in WRM. If the existing licensing arrangement were terminated and we fail to enter into new arrangements with the WRL Group in respect of the "WYNN" mark, we would lose our rights to use the "WYNN" brand name, and "WYNN" trademarks and domain names. The loss of our ability to use these "WYNN"-related marks could cause severe disruption to our business and have an adverse effect on our business, financial condition and results of operations.

The WRL Group has filed applications with the United States Patent and Trademark Office (the "PTO") and trademark registries including registries in Macau, mainland China, Hong Kong, Singapore, Taiwan, Japan, the United Arab Emirates, certain European countries and various other jurisdictions throughout the world, to register a variety of "WYNN"-related trademarks and service marks in connection with a variety of goods and services.

If a third party successfully challenges our ownership of, or right to use, the "WYNN"-related trademarks and service marks, our business or results of operations could be harmed. We also are exposed to the risk that third parties may use "WYNN"-related trademarks without authorization.

Furthermore, due to the increased use of technology in computerized gaming machines and in business operations generally, other forms of intellectual property rights (such as patents and copyrights) are becoming increasingly relevant. It is possible that, in the future, third parties might assert superior intellectual property rights or allege that their intellectual property rights cover some aspect of our operations. The defense of such allegations may result in substantial expenses, and, if such claims are successfully prosecuted, may have a material impact on our business.

Management Discussion and Analysis

Risks associated with our operations in Macau

Our Macau Operations may be affected by adverse political and economic conditions.

Our Macau Operations are subject to significant political, economic and social risks inherent in doing business in an emerging market. The future success of our Macau Operations depends on political and economic conditions in Macau and mainland China. For example, fiscal decline, international relations, and civil, domestic or international unrest in the region could significantly harm our business, not only by reducing customer demand for casino resorts, but also by increasing the risk of imposition of taxes and exchange controls or other governmental restrictions, laws or regulations that might impede our Macau Operations or our ability to repatriate funds.

The smoking control legislation in Macau could have an adverse effect on our business, financial condition, results of operations and cash flows.

Under the Macau Smoking Prevention and Tobacco Control Law, as of 1 January 2019, smoking on casino premises is only permitted in authorized segregated smoking lounges with no gaming activities and such smoking lounges are required to comply with the conditions set out in the regulations. The existing smoking legislation, and any smoking legislation intended to fully ban all smoking in casinos, may deter potential gaming customers who are smokers from frequenting casinos in Macau, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Extreme weather conditions may have an adverse impact on our Macau Operations.

Macau's subtropical climate and location on the South China Sea are subject to extreme weather conditions including typhoons and heavy rainstorms, such as Typhoon Ragasa in 2025, Typhoon Mangkhut in 2018 and Typhoon Hato in 2017. Unfavorable weather conditions could negatively affect the profitability of our resorts and prevent or discourage guests from traveling to Macau. Any flooding, unscheduled interruption in the technology or transportation services or interruption in the supply of public utilities may lead to a shutdown of our properties. The occurrence and timing of such events cannot be predicted or controlled by us and may have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Management Discussion and Analysis

If our Macau Operations fail to comply with the Gaming Concession Contract, or applicable Macau laws and administrative regulations, the Macau government may rescind our concession without compensation to us, which would have a material adverse effect on our business and financial condition.

Pursuant to the Gaming Concession Contract and the laws and administrative regulations, the Macau government may rescind the gaming concession if WRM fails to fulfill its obligations, including in the circumstances of (i) endangerment to the national security of mainland China or Macau, (ii) failure on the part of WRM to perform its obligations under the Gaming Concession Contract, (iii) public interest, and (iv) WRM ceasing to be eligible for the gaming concession under the Macau gaming law. If the Macau government rescinds the Gaming Concession Contract due to WRM's non-fulfillment, or perceived non-fulfillment, of its obligations, WRM will be required to transfer to the Macau government, free from any encumbrance or lien and without compensation, all of its casinos, gaming assets and equipment and ownership rights to its casino areas in Macau. Beginning in the eighth year of WRM's concession, the Macau government may exercise its right to redeem the concession by providing WRM with at least one-year prior written notice. In such event, WRM would be entitled to fair and equitable compensation pursuant to the Macau gaming law. The amount of such compensation relating to the assets agreed with the Macau government would be determined based on the earnings of those assets, before interest, depreciation and amortization for the fiscal year immediately preceding the date the redemption is declared, multiplied by the number of years remaining on the term of the Gaming Concession Contract. WRM is currently in its fourth year of concession. The loss of our concession would prohibit us from conducting gaming operations in Macau, which would have a material adverse effect on our business and financial condition.

Unfavorable changes in currency exchange rates could negatively impact our Macau Operations.

The financial statements of foreign operations are translated into Hong Kong dollars, the Company's functional and presentation currency, for incorporation into the condensed consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars and Macau patacas, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. Besides, the currency delineated in our Macau Operations' Gaming Concession Contract with the government of Macau is the Macau pataca. The Macau pataca is linked to the Hong Kong dollar, and the two are often used interchangeably in Macau. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. If the Hong Kong dollar and the Macau pataca are no longer linked to the U.S. dollar, the exchange rate for these currencies may severely fluctuate. The current rate of exchange fixed by the applicable monetary authorities for these currencies may also change.

Management Discussion and Analysis

Many of our payment and expenditure obligations are in Macau patacas. We expect that most of the revenues for any casino that we operate in Macau will be in Hong Kong dollars. As a result, we are subject to foreign exchange risk with respect to the exchange rate between Macau pataca and Hong Kong dollar and the Hong Kong dollar and the U.S. dollar. Also, in connection with any U.S. dollar-denominated debt we incur, fluctuations in the exchange rates of the Macau pataca or the Hong Kong dollar, in relation to the U.S. dollar, could have adverse effects on our results of operations, financial condition and ability to service our debt.

In order to mitigate exposure to foreign currency fluctuations, the Company entered into foreign currency swap agreements (the "Foreign Currency Swaps") with the objective of managing foreign currency exchange rate risk associated with the outstanding U.S. dollar denominated WML Senior Notes. The Foreign Currency Swaps exchange predetermined amounts of Hong Kong dollars for U.S. dollars at a contractual spot rate, and as of 30 June 2026, have an aggregate notional amount of US$4.10 billion (approximately HK$32.15 billion), and have maturities between October 2027 and August 2030. For additional information, see "Note 16 — Derivative Instruments" to the Interim Financial Information.

Currency exchange controls and currency export restrictions could negatively impact our Macau Operations.

Currency exchange controls and restrictions on the export of currency by certain countries may negatively impact the success of our Macau Operations. For example, there are currently existing currency exchange controls and restrictions on the export of the renminbi, the currency of mainland China. Restrictions on the export of the renminbi may impede the flow of gaming customers from mainland China to Macau, inhibit the growth of gaming in Macau and negatively impact our Macau Operations.

Conflicts of interest may arise because certain of our directors and officers are also directors of WRL.

WRL, the Company's controlling shareholder, is listed on the NASDAQ global select market. WRL owned approximately 72% of our Shares as of 30 June 2026. We and certain of our officers and Directors also serve as officers and/or directors of WRL. Decisions that could have different implications for us and WRL, including contractual arrangements that we have entered into or may in the future enter into with WRL, may give rise to the appearance of a potential conflict of interest.

The Macau government has established a maximum number of gaming tables that can be operated in Macau and has limited the number of new gaming tables at new gaming areas in Macau.

As at 30 June 2026, we had a total of 334 table games at Wynn Palace and 223 at Wynn Macau. We are approved by the Macau government to operate 570 gaming tables and 1,100 gaming machines at our Macau Operations currently. The mix of table games in operation at Wynn Palace and Wynn Macau changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. Failure to shift the mix of our table games in anticipation of market demands and industry trends may negatively impact our operating results.

Management Discussion and Analysis

Risks related to our indebtedness

We are highly leveraged and future cash flow may not be sufficient for us to meet our obligations, and we might have difficulty obtaining more financing.

We have a substantial amount of consolidated debt in relation to our equity. We may incur additional indebtedness in connection with the construction of future development projects or major capital enhancement at our existing properties.

Our indebtedness could have important consequences. For example:

- failure to meet our payment obligations or other obligations could result in acceleration of our indebtedness, foreclosure upon our assets that serve as collateral or bankruptcy and trigger cross defaults under other agreements;

- servicing our indebtedness requires a substantial portion of our cash flow from our operations and reduces the amount of available cash, to fund working capital and other cash requirements or pay for other capital expenditures;

- we may not be able to obtain additional financing, if needed; and

- rates with respect to a portion of the interest we pay will fluctuate with market rates and, accordingly, our interest expense will increase if, and to the extent that market interest rates increase.

If we incur additional indebtedness, the risks described above will be exacerbated.

The agreements governing our debt facilities contain certain covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

Some of our debt facilities require us to satisfy various financial covenants, which include requirements for minimum interest coverage ratios and maximum leverage ratios pertaining to total net debt to adjusted earnings before interest, tax, depreciation and amortization. Future indebtedness or other contracts could contain covenants more restrictive than those contained in our existing debt facilities.

Management Discussion and Analysis

The agreements governing our debt facilities also contain restrictions on our ability to engage in certain transactions and may limit our ability to respond to changing business and economic conditions. These restrictions include, among other things, limitations on our ability and the ability of our restricted subsidiaries to pay dividends or distributions or repurchase equity; incur additional debt; make investments; create liens on assets to secure debt; enter into transactions with affiliates; engage in other businesses; merge or consolidate with another company; undergo a change of control; and transfer, sell or otherwise dispose of assets.

Our ability to comply with the terms of our outstanding facilities may be affected by general economic conditions, industry conditions and other events outside of our control. As a result, we may not be able to maintain compliance with these covenants. If our properties' operations fail to generate adequate cash flow, we may violate those covenants, causing a default under our agreements, which would materially and adversely affect our financial condition and results of operations or result in our lenders or holders of our debt taking action to cause all outstanding amounts to be due and payable immediately.

We are exposed to interest rate risks associated with our credit facilities, which bear interest based on floating rates.

We are exposed to interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations and cash flows.

The borrowings under the WM Cayman II Revolver bear interest at Term SOFR or HIBOR (as applicable) plus a margin based on the leverage ratio of WM Cayman II on a consolidated basis. If it is not possible to determine Term SOFR (or HIBOR) in accordance with the terms of the credit facilities agreement or if notice is served to us that the funding cost of our majority lender(s) exceeds Term SOFR (or HIBOR), we must enter into good faith negotiations for a period of up to 30 days with a view to agreeing an alternative basis for determining the rate of interest applicable to our affected borrowings. Failing such agreement within the prescribed time, each relevant lender's cost of funding its participation from whatever sources it may in good faith select would apply. Each certified alternative basis is binding on WM Cayman II and treated as part of the credit facilities agreement and applicable related agreements. WM Cayman II may then seek to settle the affected outstanding borrowings. The potential effect of any such event could have on our business and financial condition cannot yet be determined.

Directors and Senior Management

OUR DIRECTORS

The following table presents certain information in respect of the members of our Board.

Members of the Board

Name	Age	Position	Date of Appointment as a Director
Craig Scott Billings	53	Executive Director and Chief Executive Officer	17 August 2018
Linda Chih-Ling Chen	59	Executive Director, Vice Chairman of the Board and President	16 September 2009
Frederic Jean-Luc Luvisutto	54	Executive Director and Chief Operating Officer	11 August 2022
Julie Mireille Cameron-Doe	56	Non-executive Director	26 May 2023
Jacqui Krum	52	Non-executive Director[(1)]	1 January 2026
Allan Zeman, *GBM, GBS, JP*	78	Chairman of the Board and Independent Non-executive Director	16 September 2009
Lam Kin Fung Jeffrey, *GBM, GBS, JP*	74	Independent Non-executive Director	16 September 2009
Bruce Philip Rockowitz	67	Independent Non-executive Director	16 September 2009
Nicholas Robert Sallnow-Smith	76	Independent Non-executive Director	16 September 2009
Leah Dawn Xiaowei Ye	68	Independent Non-executive Director	1 April 2019

(1) Ms. Jacqui Krum was appointed as a non-executive Director, with effect from 1 January 2026.

Directors and Senior Management

The biography of each Director is set out below:

Executive Directors

Mr. Craig S. Billings, aged 53, was a non-executive Director of the Company from 17 August 2018 until his re-designation as an executive Director on 1 February 2022. He was also appointed as the Chief Executive Officer of the Company on 1 February 2022. Mr. Billings joined Wynn Resorts, Limited in March 2017. He was previously the President and Chief Financial Officer of Wynn Resorts, Limited and was appointed as the Chief Executive Officer and a member of the board of directors of Wynn Resorts, Limited effective 1 February 2022. Most recently he has served as the Chief Executive Officer of Wynn Interactive Ltd. Mr. Billings has been a board member of the Company since August 2018. Mr. Billings also serves as an officer and/or director of several subsidiaries of Wynn Resorts, Limited and the Company. Mr. Billings has a history of leadership and innovation in the gaming industry, both domestically and internationally. He has held executive and board positions at Goldman Sachs, where he covered the industry globally, Aristocrat Leisure Limited, NYX Gaming Group, and International Game Technology. Prior to joining Wynn Resorts, Limited, Mr. Billings honed a global perspective with senior executive positions in both Australia and the United Kingdom during his time as Chief Digital Officer and Managing Director of Strategy and Business Development at Aristocrat Leisure. He is also the Chairperson for AppLovin Corporation. Mr. Billings graduated with a Bachelor of Science (Cum Laude) in Accounting from the University of Nevada, Las Vegas and received an M.B.A. from Columbia Business School, United States. Mr. Billings is a Certified Public Accountant.

Ms. Linda Chen, aged 59, is the President, Vice Chairman and Executive Director of the Company.

Appointed as the President of the Company with effect from 1 March 2023, Ms. Chen is also the President and managing Director of WRM, and President of Wynn International Marketing, Ltd. Ms. Chen is responsible for leading the overall operations, business and strategic development of both Wynn Macau and Wynn Palace, the Company's two integrated resort developments in Macau.

Directors and Senior Management

Ms. Chen was appointed as the Vice Chairman of the Company in April 2018, President of WRM since March 2017, Executive Director of the Company since September 2009, and managing Director of WRM since August 2015. Ms. Chen has played an integral role in the successful openings of Wynn Resorts, Limited's three integrated resorts, namely Wynn Las Vegas, Wynn Macau and Wynn Palace. She was also in charge of establishing Wynn International Marketing, Ltd. and has accumulated more than 30 years of industry experience. She served as Director of Wynn Resorts, Limited from October 2007 to December 2012, Chief Operating Officer of WRM from June 2002 to July 2022 and Chief Operating Officer of the Company from September 2009 to July 2022.

Prior to joining Wynn Resorts, Limited, Ms. Chen was Executive Vice President of International Marketing for MGM Mirage from June 2000 to May 2002, responsible for driving global marketing for its three integrated resorts MGM Grand, Bellagio and The Mirage.

Ms. Chen founded the "Wynn Care" charity brand in 2018 and established the "Wynn Care Foundation" and served as its President since 2020. Currently, Ms. Chen is a Standing Committee member of the Jiangxi Provincial Committee of the Chinese People's Political Consultative Conference; a Director of the Macau Chamber of Commerce; a member of the Board of Trustees of the Cultural Development Fund, Government of Macao S.A.R.; an Honorary President of the Kiang Wu Hospital Charitable Association; an Honorary Fellow and a member of the University Council, Macau University of Science and Technology.

Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989.

Mr. Frederic Jean-Luc Luvisutto, aged 54, was appointed as an executive Director of the Company since 11 August 2022. With effect from 7 July 2022, Mr. Luvisutto has become the Chief Operating Officer of the Company and WRM with responsibility for overseeing operations at Wynn Macau and Wynn Palace, including gaming operations. Mr. Luvisutto joined the Group in January 2014 and served as the Wynn Palace Chief Operating Officer from January 2014 to July 2022. Prior to the positions held within the Group, Mr. Luvisutto was the Managing Director of the Star Resort and Casino in Sydney, Australia. Before this he was the Managing Director of Jupiters Resort and Casino, Gold Coast, Australia. Mr. Luvisutto's hospitality and gaming career spans more than 25 years and also includes appointments as Vice President of The Signature at MGM Grand in Las Vegas and Vice President — Hotel Operations at Monte Carlo Resort and Casino in Las Vegas. Mr. Luvisutto has been a board member of E.H.L. Holding SA since January 2026. Mr. Luvisutto graduated from the Lausanne Hotel Management School, Switzerland.

Directors and Senior Management

Non-executive Directors

Ms. Julie M. Cameron-Doe, aged 56, was appointed as a non-executive Director of the Company with effect from 26 May 2023. Mostly recently, she served as the Chief Financial Officer of Wynn Resorts, Limited from April 2022 until April 2026. She retired as Officer of Wynn Resorts, Limited on 1 June 2026. Ms. Cameron-Doe was appointed to the board of The Western Union Company (NYSE: WU) on 12 December 2023. Ms. Cameron-Doe is a member of the board of the LGBTQ+ Center of Las Vegas Foundation. Prior to joining Wynn Resorts, Limited, Ms. Cameron-Doe served as Chief Financial Officer at Aristocrat Leisure Limited (ASX: ALL), a public company listed on the Australian Stock Exchange from February 2018 to April 2022. From August 2013 to January 2018, Ms. Cameron-Doe held senior finance roles at Aristocrat Leisure Limited in Australia. Ms. Cameron-Doe graduated with a Bachelor of Arts in Economics from the University of Durham in the United Kingdom. Ms. Cameron-Doe is a Fellow of the Institute of Chartered Accountants of England and Wales.

Ms. Jacqui Krum, aged 52, was appointed as a non-executive Director of the Company with effect from 1 January 2026. Ms. Krum joined Wynn Resorts, Limited in 2013 and has been serving as the Executive Vice President, General Counsel and Secretary of Wynn Resorts, Limited since December 2024.

Prior to joining Wynn Resorts, Limited, Ms. Krum served as Vice President and General Counsel of MGM Hospitality, a division of MGM Resorts International (NYSE: MGM), from 2010 to 2013. From 1999 to 2010, she was an associate and later a partner at Glaser, Weil, Fink, Jacobs, Howard & Shapiro, LLP, a law firm based in Los Angeles. Ms. Krum holds a Juris Doctor degree from the University of California, Los Angeles, and obtained two Bachelor of Arts degrees in Political Science (International Relations) and Cultural Anthropology, both summa cum laude, from the University of California, Santa Barbara. Her former names include Jacqui David and Jacqui Sudeck.

Independent non-executive Directors

Dr. Allan Zeman, GBM, GBS, JP, aged 78, was appointed as the non-executive Chairman of the Company on 7 February 2018. Dr. Zeman has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and was the Vice Chairman of the Company before his appointment as the non-executive Chairman of the Company. Effective from 29 March 2014, Dr. Zeman became an independent non-executive Director of the Company. He was also a non-executive director of Wynn Resorts, Limited, from October 2002 to December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand.

Directors and Senior Management

Dr. Zeman is the Vice Patron of Hong Kong Community Chest, and serves as a director of The "Star" Ferry Company, Limited. Dr. Zeman also serves as a non-executive director of Pacific Century Premium Developments Limited, independent non-executive director of Sino Land Company Limited, Tsim Sha Tsui Properties Limited and Television Broadcasts Limited (TVB), all of which are listed on the Hong Kong Stock Exchange.

Having lived in Hong Kong for over 55 years, Dr. Zeman has been very involved in government services as well as community activities. Besides having been the Chairman of Hong Kong Ocean Park, a major theme park in Hong Kong, from July 2003 to June 2014 and was an honorary advisor from 2014 to 2022, Dr. Zeman is a member of the board of Governors of The Canadian Chamber of Commerce in Hong Kong. Dr. Zeman was a member of the Board of West Kowloon Cultural District Authority, and the chairman of its Performing Arts Committee from 2008 to 2016 and the Commercial Letting Panel from 2016 to 2024. Dr. Zeman was appointed as the board member of West K Enterprise in January 2025. The West K Enterprise is established to enhance the long-term financial sustainability of the West Kowloon Cultural District Authority and to drive commercialization and explore new revenue sources, leveraging the authority's assets, resources and expertise.

In September 2014, Dr. Zeman was invited by former HKSAR Chief Executive Mr. CH Tung to be a Special Advisor to his Our Hong Kong Foundation, which is dedicated to promoting the long-term and overall interests of Hong Kong. Dr. Zeman was a member of the Airport Authority of Hong Kong from 2015 to June 2022. In November 2015, Dr. Zeman was appointed to the board of directors of The Hong Kong Entrepreneurs Fund launched by Alibaba Group.

Dr. Zeman is a member of the Task Force on Promoting and Branding Hong Kong and a member of the Culture Commission of the HKSAR. He was appointed as a member in January 2023 and February 2023 respectively.

Dr. Zeman is appointed as a member of the HKSAR Chief Executive Council of Advisors in March 2023 and reappointed again in June 2025. The Council is a high-level advisory body to advise the Chief Executive on the strategic development of Hong Kong, leveraging on opportunities from national and global developments.

Dr. Zeman is a member of the Culture Commission. The committee aim at advising the HKSAR government on policy, strategy and initiative for Hong Kong's art, cultural and creative industries development.

Directors and Senior Management

In 2001, Dr. Zeman was appointed as a Justice of the Peace in Hong Kong. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. Dr. Zeman was awarded Business-Person of the Year and Lifetime Achievement Award by the Hong Kong Business Award in 2008 and 2023 respectively. In 2012, he was awarded Honorary Doctorate Degrees of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong. In November 2019, Dr. Zeman was awarded Honorary Doctorate Degree of Business Administration from Open University of Hong Kong (now known as Hong Kong Metropolitan University).

In April 2025, Dr. Zeman was appointed as a Special Advisor to the HK Science and Technology Park I&T Powerhouse. Dr. Zeman's role is to inspire innovators and foster a culture in which bold ideas can flourish.

Mr. Lam Kin Fung Jeffrey, GBM, GBS, JP, aged 74, has been an independent non-executive Director of the Company since 16 September 2009. He is a non-official member of the Executive Council of the HKSAR, the Chairman of the Board of Directors of Hung Shui Kiu Industry Park Company Limited, the Chairman of the Vocational Training Council (VTC), a Council Member of the Hong Kong General Chamber of Commerce, the Honorary Chairman of The Hong Kong Shippers' Council and a Member of the Hong Kong Tourism Board. Mr. Lam also holds numerous other public and community service positions in Hong Kong.

In addition, Mr. Lam is an independent non-executive director of Analogue Holdings Limited, CC Land Holdings Limited, China Overseas Grand Oceans Group Limited, Chow Tai Fook Jewellery Group Limited, CWT International Limited (formerly known as HNA Holding Group Co. Limited), i-CABLE Communications Limited, Wing Tai Properties Limited, CSC Holdings Limited and Golden Resources Development International Limited, all of which are listed on the Hong Kong Stock Exchange. He has served as the director on the board of Heifer International — Hong Kong since January 2016, and he was the executive director of USPACE Technology Group Limited (formerly known as Hong Kong Aerospace Technology Group Limited), which is listed on the Hong Kong Stock Exchange, from 16 July 2021 to 28 November 2023.

In 1996, Mr. Lam was appointed Justice of the Peace in Hong Kong and became a Member of the Most Excellent Order of the British Empire. He was awarded the Grand Bauhinia Medal in 2023, the Gold Bauhinia Star in 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow by Tufts University in the United States in 1997 and by Hong Kong Polytechnic University in 2000, respectively.

Directors and Senior Management

Mr. Bruce Rockowitz, aged 67, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz was the CEO and Vice Chairman of Global Brands Group Holding Limited from 2014 to 2018 and was the Vice Chairman and non-executive director of the company from 2018 to 2019, a spinoff from Li & Fung Limited. Mr. Rockowitz joined Li & Fung Limited as Executive Director in 2001 until June 2014. He was the President of the Li & Fung Group from 2004 to 2011, and Group President and Chief Executive Officer from 2011 to June 2014. He was also the co-founder and Chief Executive Officer of Colby International Limited, a large Hong Kong buying agent, prior to its acquisition by Li & Fung in 2000. In addition, Mr. Rockowitz is a co-founder of the Pure Group, a lifestyle, fitness and yoga chain operating in Hong Kong, Singapore, New York City and mainland China. He is currently the Chairman of Rock Media Ltd., Legend Publishing Ltd. and Dough Bros Holdings Ltd.

Mr. Rockowitz is a member of the Advisory Board for the Wharton School's Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology in New York. In March 2012, he became a member of the Global Advisory Council of the Women's Tennis Association (WTA). In 2008, Mr. Rockowitz was ranked first by Institutional Investor for Asia's Best CEOs in the consumer category. In 2010 and 2011, he was also ranked as one of the world's 30 best CEOs by Barron's. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In the years 2012, 2017 and 2018, Mr. Rockowitz was named Asia's Best CEO at Corporate Governance Asia's Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization in 2012 and 2013.

Mr. Nicholas Sallnow-Smith, aged 76, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith also served as the Chairman and an independent non-executive director of Link Asset Management Limited (formerly The Link Management Limited) between April 2007 and March 2016, when he also served as Chairman of Link Asset Management Limited's Finance and Investment, and Nominations Committees. Link Asset Management Limited is the manager to Link Real Estate Investment Trust (formerly The Link Real Estate Investment Trust), which is listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of UCP Plc, which was listed on the London Stock Exchange. He was appointed as an independent non-executive director of Livi Bank Ltd in Hong Kong in April 2019. Prior to joining Link, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging finance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Holdings Limited from 1993 to 1998.

Directors and Senior Management

Mr. Sallnow-Smith's early career was spent in the British Civil Service, where he worked for Her Majesty's Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export finance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre in 1994 and 1995 and as Chairman of the Matilda International Hospital from 2003 to 2005.

He was an Executive Committee member of the Hong Kong Youth Arts Foundation from 2008 to 2020. He was a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) from 2006 until June 2019. He was a member of the Board of Governors of Hong Kong Philharmonic Society Ltd. from 2007 until July 2019. He was the Chairman of Manpower Committee of the Hong Kong General Chamber of Commerce from 2014 to 2016. He was previously the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong from 2012 to 2014. He was also a director of the Lion Rock Institute from 2016 until June 2019. He was a member of the Financial Reporting Council of Hong Kong from 2012 to November 2018. Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

Ms. Xiaowei Ye, aged 68, was appointed as an independent non-executive Director of the Company with effect from 1 April 2019. She is also a Trustee of the China International Capital Corporation Charity Foundation since 2012. She was the senior vice president at Qualcomm, Inc. from 2022 to 2023 where she oversaw Chinese government affairs. She was the managing partner of the Beijing representative office of Morgan Lewis & Bockius LLP from 2014 to 2018 and the co-managing partner of the Beijing representative office of Bingham McCutchen LLP from 2011 to 2014. She also served as a partner at Rimon P.C., Jones Day, and Allen & Overy and as a senior lawyer at the Beijing representative office of Shearman & Sterling.

Ms. Ye has over 25 years of legal experience representing large Chinese companies, financial institutions, and investment funds with respect to their incorporation, initial public listing and offerings, overseas investments, project financing, and other matters. She has also represented multinationals in their investments and their regulatory matters in China.

Directors and Senior Management

Ms. Ye is admitted to practice law in the People's Republic of China and the District of Columbia of the United States. She was a member of the American Chamber of Commerce in the People's Republic of China from 2004 to 2018. She graduated with a Juris Doctor from Georgetown University Law Center in 1988. Her alias and former name is 葉小瑋.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group and the Company (other than our executive Directors).

Name	Age	Position
Jay M. Schall	53	General Counsel
Xin Chen	37	Deputy General Counsel
Gavin Michael Grima	58	Senior Vice President — Casino Operations
Price Alexander Karr	41	Chief Financial Officer
Wen Yu Zou	45	Chief Marketing Officer — Resort Marketing
Kar Mann So	39	Senior Vice President — Human Resources
Keng Pui Tang	47	Senior Vice President — Information Technology

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Mr. Jay M. Schall, aged 53, is the General Counsel of the Company and Executive Vice President and General Counsel — International of Wynn Resorts, Limited. He has held senior legal positions with WRM since May 2006, and was the Executive Vice President and General Counsel of the Company, Executive Vice President — Legal of WRM, and General Counsel — Asia for Wynn Resorts, Limited until his retirement from Wynn Resorts group in February 2021. He re-joined the Wynn Resorts group in April 2022. Mr. Schall has over 25 years of experience in the legal field, including over 20 years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Directors and Senior Management

Ms. Xin Chen, aged 37, is the Deputy General Counsel of the Company and General Counsel of WRM, with responsibility for legal and regulatory matters across the Group. Ms. Chen has held senior legal positions within the Group since September 2021 and has over 15 years of legal experience in Macau and Hong Kong. Prior to joining the Group, Ms. Chen practiced with Freshfields Bruckhaus Deringer in Hong Kong from August 2011 to August 2021, where she most recently served as a Senior Associate. Ms. Chen holds a Bachelor of Laws degree from the Beijing Foreign Studies University in mainland China, a Master of Laws in Corporate and Financial Law degree from the University of Hong Kong and a Master of Laws degree from the University of Virginia in the United States. Ms. Chen is admitted as an attorney in New York State and as a solicitor in Hong Kong.

Mr. Gavin Michael Grima, aged 58, is the Senior Vice President — Casino Operations, a position he has held since June 2026. Mr. Grima is responsible for leading the gaming operations of the Group. He has over 30 years of gaming industry experience across Australia, Macau and Southeast Asia. He has held senior leadership roles with Melco Resorts & Entertainment and Galaxy Entertainment Group in Macau. Prior to joining the Group, Mr. Grima was the Senior Vice President of Gaming Operations at Hoiana Resort & Golf. Mr. Grima holds a Bachelor's Degree in International Business Practice from Edinburgh Napier University, Scotland.

Mr. Price Alexander Karr, aged 41, is the Chief Financial Officer of the Company, effective from 1 March 2026. Mr. Karr oversees the Company's finance functions, including financial planning and analysis, accounting, tax, treasury, capital markets, investor relations and risk management. Prior to this role, he was Senior Vice President of Corporate Finance and Treasurer of Wynn Resorts, responsible for corporate finance, treasury, capital markets, strategic financing, and mergers and acquisitions. Mr. Karr joined Wynn Resorts in 2023 after an investment banking career with Deutsche Bank and Goldman Sachs, where he advised clients in the real estate, gaming and lodging sectors on mergers and acquisitions, capital markets activity and strategic transactions. He began his career at Wynn Las Vegas in a management training program, and holds a Bachelor of Arts in International Relations from the University of Southern California as well as an MBA in Finance and Real Estate from The Wharton School of the University of Pennsylvania.

Directors and Senior Management

Ms. Wen Yu Zou, aged 45, is the Chief Marketing Officer — Resort Marketing, a position she has held since 13 February 2023. Ms. Zou is responsible for non-gaming marketing of our Macau operations. Prior to joining the Group, Ms. Zou was the general manager of Paula's Choice, a premium skincare company since 2020. Previously, Ms. Zou worked at Tmall International of Alibaba Group Holding Limited in North America from 2017 to 2020, and prior to that she spent 13 years at the luxury division of L'Oreal. Ms. Zou holds a Major of Bachelor of Public Affairs Administration from the Shanghai Jiao Tong University and Minor in Law from the East China University of Political Science and Law, China.

Ms. Kar Mann So, aged 39, is the Senior Vice President — Human Resources, a position she has held since September 2025. Ms. So is responsible for overseeing the Human Resources function of the Group. She joined the Group in June 2014 as assistant director — employment, leading the recruitment and mass hiring for the opening of Wynn Palace, and has advanced through progressive leadership roles within the organization. Ms. So has 15 years of experience in hospitality and human resources, having worked on two integrated resorts pre-opening projects (including City of Dreams and Galaxy Macau) in Macau. Before joining the Group, Ms. So worked as a senior consultant at Robert Walters Hong Kong office. She holds a Bachelor of Science in Life Sciences, specializing in Psychology, from the University of Toronto.

Mr. Keng Pui Tang, aged 47, is the Senior Vice President — Information Technology, a position he has held since 1 August 2025. Mr. Tang is responsible for supervising the information technology function of the Group. Mr. Tang first joined the Group as director of information technology in Wynn Palace's pre-opening team in January 2014. Mr. Tang has extensive experience in the integrated resort industry and working with information technology solutions providers. Prior to joining the Group, he had worked at Sands Macau and Ponte 16 as part of the opening and operation team and thereafter joined the Group from FCS Computer Systems. Mr. Tang holds a Bachelor's Degree in Business Information Systems and Business Management from the University of Colorado, the United States.

Directors and Senior Management

OUR COMPANY SECRETARY

Ms. Ho Wing Tsz, Wendy has been appointed as the company secretary of the Company with effect from 28 February 2013. She is an executive director of the company secretarial services of Tricor Services Limited. Ms. Ho has over 26 years of experience in the corporate secretarial field and has been providing professional corporate services to Hong Kong listed companies as well as multinational, private and offshore companies. Ms. Ho is a Chartered Secretary, a Chartered Governance Professional and a fellow of both The Hong Kong Chartered Governance Institute ("HKCGI") and The Chartered Governance Institute (formerly known as The Institute of Chartered Secretaries and Administrators in the United Kingdom). She served as a council member of HKCGI for six consecutive years (from 2020 to 2025) and was the chairman of the Professional Development Committee of HKCGI for three consecutive years from 2023 to 2025. She currently serves as the vice chairman of the Professional Development Committee of HKCGI. Ms. Ho has obtained an MBA from the Hong Kong Polytechnic University.

Other Information

DIVIDEND

On 20 March 2026, the Board recommended a final dividend of HK$0.223 per Share in respect of the year ended 31 December 2025, which was paid on 16 June 2026.

On 27 August 2026, the Board resolved to declare an interim dividend of HK$0.223 per Share to be paid in respect of the six months ended 30 June 2026. The interim dividend is expected to be paid on 24 September 2026.

DIRECTORS' AND CHIEF EXECUTIVES' INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 30 June 2026, the interests and short positions of each Director and the chief executive of the Company in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be notified to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be notified to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors of the Company were as follows:

(a) Interests in the Company

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Allan Zeman	662,800 (Long Position)(1)	—	—	—	662,800 (Long Position)(1)	0.01%
	15,299,000 (Long Position)(1)	—	—	—	15,299,000 (Long Position)(1)	—
Nicholas Sallnow-Smith	—	10,000 (Long Position)(2)	—	276,000 (Long Position)(2)	286,000 (Long Position)(2)	0.01%
	7,283,000 (Long Position)(2)	—	—	—	7,283,000 (Long Position)(2)	—
Bruce Rockowitz	662,800 (Long Position)(3)	—	—	—	662,800 (Long Position)(3)	0.01%
	7,283,000 (Long Position)(3)	—	—	—	7,283,000 (Long Position)(3)	—

Other Information

DIRECTORS' AND CHIEF EXECUTIVES' INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(a) Interests in the Company (continued)

Name of Director	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Lam Kin Fung Jeffrey	7,283,000 (Long Position)[4]	—	—	—	7,283,000 (Long Position)[4]	—
Leah Dawn Xiaowei Ye	6,609,000 (Long Position)[5]	—	—	—	6,609,000 (Long Position)[5]	—
Frederic Jean-Luc Luvisutto	7,330,506 (Long Position)[6]	—	—	—	7,330,506 (Long Position)[6]	0.14%

Notes:

(1) Dr. Allan Zeman held 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Dr. Allan Zeman was interested in share options for 15,299,000 Shares as at 30 June 2026.

(2) Mr. Nicholas Sallnow-Smith was deemed to hold 276,000 Shares jointly with his spouse, Ms. Lora Sallnow-Smith. Ms. Lora Sallnow-Smith was interested in 10,000 Shares. Mr. Sallnow-Smith was deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option schemes, Mr. Sallnow-Smith was interested in share options for 7,283,000 Shares as at 30 June 2026.

(3) Mr. Bruce Rockowitz held 662,800 Shares in his personal capacity. Pursuant to the Company's share option schemes, Mr. Rockowitz was interested in share options for 7,283,000 Shares as at 30 June 2026.

(4) Pursuant to the Company's share option schemes, Mr. Lam Kin Fung Jeffrey was interested in share options for 7,283,000 Shares as at 30 June 2026.

(5) Pursuant to the Company's share option schemes, Ms. Leah Dawn Xiaowei Ye was interested in share options for 6,609,000 Shares as at 30 June 2026.

(6) Mr. Frederic Jean-Luc Luvisutto was interested in 7,330,506 Shares as at 30 June 2026.

Other Information

DIRECTORS' AND CHIEF EXECUTIVES' INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive Ltd.

Name of Director	Company	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Craig S. Billings	Wynn Resorts, Limited	322,813 (Long Position)[1]	—	—	156,189 (Long Position)[1]	479,002 (Long Position)[1]	0.46%
	Wynn Interactive Ltd.	3,650 (Long Position)[2]	—	—	—	3,650 (Long Position)[2]	0.24%[2]
Linda Chen	Wynn Resorts, Limited	445,348 (Long Position)[3]	—	—	—	445,348 (Long Position)[3]	0.43%
Jacqui Krum	Wynn Resorts, Limited	56,594 (Long Position)[4]	—	—	—	56,594 (Long Position)[4]	0.05%
	Wynn Interactive Ltd.	1,684 (Long Position)[5]	—	—	—	1,684 (Long Position)[5]	0.11%[5]
Julie M. Cameron-Doe	Wynn Resorts, Limited	55,582 (Long Position)[6]	—	—	57,078 (Long Position)[6]	112,660 (Long Position)[6]	0.11%
Frederic Jean-Luc Luvisutto	Wynn Resorts, Limited	41,660 (Long Position)[7]	—	—	—	41,660 (Long Position)[7]	0.04%

Notes:

(1) Mr. Craig S. Billings was interested in 262,335 WRL shares and 60,478 performance share units for WRL shares as at 30 June 2026. Mr. Billings gifted 156,189 WRL shares to an irrevocable trust for the sole benefit of a member of his immediate family as at 30 June 2026. Mr. Billings retains investment control and disclaims beneficial ownership of the shares held by the trust, except to the extent of his pecuniary interest therein.

(2) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Mr. Craig S. Billings was interested in share options underlying 3,650 non-voting shares as at 30 June 2026. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd.

Other Information

DIRECTORS' AND CHIEF EXECUTIVES' INTERESTS AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(b) Interests in associated corporations — Wynn Resorts, Limited and Wynn Interactive Ltd. (continued)

Notes: (continued)

(3) Ms. Linda Chen was interested in 445,348 WRL shares as at 30 June 2026.

(4) Ms. Jacqui Krum was interested in 56,594 WRL shares as at 30 June 2026.

(5) Pursuant to the Wynn Interactive Ltd. 2020 omnibus incentive plan (as it may be amended or restated from time to time), Ms. Jacqui Krum was interested in share options underlying 1,684 non-voting shares as at 30 June 2026. The percentage of shareholding is based on the total diluted outstanding shares, including both voting and non-voting shares, issued by Wynn Interactive Ltd.

(6) Ms. Julie M. Cameron-Doe was interested in 43,319 WRL shares and 12,263 performance share units for WRL shares as at 30 June 2026. Ms. Cameron-Doe transferred 57,078 WRL shares to a revocable trust for estate planning purposes as at 30 June 2026. Ms. Cameron-Doe retains beneficial ownership of the shares.

(7) Mr. Frederic Jean-Luc Luvisutto was interested in 41,660 WRL shares as at 30 June 2026.

Other Information

SUBSTANTIAL SHAREHOLDERS' INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY

As at 30 June 2026, the Company had been notified of the following substantial shareholders' interests and short positions in the Shares and underlying Shares of the Company, which have been recorded in the register of substantial shareholders required to be kept by the Company pursuant to section 336 of Part XV of the SFO. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company.

	Shares of HK$0.001 each in the Company		
Name	**Capacity/Nature of Interest**	**Number of Shares**	**Percentage of the issued share capital of the Company**
WM Cayman Holdings Limited I[1]	Beneficial interest	3,750,000,000 (Long Position)	71.22%
Wynn Group Asia, Inc.[1]	Interest of a controlled corporation	3,750,000,000 (Long Position)	71.22%
Wynn Resorts Finance, LLC[1]	Interest of a controlled corporation	3,750,000,000 (Long Position)	71.22%
Wynn Resorts Holdings, LLC[1]	Interest of a controlled corporation	3,750,000,000 (Long Position)	71.22%
Wynn Resorts, Limited[1]	Interest of a controlled corporation	3,750,000,000 (Long Position)	71.22%
The Goldman Sachs Group, Inc.[2]	Interest of a controlled corporation	488,439,568 (Long Position)	9.28%
		80,069,585 (Short Position)	1.52%

Other Information

SUBSTANTIAL SHAREHOLDERS' INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED)

Notes:

(1) WM Cayman Holdings Limited I is a wholly-owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly-owned by Wynn Resorts Finance, LLC, which in turn is wholly-owned by Wynn Resorts Holdings, LLC, which in turn is wholly-owned by Wynn Resorts, Limited. Therefore, Wynn Group Asia, Inc., Wynn Resorts Finance, LLC, Wynn Resorts Holdings, LLC and Wynn Resorts, Limited are deemed to be interested in the 3,750,000,000 Shares which are beneficially owned by WM Cayman Holdings Limited I.

(2) For the avoidance of doubt, the Shares held by The Goldman Sachs Group, Inc. in long position, after excluding the 459,774,985 Shares borrowed or entitled to borrow by Goldman Sachs International, a wholly-owned subsidiary of The Goldman Sachs Group, Inc. from WM Cayman I pursuant to a stock borrowing and lending agreement dated 2 March 2023, was 28,664,583 shares, accounting for approximately 0.54% of the total number of Shares in issue. The Goldman Sachs Group, Inc. is not a core connected person of the Company and the Shares held by it should be counted toward the public float under the Listing Rules.

Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had a substantial interest or short positions in the Shares or underlying Shares of the Company as at 30 June 2026.

Other Information

REMUNERATION POLICY

As at 30 June 2026, the Group had approximately 11,600 employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, qualifications, competence and contribution to the Group.

Compensation of key executives of the Group is determined by the Company's Remuneration Committee which reviews and determines executives' compensation based on the Group's performance and the executives' respective contributions to the Group.

The Group operates a defined contribution retirement benefit scheme (the "Retirement Benefit Scheme"). The Retirement Benefit Scheme allows eligible employees to contribute 5% of their base salary to the Retirement Benefit Scheme and the Group matches the contributions with an equal amount. The Group's matching contributions vest to the employees at 10% per year with full vesting in ten years. On 1 July 2019, the Group offered the option for the eligible Macau resident employees to join the non-mandatory central provident fund (the "CPF") system. Eligible Macau resident employees joining the Group from 1 July 2019 onwards have the option of enrolling in the CPF system while the Group's existing Macau resident employees who are currently members of the Retirement Benefit Scheme will be provided with the option of joining the CPF system or staying within the existing Retirement Benefit Scheme, which will continue to be in effect in parallel. The CPF system allows eligible employees to contribute 5% or more of their base salary to the CPF while the Group matches with a 5% of such salary as employer's contribution to the CPF. Same as the Retirement Benefit Scheme, the Group's matching contributions under the CPF system vest at 10% per year with full vesting in ten years. The assets of both the Retirement Benefit Scheme and the CPF are held separately from those of the Group in independently administered funds and overseen by the Macau government.

The Company also has employee ownership schemes and share option schemes. Further details on the Company's employee ownership schemes and share option schemes are set out below.

Other Information

EMPLOYEE OWNERSHIP SCHEMES

The Company adopted an employee ownership scheme on 30 June 2014 ("2014 Employee Ownership Scheme") until it was terminated upon the Company's adoption of a new employee ownership scheme on 25 May 2023 ("2023 Employee Ownership Scheme").

Staff and line management are each granted 1,000 non-vested shares upon joining the Group. Senior management personnel are each granted non-vested shares annually as a component of their total compensation. The awards granted are subject to vesting periods, criteria and conditions as determined from time to time, subject to applicable law and scheme rules.

Shares will be allotted to the independent trustee or acquired by an independent trustee at the cost of the Company under the Scheme Mandate Limit and Service Provider Sublimit approved or to be approved by the Shareholders of the Company at general meetings from time to time, and be held in trust for the awarded persons. A summary of the principal terms of the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme is set out below:

2014 Employee Ownership Scheme

The 2014 Employee Ownership Scheme was terminated on 25 May 2023, the Company has not granted and will not grant any further awards under the 2014 Employee Ownership Scheme upon its termination. The outstanding awards granted under the 2014 Employee Ownership Scheme will remain in full force and effective pursuant to the 2014 Employee Ownership Scheme.

2023 Employee Ownership Scheme

The 2023 Employee Ownership Scheme was adopted on 25 May 2023. The total number of Shares which may be issued in respect of all awards and options granted and to be granted under all share schemes of the Company will not exceed 523,843,160 Shares, representing 10% of the total number of Shares in issue (excluding treasury shares, if any) at the date of approval of the scheme on 25 May 2023 ("Scheme Mandate Limit"). Within the Scheme Mandate Limit, the total number of Shares which may be issued in respect of all awards and options to be granted to Service Providers under all share schemes of the Company will not exceed 2% of the Scheme Mandate Limit (the "Service Provider Sublimit"), being 10,476,863 Shares, representing 0.2% of the total number of Shares in issue (excluding treasury shares, if any) at the date of approval of the scheme on 25 May 2023. The Company issued 7,370,000 Shares under the 2023 Employee Ownership Scheme during the six months ended 30 June 2026.

Other Information

EMPLOYEE OWNERSHIP SCHEMES (CONTINUED)

The number of awards and options available for grant under the Scheme Mandate Limit and the Service Provider Sublimit at the beginning of the six months ended 30 June 2026 were 489,470,813 Shares and 10,423,664 Shares, respectively, and at the end of the six months ended 30 June 2026 were 482,292,190 Shares and 10,423,664 Shares, respectively.

Further details of the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme were set out in our 2025 annual report.

During the six months ended 30 June 2026, the Company had awarded a total of 8,731,703 non-vested Shares to selected participants under the 2023 Employee Ownership Scheme. Subsequent to 30 June 2026 and up to the date of this interim report, no shares were granted under the 2023 Employee Ownership Scheme. The awards were satisfied by the Trustee acquiring Shares on-market, Shares allotted to the Trustee or by returned Shares.

The following table sets forth the total Shares granted to selected participants, net of forfeitures, and the associated fair values as at 30 June 2026.

	Number of selected participants	Number of Shares	Fair Value (HK$)
Total Shares vested	14,870	63,114,102	318,726,215
Total Shares non-vested	3,104	24,746,433	124,969,487
As at 30 June 2026	**17,329**	**87,860,535**	**443,695,702**

Other Information

EMPLOYEE OWNERSHIP SCHEMES (CONTINUED)

The Company granted share awards to its employee from time to time under 2014 Employee Ownership Scheme prior to its termination on 25 May 2023. The Company shall grant share awards to its Eligible Participants under its 2023 Employee Ownership Scheme for a period of 10 years upon its adoption on 25 May 2023. The Board, upon receiving recommendation from the Remuneration Committee, decided on the vesting period and performance target of each individual grant with reference to various factors as they considered reasonable and appropriate.

The following table discloses the movements in the Company's unvested awards during the six months ended 30 June 2026.

		Number of shares underlying the awards[1]								For awards granted during the period
Grantee	Date of grant	Unvested as at 1 January 2026	Granted during the period	Vested during the period[2]	Forfeited during the period	Lapsed during the period	Canceled during the period	Unvested as at 30 June 2026	Vesting period	Fair value of awards at the date of grant (HK$)[3]
Frederic Jean-Luc Luvisutto	From 1 June 2022 to 23 March 2026	5,179,736[4]	500,451[5]	(2,339,613)	—	—	—	3,340,574	From 0.79 to 4.90 years	5.37
Employees	From 3 January 2022 to 29 June 2026	18,474,396[6]	8,231,252[7]	(3,734,625)	(1,565,164)	—	—	21,405,859	From 0.51 to 4.01 years	5.07–6.00
Service Provider	16 June 2025	53,199	—	(53,199)	—	—	—	—	1 year	—

Other Information

EMPLOYEE OWNERSHIP SCHEMES (CONTINUED)

Notes:

(1) The awards under the 2014 Employee Ownership Scheme and the 2023 Employee Ownership Scheme were granted with nil purchase price.

(2) The weighted average closing price of the Company's Shares immediately before the dates on which the awards were vested during the six months ended 30 June 2026 was HK$5.72.

(3) The fair value of awards at the date of grant was determined based on the market price of the Shares at the respective grant dates.

(4) Including unvested awards as at 1 January 2026 granted to Mr. Frederic Jean-Luc Luvisutto under the 2014 Employee Ownership Scheme prior to his appointment as an executive Director.

(5) Representing awards granted on 23 March 2026 to subscribe for an aggregate of 500,451 Shares, among which: (i) 50% shall be vested 1/3 on 28 February 2027, 1/3 on 28 February 2028 and 1/3 on 28 February 2029 upon achieving the performance targets of the Company; and (ii) 50% shall be vested 1/3 on 7 January 2027, 1/3 on 7 January 2028 and 1/3 on 7 January 2029 subject to continued service in the Group. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$5.33 per Share.

(6) Including unvested awards as at 1 January 2026 granted to employees under the 2014 Employee Ownership Scheme and 2023 Employee Ownership Scheme. Unvested awards as at 1 January 2026 granted to Mr. Frederic Jean-Luc Luvisutto (including those granted prior to his appointment as an executive Director) are separately presented.

(7) Including:

  (a) awards granted on 2 January 2026 to 262 employees of the Group to subscribe for an aggregate of 262,000 Shares, which will be vested 50% on 2 January 2029 and 50% on 2 January 2030 and are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$5.94 per Share;

  (b) awards granted on 23 March 2026 to 165 employees of the Group to subscribe for an aggregate of 5,086,739 Shares. The awards granted to a selected participant shall be vested as follows: (i) 50% shall be vested 1/3 on 28 February 2027, 1/3 on 28 February 2028 and 1/3 on 28 February 2029 upon achieving the performance targets of the Company; and (ii) 50% shall be vested 1/3 on 7 January 2027, 1/3 on 7 January 2028 and 1/3 on 7 January 2029 subject to continued service in the Group. The awards granted to two selected participants shall be vested 1/3 on each of 1 February 2027, 2028 and 2029, and a cliff vesting on 9 March 2027, respectively, both are not subject to any performance targets. The awards granted to the remaining selected participants shall have a cliff vesting on 30 January 2029 and are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$5.33 per Share;

Other Information

EMPLOYEE OWNERSHIP SCHEMES (CONTINUED)

Notes: (continued)

(7) Including: (continued)

(c) awards granted on 4 May 2026 to 297 employees of the Group to subscribe for an aggregate of 297,000 Shares, which will be vested 50% on 4 May 2029 and 50% on 4 May 2030 and are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$5.67 per Share;

(d) awards granted on 28 May 2026 to 9 employees of the Group to subscribe for an aggregate of 1,698,966 Shares. The awards granted to seven selected participants will be vested 25% on each of 30 April 2027, 2028, 2029 and 2030 and are not subject to any performance targets. The awards granted to two selected participants will be vested 1/3 on each of 30 April 2027, 2028 and 2029 and are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$5.62 per Share;

(e) awards granted on 29 June 2026 to 4 employees of the Group to subscribe for an aggregate of 886,547 Shares. The awards granted to two selected participants will be vested 1/3 on each of 31 May 2027, 2028 and 2029 and are not subject to any performance targets. The Awards granted to another two selected participants will be vested 25% on each of 31 May 2027, 2028, 2029 and 2030, and 50% on each of 1 January 2027 and 2028, respectively, both are not subject to any performance targets. The closing price of the Shares immediately before the date of grant as quoted on the Hong Kong Stock Exchange was HK$4.98 per Share.

Save as disclosed otherwise in this interim report, none of the grantees for share awards granted and to be granted during the six months ended 30 June 2026 (i) are the directors, chief executives or substantial shareholders of the Company, or their respective associates; (ii) are awarded with awards granted and to be granted in excess of the 1% individual limit; and (iii) are Related Entity Participants or Service Providers with awards granted and to be granted in any 12-month period exceeding 0.1% of the Shares in issue (excluding treasury shares, if any). No awards were granted or to be granted to any Related Entity Participants or Service Providers during the six months ended 30 June 2026.

SHARE OPTION SCHEMES

The Company adopted a share option scheme on 30 May 2019 for a period of 10 years ("2019 Share Option Scheme"). The 2019 Share Option Scheme was terminated upon the Company's adoption of a new share option scheme on 25 May 2023 for a period of 10 years ("2023 Share Option Scheme"). The options granted under the share option schemes do not give immediate ownership of the underlying Shares as they require payment of an exercise price which must be higher than the then prevailing market price of the Shares on the date of the options granted.

Other Information

SHARE OPTION SCHEMES (CONTINUED)

During the six months ended 30 June 2026, no share options were granted under the 2023 Share Option Scheme (six months ended 30 June 2025: nil). Subsequent to 30 June 2026 and up to the date of this interim report, no share options were granted under the 2023 Share Option Scheme.

2019 Share Option Scheme

The 2019 Share Option Scheme was terminated on 25 May 2023, the Company has not granted and will not grant any further options under the 2019 Share Option Scheme upon its termination. As at the date of this interim report, there were 22,744,000 options outstanding under the 2019 Share Option Scheme, representing approximately 0.43% of the Shares in issue (excluding treasury shares, if any) as at the date of this interim report.

2023 Share Option Scheme

The 2023 Share Option Scheme was adopted on 25 May 2023. For the Scheme Mandate Limit, Service Provider Sublimit, the number of options and awards available for grant under the Scheme Mandate Limit and the Service Provider Sublimit at the beginning and the end of the six months ended 30 June 2026, please refer to the "2023 Employee Ownership Scheme" section.

As at the date of this interim report, there were 14,856,000 options outstanding under the 2023 Share Option Scheme, representing approximately 2.84% of the Scheme Mandate Limit and approximately 0.28% of the total number of Shares in issue (excluding treasury shares, if any).

Further details of the 2019 Share Option Scheme and 2023 Share Option Scheme were set out in our 2025 annual report.

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants

The following table discloses movements in the Company's outstanding share options during the six months ended 30 June 2026.

		Number of share options							
Grantee	Date of grant	As at 1 January 2026	Granted during the period	Exercised during the period	Lapsed during the period	Canceled during the period	As at 30 June 2026	Exercise period	Exercise price per Share (HK$)
Dr. Allan Zeman	25 May 2016	387,000	—	—	(387,000)	—	—	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	1,825,000	—	—	—	—	1,825,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	1,715,000	—	—	—	—	1,715,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	1,992,000	—	—	—	—	1,992,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	3,777,000	—	—	—	—	3,777,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	1,340,000	—	—	—	—	1,340,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	1,405,000	—	—	—	—	1,405,000	7 December 2024 to 6 December 2033	5.94
	5 December 2024	1,395,000	—	—	—	—	1,395,000	5 December 2025 to 4 December 2034	5.86
	4 December 2025	1,360,000	—	—	—	—	1,360,000	4 December 2026 to 3 December 2035	6.53

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

		Number of share options							
Grantee	Date of grant	As at 1 January 2026	Granted during the period	Exercised during the period	Lapsed during the period	Canceled during the period	As at 30 June 2026	Exercise period	Exercise price per Share (HK$)
Mr. Nicholas Sallnow-Smith	25 May 2016	483,000	—	—	(483,000)	—	—	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	600,000	—	—	—	—	600,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	697,000	—	—	—	—	697,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	1,322,000	—	—	—	—	1,322,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	861,000	—	—	—	—	861,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	903,000	—	—	—	—	903,000	7 December 2024 to 6 December 2033	5.94
	5 December 2024	897,000	—	—	—	—	897,000	5 December 2025 to 4 December 2034	5.86
	4 December 2025	874,000	—	—	—	—	874,000	4 December 2026 to 3 December 2035	6.53

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

		Number of share options							
Grantee	Date of grant	As at 1 January 2026	Granted during the period	Exercised during the period	Lapsed during the period	Canceled during the period	As at 30 June 2026	Exercise period	Exercise price per Share (HK$)
Mr. Bruce Rockowitz	25 May 2016	387,000	—	—	(387,000)	—	—	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	600,000	—	—	—	—	600,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	697,000	—	—	—	—	697,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	1,322,000	—	—	—	—	1,322,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	861,000	—	—	—	—	861,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	903,000	—	—	—	—	903,000	7 December 2024 to 6 December 2033	5.94
	5 December 2024	897,000	—	—	—	—	897,000	5 December 2025 to 4 December 2034	5.86
	4 December 2025	874,000	—	—	—	—	874,000	4 December 2026 to 3 December 2035	6.53

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

		Number of share options							
Grantee	Date of grant	As at 1 January 2026	Granted during the period	Exercised during the period	Lapsed during the period	Canceled during the period	As at 30 June 2026	Exercise period	Exercise price per Share (HK$)
Mr. Lam Kin Fung Jeffrey	25 May 2016	387,000	—	—	(387,000)	—	—	25 May 2017 to 24 May 2026	11.58
	1 June 2017	302,000	—	—	—	—	302,000	1 June 2018 to 31 May 2027	17.64
	1 June 2018	188,000	—	—	—	—	188,000	1 June 2019 to 31 May 2028	29.73
	6 December 2018	639,000	—	—	—	—	639,000	6 December 2019 to 5 December 2028	18.94
	15 January 2020	600,000	—	—	—	—	600,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	697,000	—	—	—	—	697,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	1,322,000	—	—	—	—	1,322,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	861,000	—	—	—	—	861,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	903,000	—	—	—	—	903,000	7 December 2024 to 6 December 2033	5.94
	5 December 2024	897,000	—	—	—	—	897,000	5 December 2025 to 4 December 2034	5.86
	4 December 2025	874,000	—	—	—	—	874,000	4 December 2026 to 3 December 2035	6.53

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

		Number of share options							
Grantee	Date of grant	As at 1 January 2026	Granted during the period	Exercised during the period	Lapsed during the period	Canceled during the period	As at 30 June 2026	Exercise period	Exercise price per Share (HK$)
Ms. Leah Dawn Xiaowei Ye	1 April 2019	455,000	—	—	—	—	455,000	1 April 2020 to 31 March 2029	19.80
	15 January 2020	600,000	—	—	—	—	600,000	15 January 2021 to 14 January 2030	20.15
	4 December 2020	697,000	—	—	—	—	697,000	4 December 2021 to 3 December 2030	13.84
	3 December 2021	1,322,000	—	—	—	—	1,322,000	3 December 2022 to 2 December 2031	6.92
	2 September 2022	861,000	—	—	—	—	861,000	2 September 2023 to 1 September 2032	4.71
	7 December 2023	903,000	—	—	—	—	903,000	7 December 2024 to 6 December 2033	5.94
	5 December 2024	897,000	—	—	—	—	897,000	5 December 2025 to 4 December 2034	5.86
	4 December 2025	874,000	—	—	—	—	874,000	4 December 2026 to 3 December 2035	6.53
Total		45,401,000	—	—	(1,644,000)	—	43,757,000		

The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

There were no share options granted during the six months ended 30 June 2026 (six months ended 30 June 2025: nil), and all awards granted under the 2023 Employee Ownership Scheme during the same period have been satisfied by issued Shares and returned Shares. Accordingly, the number of Shares that may be issued in respect of options and awards granted under all share schemes of the Company during the reporting period divided by the weighted average number of the Shares in issue (excluding treasury shares, if any) for the reporting period was not applicable.

Other Information

SHARE OPTION SCHEMES (CONTINUED)

Share Option Grants (continued)

Save as disclosed above, none of the grantees for share options granted and to be granted during the six months ended 30 June 2026 (i) are the directors, chief executives or substantial shareholders of the Company, or their respective associates; (ii) are awarded with options granted and to be granted in excess of the 1% individual limit; and (iii) are Related Entity Participants or Service Providers with options granted and to be granted in any 12-month period exceeding 0.1% of the Shares in issue (excluding treasury shares, if any). No options were granted or to be granted to any Related Entity Participants, Service Providers or other employees during the six months ended 30 June 2026.

PURCHASE, SALE OR REDEMPTION OF THE COMPANY'S LISTED SECURITIES

Neither the Company nor any of its subsidiaries purchased, sold or redeemed any of the Group's listed securities (including sale of treasury shares) during the six months ended 30 June 2026. As at 30 June 2026, the Company did not hold any treasury shares.

CORPORATE GOVERNANCE PRACTICES

Our commitment to integrity and dedication to maintaining and ensuring high standards of corporate governance are fundamental to our ability to conduct our business and sustain the respect of the investment community and the people who regulate our industry. The Company's corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code and are regularly reviewed and developed in the interests of the Company, its Shareholders and other stakeholders.

The Company has complied with the code provisions in the Code for the six months ended 30 June 2026.

MODEL CODE

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, which was most recently updated in March 2017. The terms of such code are no less exacting than those set out in the Model Code. Having made specific enquiry of the Directors, all Directors have confirmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company's own code of conduct for the six months ended 30 June 2026.

Other Information

QUARTERLY REPORTING BY WYNN RESORTS, LIMITED

Our ultimate controlling shareholder, Wynn Resorts, Limited, is listed on the NASDAQ global select market and is a reporting company under the United States Securities Exchange Act of 1934 and is required to file quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly financial information (including financial information about the Macau segments of Wynn Resorts, Limited, which are operated by the Company). Such information will be presented in accordance with U.S. GAAP.

At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rules 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the press release pertaining to the Group.

In addition to the quarterly press release, Wynn Resorts, Limited also files quarterly reports with the SEC. Simultaneously with the filing of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rules 13.09 and 37.47B of the Listing Rules and Part XIVA of the SFO by extracting the key highlights of the quarterly report pertaining to the Group.

CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21

Under the terms of the WM Cayman II Revolver, it is a mandatory prepayment event if Wynn Resorts, Limited, the Company's controlling shareholder, ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II measured by voting power.

In addition, the terms of the WML 2027 Notes, the WML 2028 Notes, the WML 2029 Notes, the WML 2034 Notes and the WML Convertible Bonds contain a change of control provision that would, if triggered, give rise to a right in favor of the holders of the WML 2027 Notes, the WML 2028 Notes, the WML 2029 Notes, the WML 2034 Notes and the WML Convertible Bonds to require the Company to repurchase such notes. Under the indentures of the WML 2027 Notes, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than the Company's former Chairman and Chief Executive Officer and his related parties becoming the direct or indirect owner of more than 50% of the outstanding voting stock of WRL. Under the indentures of the WML 2028 Notes, the WML 2029 Notes and the WML 2034 Notes and the Terms and Conditions, the circumstances that will constitute a change of control include, among others, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests. For further details, please refer to the Company's announcements dated 14 September 2017, 11 December 2019, 20 August 2020, 3 March 2023 and 13 August 2025, respectively.

Other Information

CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21 (CONTINUED)

Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules as of 30 June 2026.

LITIGATION

The Group did not have any material litigation outstanding as at 30 June 2026.

CHANGES IN INFORMATION OF DIRECTORS

To the best knowledge of the Company having made all reasonable enquiries save for the changes set out below, there were no changes in the information of the Directors during the reporting period and up to date of this interim report which is required to be disclosed pursuant to Rule 13.51B(1) of the Listing Rules.

(a) Dr. Allan Zeman ceased to be a member of the Tourism Strategy Committee in December 2025.

(b) Mr. Lam Kin Fung Jeffrey was appointed as chairman of the board of directors of Hung Shui Kiu Industry Park Company Limited, with effect from 1 June 2026.

REVIEW OF UNAUDITED INTERIM FINANCIAL INFORMATION

The Group's unaudited interim financial information for the reporting period has been reviewed by the Company's audit and risk committee which comprises three independent non-executive Directors: Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Dr. Allan Zeman and by the Company's auditor in accordance with Hong Kong Standards on Review Engagements 2410, *Review of Interim Financial Information Performed by the Independent Auditor of the Entity* issued by the Hong Kong Institute of Certified Public Accountants.

On behalf of the Board

Allan Zeman
Chairman
Hong Kong, 27 August 2026

Report on Review of Interim Financial Information

Ernst & Young
27/F, One Taikoo Place
979 King's Road
Quarry Bay, Hong Kong

安永會計師事務所
香港鰂魚涌英皇道979號
太古坊一座27樓

Tel 電話: +852 2846 9888
Fax 傳真: +852 2868 4432
ey.com

To the shareholders of Wynn Macau, Limited
(Incorporated in the Cayman Islands with limited liability)

INTRODUCTION

We have reviewed the interim financial information set out on pages 90 to 125, which comprises the condensed consolidated statement of financial position of Wynn Macau, Limited (the "Company") and its subsidiaries (together, the "Group") as at 30 June 2026 and the related condensed consolidated statements of profit or loss and other comprehensive income, changes in equity and cash flows for the six-month period then ended, and explanatory notes. The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited require the preparation of a report on interim financial information to be in compliance with the relevant provisions thereof and International Accounting Standard 34 *Interim Financial Reporting* ("IAS 34") as issued by the International Accounting Standards Board. The directors of the Company are responsible for the preparation and presentation of this interim financial information in accordance with IAS 34. Our responsibility is to express a conclusion on this interim financial information based on our review. Our report is made solely to you, as a body, in accordance with our agreed terms of engagement, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

SCOPE OF REVIEW

We conducted our review in accordance with Hong Kong Standard on Review Engagements 2410 *Review of Interim Financial Information Performed by the Independent Auditor of the Entity* as issued by the Hong Kong Institute of Certified Public Accountants. A review of interim financial information consists of making inquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Hong Kong Standards on Auditing and consequently does not enable us to obtain assurance that we would become aware of all significant matters that might be identified in an audit. Accordingly, we do not express an audit opinion.

Report on Review of Interim Financial Information

CONCLUSION

Based on our review, nothing has come to our attention that causes us to believe that the interim financial information is not prepared, in all material respects, in accordance with IAS 34.

Ernst & Young
Certified Public Accountants
Hong Kong

27 August 2026

Interim Financial Information

Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income

	Notes	For the six months ended 30 June 2026 HK$ (unaudited)	2025 HK$ (unaudited)
		(in thousands, except for per Share amounts)	
Operating revenues			
Casino		**13,348,989**	11,385,785
Rooms		**907,773**	935,768
Food and beverage		**788,812**	763,386
Retail and other		**547,983**	541,466
		15,593,557	13,626,405
Operating costs and expenses			
Gaming taxes and premiums		**6,986,646**	5,959,478
Staff costs		**2,450,963**	2,203,966
Other operating expenses	3	**2,344,503**	2,177,672
Depreciation and amortization		**1,306,969**	1,210,315
Property charges and other		**66,608**	56,579
		13,155,689	11,608,010
Operating profit		**2,437,868**	2,018,395
Finance revenues	4	**168,284**	185,895
Finance costs	5	**(1,482,650)**	(1,423,152)
Net foreign currency differences		**(238,401)**	(347,925)
Change in derivatives fair value	16	**691,038**	(177,309)
		(861,729)	(1,762,491)
Profit before tax		**1,576,139**	255,904
Income tax expense	6	**29,726**	25,284
Net profit attributable to owners of the Company		**1,546,413**	230,620

Interim Financial Information

Condensed Consolidated Statement of Profit or Loss and Other Comprehensive Income

	Notes	For the six months ended 30 June 2026 HK$	 2025 HK$
		(in thousands, except for per Share amounts)	
		(unaudited)	(unaudited)
Other comprehensive income			
Other comprehensive income that may be reclassified to profit or loss in subsequent periods:			
Currency translation reserve		—	—
Other comprehensive income for the period		—	—
Total comprehensive income attributable to owners of the Company		**1,546,413**	230,620
Basic earnings per Share	7	**0.30**	0.04
Diluted earnings per Share	7	**0.26**	0.04

Interim Financial Information
Condensed Consolidated Statement of Financial Position

	Notes	As at 30 June 2026 HK$	As at 31 December 2025 HK$
		(in thousands)	
		(unaudited)	(audited)
Non-current assets			
Property and equipment and construction in progress	10	**21,665,787**	21,942,280
Right-of-use assets		**960,659**	1,024,913
Goodwill and intangible asset, net	11	**1,461,125**	1,542,877
Deposits for acquisition of property and equipment		**26,646**	14,566
Investments		**473,520**	526,021
Other non-current assets		**725,843**	757,780
Restricted cash and cash equivalents		**695,331**	694,758
Total non-current assets		**26,008,911**	26,503,195
Current assets			
Inventories		**343,315**	341,623
Trade and other receivables	12	**1,131,571**	1,480,273
Prepayments and other current assets		**300,949**	264,473
Investments		**4,135,551**	4,682,888
Amounts due from related companies	19	**149,606**	153,217
Restricted cash and cash equivalents		**7,918**	5,798
Cash and cash equivalents		**7,409,906**	7,130,505
Total current assets		**13,478,816**	14,058,777
Current liabilities			
Accounts payable	13	**412,747**	532,898
Interest-bearing borrowings	15	**4,171,861**	4,286,960
Lease liabilities		**31,689**	31,743
Construction payables and accruals		**386,778**	502,947
Other payables and accruals	14	**4,718,834**	5,536,966
Amounts due to related companies	19	**89,532**	109,278
Income tax payables		**29,964**	54,548
Other current liabilities		**346,654**	368,595
Total current liabilities		**10,188,059**	11,423,935
Net current assets		**3,290,757**	2,634,842
Total assets less current liabilities		**29,299,668**	29,138,037

Interim Financial Information
Condensed Consolidated Statement of Financial Position

	Notes	As at 30 June 2026 HK$	As at 31 December 2025 HK$
		(in thousands)	
		(unaudited)	(audited)
Non-current liabilities			
Interest-bearing borrowings	15	**41,012,289**	40,744,563
Lease liabilities		**96,320**	117,976
Construction retentions payable		**5,341**	6,674
Other long-term liabilities		**1,247,130**	1,768,578
Total non-current liabilities		**42,361,080**	42,637,791
Net liabilities		**(13,061,412)**	(13,499,754)
Equity			
Deficiency in assets attributable to owners of the Company			
Issued capital		**5,265**	5,258
Share premium account		**684,967**	639,643
Shares held for employee ownership schemes		**(27)**	(26)
Deficit		**(13,751,617)**	(14,144,629)
Total deficiency in assets		**(13,061,412)**	(13,499,754)

Approved and authorized for issue by the Board on 27 August 2026.

Craig S. Billings
Director

Linda Chen
Director

Interim Financial Information
Condensed Consolidated Statement of Changes in Equity

	Note	Issued Capital HK$	Share Premium Account HK$	Shares Held for Employee Ownership Schemes HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$	Accumulated Losses* HK$	Currency Translation Reserve* HK$	Total Deficiency in Assets HK$
		Attributable To Owners Of The Company				(in thousands)				
At 1 January 2026 (audited)		**5,258**	**639,643**	**(26)**	**1,272,712**	**554,740**	**1,213,592**	**(17,195,705)**	**10,032**	**(13,499,754)**
Net profit for the period		—	—	—	—	—	—	1,546,413	—	1,546,413
Total comprehensive income for the period		—	—	—	—	—	—	1,546,413	—	1,546,413
Share-based payments		—	—	—	64,855	—	—	—	—	64,855
Shares issued for the employee ownership scheme		7	—	(7)	—	—	—	—	—	—
Transfer to share premium upon vesting of awards under the employee ownership schemes		—	45,324	6	(45,330)	—	—	—	—	—
Transfer of share option reserve upon expiry of share options		—	—	—	(3,964)	—	—	3,964	—	—
Returned dividend from forfeited awards under the employee ownership schemes		—	—	—	—	—	—	883	—	883
2025 final dividend declared	8	—	—	—	—	—	—	(1,173,809)	—	(1,173,809)
At 30 June 2026 (unaudited)		**5,265**	**684,967**	**(27)**	**1,288,273**	**554,740**	**1,213,592**	**(16,818,254)**	**10,032**	**(13,061,412)**
At 1 January 2025 (audited)		5,249	581,210	(27)	1,230,079	554,740	1,213,592	(16,885,172)	10,032	(13,290,297)
Net profit for the period		—	—	—	—	—	—	230,620	—	230,620
Total comprehensive income for the period		—	—	—	—	—	—	230,620	—	230,620
Share-based payments		—	—	—	62,255	—	—	—	—	62,255
Shares issued for the employee ownership scheme		8	—	(8)	—	—	—	—	—	—
Transfer to share premium upon vesting of awards under the employee ownership schemes		—	47,809	8	(47,817)	—	—	—	—	—
Transfer of share option reserve upon expiry of share options		—	—	—	(3,731)	—	—	3,731	—	—
Returned dividend from forfeited awards under the employee ownership schemes		—	—	—	—	—	—	532	—	532
2024 final dividend declared	8	—	—	—	—	—	—	(972,491)	—	(972,491)
At 30 June 2025 (unaudited)		5,257	629,019	(27)	1,240,786	554,740	1,213,592	(17,622,780)	10,032	(13,969,381)

* These reserve accounts comprised the consolidated deficit of HK$13.75 billion in the condensed consolidated statement of financial position as at 30 June 2026 (31 December 2025: HK$14.14 billion).

\# "Other reserves" as at 1 January 2025, 30 June 2025, 1 January 2026 and 30 June 2026 were composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

Interim Financial Information
Condensed Consolidated Statement of Cash Flows

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
Net cash flows generated from operating activities	**3,282,029**	3,373,065
Investing activities		
Purchases of property and equipment and other assets, net of construction payables and accruals and construction retentions payable	**(1,133,518)**	(1,055,413)
Proceeds from sale of property and equipment	**3,099**	251
Interest received	**103,530**	194,867
Purchase of investments	**(446,318)**	—
Proceeds from maturity of investments	**1,099,650**	—
Increase in restricted cash and cash equivalents	**(142)**	(223)
Net cash flows used in investing activities	**(373,699)**	(860,518)
Financing activities		
Interest paid	**(1,206,935)**	(1,233,865)
Increase in restricted cash and cash equivalents	**(2,551)**	(3,866)
Dividend paid	**(1,171,248)**	(968,617)
Payments of debt financing costs	**(4)**	(64)
Payments of the principal component of lease liabilities	**(20,147)**	(19,027)
Payments of the interest component of lease liabilities	**(4,934)**	(5,289)
Payments of financial liability associated with an intangible asset	**(243,018)**	(126,291)
Net cash flows used in financing activities	**(2,648,837)**	(2,357,019)
Net increase in cash and cash equivalents	**259,493**	155,528
Cash and cash equivalents as at 1 January	**7,130,505**	11,333,372
Effect of foreign exchange rate changes, net	**19,908**	89,566
Cash and cash equivalents as at 30 June	**7,409,906**	11,578,466

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

1. CORPORATE AND GROUP INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company's Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company's registered office address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates hotel and casino resorts in Macau, namely Wynn Palace and Wynn Macau. WRM has been conducting gaming activities in our casinos in Macau under concession contracts signed with the Macau government. On 16 December 2022, WRM entered into a definitive Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau.

The Group is a party to land concessions for approximately 51 acres of land in the Cotai area of Macau (the "Cotai Land") where Wynn Palace is located and approximately 16 acres of land on the Macau peninsula where Wynn Macau is located for terms of 25 years from May 2012 and August 2004, respectively.

WM Cayman Holdings Limited I owns approximately 72% of the Shares of the Company and approximately 28% of the Shares of the Company are owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries

The following is a list of subsidiaries of the Company as at 30 June 2026:

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WM Cayman Holdings Limited II	Cayman Islands	Investment holding	Ordinary shares — US$1	100%
Wynn Resorts International, Ltd.	Isle of Man	Investment holding	Ordinary shares — GBP2	100%
Wynn Resorts (Macau) Holdings, Ltd.	Isle of Man	Investment holding	Ordinary shares — Class A shares: GBP343 — Class B shares: GBP657	100%
Wynn Resorts (Macau), Limited	Hong Kong	Investment holding	Ordinary shares — HK$100	100%
Wynn Resorts (Macau) S.A.	Macau	Operator of hotel casino and related gaming businesses	Share capital — MOP5,000,000,000	100%**
Palo Real Estate Company Limited	Macau	Development, design and preconstruction activities	Share capital — MOP1,000,000	100%
WML Finance I Limited	Cayman Islands	Entity facilitates lending within the Group	Ordinary shares — US$1	100%
WML Corp. Ltd.	Cayman Islands	Investment holding	Ordinary shares — US$1	100%*
WML Branch Services Limited	Cayman Islands	Provision of treasury, financing, and administrative services	Ordinary shares — US$1	100%*

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

1. CORPORATE AND GROUP INFORMATION (CONTINUED)

Information about subsidiaries (continued)

Name	Place of Incorporation/ Operation	Principal Activities	Nominal Value of Issued Share/ Registered Capital	Interest Held
WML Logistics Services Limited	Cayman Islands	Provision of treasury, financing, and administrative services	Ordinary shares — US$1	100%*
Sierra International Management and Services Limited	Macau	Technical consultancy and administrative activities, management and support services	Quota capital — MOP100,000	100%

* Shares directly held by the Company

** 15% of the shares are held by a Macau-resident investor which entitle the holder to 15% of the voting rights and social rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 85% of the shares held by the Group are entitled to 85% of the voting rights and 100% of the profit participation or economic interest.

None of the subsidiaries had any debt securities outstanding at 30 June 2026 or at any time during the six months ended 30 June 2026.

The Company has consolidated certain operating entities within the Group without any legal interests. Due to the implementation of the employee ownership schemes of the Group, the Company has set up structured entities, Trusts. In addition, WRM has set up a charitable foundation in Macau, Wynn Care Foundation, which is a structured entity of the Group. Particulars of the structured entities are as follows:

Structured Entities	Principal Activities
Trusts	Administering and holding the Company's Shares acquired for the employee ownership schemes, which are set up for the benefit of eligible participants of the schemes
Charitable foundation	Conducting charitable activities for the benefit of Macau and mainland China

2.1 ACCOUNTING POLICIES AND BASIS OF PREPARATION

This interim financial information has been prepared in accordance with the applicable disclosure requirements of Appendix D2 to the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and International Accounting Standard ("IAS") 34 *Interim Financial Reporting* issued by the International Accounting Standards Board. The interim financial information does not include all the information and disclosures required in the annual financial statements, and should be read in conjunction with the Group's annual financial statements for the year ended 31 December 2025.

As at 30 June 2026, the Group had a deficiency in assets of HK$13.06 billion. However, the Group had total cash and cash equivalents, excluding restricted cash, of HK$7.41 billion, short-term investments of HK$4.14 billion, and had access to approximately HK$10.56 billion of available borrowing capacity from the WM Cayman II Revolver. Given the Group's liquidity position as at 30 June 2026, the Group believes it will be able to support continuing operations.

2.2 IMPACT OF REVISED IFRS ACCOUNTING STANDARDS

The accounting policies adopted in the preparation of the interim financial information are consistent with those followed in the preparation of the Group's annual consolidated financial statements for the year ended 31 December 2025, except for the adoption of the following revised accounting standards effective as of 1 January 2026:

Amendments to IFRS 9 and IFRS 7	*Amendments to the Classification and Measurement of Financial Instruments*
Amendments to IFRS 10, IFRS 9, IFRS 1, IAS 7, IFRS 7	*Annual Improvements to IFRS Accounting Standards — Volume 11*

The adoption of the revised accounting standards did not have a material impact on the interim financial information of the Group.

2.3 ISSUED BUT NOT YET EFFECTIVE IFRS ACCOUNTING STANDARDS

The Group has not early adopted any accounting standard, interpretation or amendment that has been issued but is not yet effective.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

2.4 SEGMENT REPORTING

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-makers, who are responsible for allocating resources and assessing performance of the operating segments and making strategic decisions. For management purposes, during the six months ended 30 June 2026, the Group reviewed Wynn Palace and Wynn Macau as two reportable segments. Refer to note 9 for segment information.

3. OTHER OPERATING EXPENSES

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
License fees	**490,321**	437,410
Advertising and promotions	**435,989**	429,662
Cost of sales	**375,292**	327,217
Operating supplies and equipment	**206,067**	192,748
Repairs and maintenance	**180,257**	190,090
Utilities and fuel	**163,334**	153,800
Contracted services	**139,969**	144,568
Corporate support services and other	**52,773**	52,824
Provision/(reversal of provision) for credit losses, net	**28,399**	(9,409)
Other support services	**24,650**	17,329
Auditor's remuneration	**3,899**	4,364
Short-term lease expenses	**906**	677
Other expenses	**242,647**	236,392
	2,344,503	2,177,672

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

4. FINANCE REVENUES

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
Interest income from cash at banks and investments	**168,284**	185,895

5. FINANCE COSTS

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
Interest expense	**1,300,423**	1,289,411
Amortization of debt financing costs, debt discount and premiums, net	**137,813**	117,450
Bank fees for unused facilities	**39,345**	10,253
Interest expense on lease liabilities	**5,069**	6,038
	1,482,650	1,423,152

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

6. INCOME TAX EXPENSE

The major components of income tax expense for the six months ended 30 June 2026 and 2025 were:

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
Income tax expense:		
Current — overseas	**29,726**	25,284

No provision for Hong Kong profits tax for the six months ended 30 June 2026 has been made as there was no assessable profit generated in Hong Kong (six months ended 30 June 2025: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (six months ended 30 June 2025: 12%). For the six months ended 30 June 2026, the tax provision of HK$29.7 million results from the current income tax expense accrued by our subsidiaries owning WRM's shares under the WRM Shareholder Dividend Tax Agreement (six months ended 30 June 2025: HK$25.3 million).

In January 2024, WRM received an exemption from Macau's 12% Complementary Tax on casino gaming profits from 1 January 2023 to 31 December 2027. The Group's non-gaming profits remain subject to the Macau's 12% Complementary Tax and its casino winnings remain subject to the Macau special gaming tax and other levies in accordance with its concession agreement.

In February 2024, WRM renewed the WRM Shareholder Dividend Tax Agreement with the Macau Special Administrative Region for the period from 1 January 2023 through 31 December 2025 that provides for a payment to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profits. In January 2026, WRM applied for an extension of this agreement for an additional two years through 31 December 2027. The tax expense was MOP30.6 million (approximately HK$29.7 million) for the six months ended 30 June 2026 (six months ended 30 June 2025: HK$25.3 million).

6. INCOME TAX EXPENSE (CONTINUED)

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group's subsidiaries file income tax returns in Macau and various foreign jurisdictions as required by law. The Group's income tax returns are subject to examination by tax authorities in the locations where it operates. The Group's 2021 to 2025 Macau Complementary Tax returns remain subject to examination by the Financial Services Bureau of the Macau Special Administrative Region (the "Financial Services Bureau").

Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identified as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities.

The Group considered whether it has any uncertain tax positions and concluded that it is not probable that the tax authorities will accept certain tax positions taken by the Group. As at 30 June 2026, the Group had unrecognized tax losses of HK$3.29 billion (31 December 2025: HK$2.36 billion) and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authority. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share for the six months ended 30 June 2026 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares outstanding of 5,236,379,385 during the period (six months ended 30 June 2025: 5,228,081,264).

The calculation of diluted earnings per Share for the six months ended 30 June 2026 is based on the consolidated net profit attributable to owners of the Company, adjusted down by HK$46.9 million for the potential dilutive impact assuming that the conversion of the WML Convertible Bonds occurred as of the beginning of the reporting period under the if-converted method, and on a weighted average number of Shares of 5,752,619,359 including the weighted average number of Shares outstanding of 5,236,379,385 during the period plus the weighted average number of potential Shares of 516,239,974 arising from the deemed conversion of the WML Convertible Bonds, deemed exercise of share options and deemed vesting of awards under the Company's employee ownership schemes.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY (CONTINUED)

The calculation of diluted earnings per Share for the six months ended 30 June 2025 is based on the consolidated net profit attributable to owners of the Company and on the weighted average number of Shares of 5,238,147,851 including the weighted average number of Shares outstanding of 5,228,081,264 during the period plus the weighted average number of potential Shares of 10,066,587 arising from the deemed exercise of share options and deemed vesting of awards under the Company's employee ownership schemes. As the impact of the WML Convertible Bonds outstanding had an anti-dilutive effect on the basic earnings per Share presented for the six months ended 30 June 2025, no adjustment had been made.

8. DIVIDEND

	For the six months ended 30 June	
	2026	2025
	HK$	HK$
	(in thousands)	
	(unaudited)	(unaudited)
2025 final dividend of HK$0.223 per Share declared (2024: HK$0.185 per Share)	**1,173,809**	972,491

On 27 August 2026, the Board resolved to declare an interim dividend of HK$0.223 per Share to be paid in respect of the six months ended 30 June 2026.

9. SEGMENT INFORMATION

The Group's principal operating activities occur in Macau, which is the sole geographic area in which the Group is domiciled. The Group reviews the results of operations for each of its operating segments. Wynn Palace, which opened on 22 August 2016, is managed as an operating segment and a reportable segment. Wynn Macau and Encore at Wynn Macau are managed as a single integrated resort and are aggregated as one operating segment, which is also a reportable segment ("Wynn Macau"). The Group identifies each integrated resort as a reportable segment considering operations within each integrated resort have similar economic characteristics, type of customers, types of services and products, the regulatory environment of the operations and the Group's organizational and management reporting structure. Other Macau primarily represents cash and cash equivalents and investments held by the Company.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

9. SEGMENT INFORMATION (CONTINUED)

	Notes	For the six months ended 30 June 2026 HK$ (in thousands) (unaudited)	2025 HK$ (in thousands) (unaudited)
Wynn Palace:			
Casino		**8,832,372**	6,953,811
Rooms		**577,393**	584,807
Food and beverage		**506,966**	484,360
Retail and other		**350,675**	354,487
Wynn Macau:			
Casino		**4,516,617**	4,431,974
Rooms		**330,380**	350,961
Food and beverage		**281,846**	279,026
Retail and other		**197,308**	186,979
Total operating revenues		**15,593,557**	13,626,405
Adjusted EBITDA			
Wynn Palace		**2,823,366**	2,195,913
Wynn Macau		**1,153,655**	1,270,929
		3,977,021	3,466,842
Other operating costs and expenses			
Depreciation and amortization		**1,306,969**	1,210,315
Pre-opening costs		**6,317**	32,639
Property charges and other		**66,608**	56,579
Share-based payments		**58,047**	55,419
Wynn Macau, Limited corporate expenses		**101,212**	93,495
Operating profit		**2,437,868**	2,018,395
Non-operating income and expenses			
Finance revenues	4	**168,284**	185,895
Finance costs	5	**(1,482,650)**	(1,423,152)
Net foreign currency differences		**(238,401)**	(347,925)
Change in derivatives fair value	16	**691,038**	(177,309)
Profit before tax		**1,576,139**	255,904
Income tax expense	6	**29,726**	25,284
Net profit attributable to owners of the Company		**1,546,413**	230,620

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

9. SEGMENT INFORMATION (CONTINUED)

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Total assets		
Wynn Palace	**21,069,374**	21,911,947
Wynn Macau	**11,512,848**	10,770,412
Other Macau	**6,905,505**	7,879,613
Total	**39,487,727**	40,561,972

10. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

For the six months ended 30 June 2026, the Group incurred HK$929.2 million (six months ended 30 June 2025: HK$1,063.2 million) on additions of property and equipment and construction in progress. The Group disposed of property and equipment and construction in progress with a net carrying amount of HK$43.5 million (six months ended 30 June 2025: HK$55.7 million).

11. GOODWILL AND INTANGIBLE ASSET, NET

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Macau gaming concession:		
Cost	**1,635,045**	1,635,045
Less: accumulated amortization	**(572,265)**	(490,513)
	1,062,780	1,144,532
Goodwill	**398,345**	398,345
Total goodwill and intangible asset, net	**1,461,125**	1,542,877

11. GOODWILL AND INTANGIBLE ASSET, NET (CONTINUED)

Macau gaming concession

In December 2022, WRM entered into the Gaming Concession Contract with the Macau government, pursuant to which WRM was granted a 10-year gaming concession commencing on 1 January 2023 and expiring on 31 December 2032, to operate games of chance at Wynn Palace and Wynn Macau. Under the terms of the Gaming Concession Contract, WRM is required to pay the Macau government an annual gaming premium consisting of a fixed and a variable portion. The fixed portion of the premium is composed of an annual amount equal to MOP30.0 million (approximately HK$29.1 million). The variable portion is composed of an annual amount equal to MOP300,000 (approximately HK$291,000) per gaming table located in special gaming halls reserved exclusively to particular games or players, MOP150,000 (approximately HK$146,000) per gaming table that is not reserved exclusively to particular games or players, and MOP1,000 (approximately HK$971) per gaming machine, including slot machines, operated by WRM. The amount of the variable portion of the premium cannot be less than the amount that would result from the permanent operation of 500 gaming tables and 1,000 gaming machines.

On 1 January 2023, the Group recognized an intangible asset and financial liability of MOP1.68 billion (approximately HK$1.64 billion), representing the right to operate games of chance at Wynn Palace and Wynn Macau and the unconditional obligation to make payments under the Gaming Concession Contract. This intangible asset comprises the contractually obligated annual payments of fixed and variable premiums, as well as fees associated with the Property Transfer Agreements. The contractually obligated annual variable premium payments associated with the intangible asset were determined using the total number of gaming tables and gaming machines that WRM is currently approved to operate by the Macau government. In the accompanying condensed consolidated statement of financial position, the non-current portion of the financial liability is included in "Other long-term liabilities" and the current portion is included in "Other current liabilities". The intangible asset is being amortized on a straight-line basis over the 10-year term of the Gaming Concession Contract.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

12. TRADE AND OTHER RECEIVABLES

Trade and other receivables consisted of the following as at 30 June 2026 and 31 December 2025:

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Casino	963,559	1,347,462
Retail leases	60,213	70,334
Hotel	6,203	7,532
Trade receivables	1,029,975	1,425,328
Other receivables	265,830	195,943
Less: allowance for credit losses	(164,234)	(140,998)
Total trade and other receivables, net	1,131,571	1,480,273

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

12. TRADE AND OTHER RECEIVABLES (CONTINUED)

An aged analysis of trade receivables is as follows:

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Within 30 days	**289,607**	450,711
31 to 90 days	**122,190**	334,064
91 to 365 days	**465,460**	497,572
Over 365 days	**152,718**	142,981
Trade receivables	**1,029,975**	1,425,328
Other receivables	**265,830**	195,943
Less: allowance for credit losses	**(164,234)**	(140,998)
Total trade and other receivables, net	**1,131,571**	1,480,273

Trade and other receivables are generally repayable within 14 days.

13. ACCOUNTS PAYABLE

During the six months ended 30 June 2026 and the year ended 31 December 2025, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at the end of the reporting period, based on invoice dates, is as follows:

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Within 30 days	**342,956**	399,441
31 to 60 days	**46,177**	82,574
61 to 90 days	**8,666**	20,760
Over 90 days	**14,948**	30,123
	412,747	532,898

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

14. OTHER PAYABLES AND ACCRUALS

Other payables and accruals consisted of the following as at 30 June 2026 and 31 December 2025:

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Customer deposits	2,064,627	2,366,964
Gaming taxes and premiums payable	1,038,755	1,259,268
Outstanding chip liabilities	311,281	442,570
Loyalty program and related liabilities	95,016	87,811
Other gaming-related liabilities	8,010	7,142
Others	1,201,145	1,373,211
	4,718,834	5,536,966

15. INTEREST-BEARING BORROWINGS

	Notes	As at 30 June 2026 HK$	As at 31 December 2025 HK$
		(in thousands)	
		(unaudited)	(audited)
Bank loans	(a)	8,960,504	8,946,206
Senior notes	(b)	32,151,563	31,906,359
Convertible bonds	(c)	4,705,107	4,669,223
		45,817,174	45,521,788
WML Convertible Bond Conversion Option Derivative	(c)	15,391	253,587
Unamortized debt financing costs, debt discount and premiums, net		(648,415)	(743,852)
Total interest-bearing borrowings		45,184,150	45,031,523

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

15. INTEREST-BEARING BORROWINGS (CONTINUED)

The borrowings are repayable as follows:

	Notes	As at 30 June 2026 HK$	As at 31 December 2025 HK$
		(in thousands)	
		(unaudited)	(audited)
Bank loans:	(a)		
In the third to fifth years, inclusive		**8,960,504**	8,946,206
Senior notes:	(b)		
In the second year		**5,881,383**	5,836,529
In the third to fifth years, inclusive		**18,428,335**	18,287,791
After the fifth year		**7,841,845**	7,782,039
		32,151,563	31,906,359
Unamortized debt financing costs and premiums, net		**(99,778)**	(108,002)
		32,051,785	31,798,357
Convertible bonds:	(c)		
In the third to fifth years, inclusive		**4,705,107**	4,669,223
WML Convertible Bond Conversion Option Derivative	16	**15,391**	253,587
Unamortized debt financing costs and debt discount		**(548,637)**	(635,850)
		4,171,861	4,286,960

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes:

(a) **Bank loans**

WM Cayman II Revolver, unsecured

On 16 September 2021, WM Cayman II, a wholly-owned subsidiary of WML, as borrower and WML as guarantor, entered into a facility agreement with, among others, Bank of China Limited, Macau Branch as agent and a syndicate of lenders (the "Facility Agreement"), pursuant to which the lenders made available in an aggregate amount of HK$11.71 billion equivalent revolving unsecured credit facility consisting of a U.S. dollar tranche in an amount of US$312.5 million (approximately HK$2.45 billion) and a Hong Kong dollar tranche in an amount of HK$9.26 billion to WM Cayman II. WM Cayman II had the ability to upsize the total WM Cayman II Revolver by an additional US$1.00 billion (approximately HK$7.80 billion) under the facility agreement and related agreements upon the satisfaction of various conditions.

Pursuant to the Facility Agreement, as amended in May 2022, June 2023 and September 2024 (the "Amended and Restated Facility Agreement"), the borrowings under the WM Cayman II Revolver bear interest at Term SOFR, plus a credit adjustment spread of 0.10% (with the sum of Term SOFR and such credit adjustment spread being subject to a minimum floor of 0.00%) or HIBOR, in each case, plus a margin of 1.875% to 2.875% per annum based on WM Cayman II's leverage ratio on a consolidated basis. Loans outstanding under the WM Cayman II Revolver have a maturity date of 16 September 2028, or the immediately preceding business day if 16 September 2028 is not a business day.

In July 2025, WM Cayman II increased the borrowing capacity under the WM Cayman II Revolver by an additional aggregate amount of US$1.00 billion equivalent (approximately HK$7.80 billion) through the exercise of the accordion feature under the facility agreement. As a result, the total committed amount of the WM Cayman II Revolver increased to US$2.50 billion equivalent (approximately HK$19.52 billion).

WML, as guarantor, may be subject to certain restrictions on payments of dividends or distributions to its shareholders, unless certain financial criteria have been satisfied. The facility agreement contains representations, warranties, covenants and events of default customary for similar financings, including, but not limited to, restrictions on indebtedness to be incurred by WM Cayman II or its group members and restrictions on creating security over the assets of WM Cayman II or by its group members. The facility agreement also requires WM Cayman II to maintain a certain leverage ratio and interest coverage ratio from time to time as provided under the facility agreement. The facility agreement also contains certain events of default (some of which are subject to grace and remedy periods and materiality qualifiers). It is a property mandatory prepayment event under the facility agreement if there is a loss of gaming operation or gaming concession by the Group. It is a mandatory prepayment event under the facility agreement if Wynn Resorts, Limited ceases to legally and beneficially own and control, directly or indirectly, more than 50% of the outstanding share capital of WM Cayman II measured by voting power. As at 30 June 2026, the Group had approximately HK$10.56 billion in funding available under the WM Cayman II Revolver.

As at 30 June 2026, there was no non-compliance with covenants contained in the WM Cayman II Revolver, and accordingly the outstanding balance was classified as non-current interest-bearing borrowings.

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(b) Senior notes

WML Senior Notes, unsecured

On 20 September 2017, the Company issued 5.500% senior notes due 2027 with an aggregate principal amount of US$750.0 million (approximately HK$5.88 billion) (the "WML 2027 Notes"). Interest on the WML 2027 Notes is payable semi-annually in arrears on 1 April and 1 October of each year, beginning on 1 April 2018. The maturity date of the WML 2027 Notes is 1 October 2027. The Company used the net proceeds from the WML 2027 Notes and cash on hand to repurchase and redeem the WML 2021 Notes.

On 17 December 2019, the Company issued 5.125% senior notes due 2029 with an aggregate principal amount of US$1.00 billion (approximately HK$7.84 billion) (the "WML 2029 Notes"). Interest on the WML 2029 Notes is payable semi-annually in arrears on 15 June and 15 December of each year, beginning on 15 June 2020. The WML 2029 Notes mature on 15 December 2029. The Company used the net proceeds from the WML 2029 Notes to facilitate the repayment of a portion of the Wynn Macau Credit Facilities and for general corporate purposes.

During 2020, the Company issued US$1.00 billion (approximately HK$7.84 billion) of 5.500% senior notes due 2026 (the "WML 2026 Notes") and US$1.35 billion (approximately HK$10.59 billion) of 5.625% senior notes due 2028 (the "WML 2028 Notes"). Interest on the WML 2026 Notes is payable semi-annually in arrears on 15 January and 15 July of each year, beginning on 15 January 2021. Interest on the WML 2028 Notes is payable semi-annually in arrears on 26 February and 26 August of each year, beginning on 26 February 2021. The WML 2026 Notes and the WML 2028 Notes mature on 15 January 2026 and 26 August 2028, respectively. The Company used net proceeds of the WML 2026 Notes and the WML 2028 Notes to facilitate repayments of the Wynn Macau Credit Facilities and for general corporate purposes.

In August 2025, the Company issued US$1.00 billion (approximately HK$7.84 billion) 6.750% senior notes due 2034 (the "WML 2034 Notes") pursuant to an indenture between the Company and Deutsche Bank Trust Company Americas, as trustee. Interest on the WML 2034 Notes is payable semi-annually in arrears on 15 February and 15 August of each year, beginning on 15 February 2026. The WML 2034 Notes mature on 15 February 2034.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(b) **Senior notes** (continued)

WML Senior Notes, unsecured (continued)

In September 2025, in accordance with the terms and conditions of the WML 2026 Notes indenture, the Company used the net proceeds from the issuance of the WML 2034 Notes, along with cash on hand, to redeem in full the outstanding US$1.00 billion (approximately HK$7.78 billion) aggregate principal amount of WML 2026 Notes at a price equal to 100% of the principal amount.

The WML Senior Notes are WML's general unsecured obligations; rank pari passu in right of payment with all of WML's existing and future senior unsecured indebtedness; rank senior to all of WML's future subordinated indebtedness, if any; are effectively subordinated to all of WML's future secured indebtedness, if any, to the extent of the value of the assets securing such indebtedness; and are structurally subordinated to all existing and future obligations of WML's subsidiaries, including the WM Cayman II Revolver. The WML Senior Notes are listed on the Hong Kong Stock Exchange.

The WML Senior Notes indentures contain covenants limiting WML's (and certain of its subsidiaries') ability to, among other things: merge or consolidate with or into another company; and transfer or sell all or substantially all of its properties or assets. The WML Senior Notes indentures also contain customary events of default. In the case of an event of default arising from certain events of bankruptcy or insolvency, all WML Senior Notes then outstanding will become due and payable immediately without further action or notice.

Upon the occurrence of (1) any event after which none of the Company or any of its subsidiaries have such licenses, concessions, subconcessions or other permits or authorizations as necessary to conduct gaming activities in substantially the same manner and scope as it does on the date on which each of the WML Senior Notes were issued, for a period of ten consecutive days or more, and such event has a material adverse effect on the financial condition, business, properties, or results of operations of WML and its subsidiaries, taken as a whole, or (2) the termination, rescission, revocation or modification of any such licenses, concessions, subconcessions or other permits or authorizations which has had a material adverse effect on the financial condition, business, properties, or results of operations of the Company and its subsidiaries, taken as a whole, each holder of the WML Senior Notes will have the right to require the Company to repurchase all or any part of such holder's WML Senior Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest.

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(b) Senior notes (continued)

WML Senior Notes, unsecured (continued)

If the Company undergoes certain Changes of Control (as defined in the WML Senior Notes indentures), it must offer to repurchase the WML Senior Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest. Under the indentures governing the WML 2027 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to the Company's former Chairman and Chief Executive Officer or a related party of the Company's former Chairman and Chief Executive Officer, the consummation of any transaction that results in any party other than the Company's former Chairman and Chief Executive Officer and his related parties becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of WRL, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors. Under the indentures governing the WML 2028 Notes, the WML 2029 Notes and the WML 2034 Notes, the circumstances that will constitute a Change of Control include, among others, the sale, transfer, conveyance or other disposition of all or substantially all of the properties or assets of the Group to any person other than to WRL or any affiliate of WRL, the consummation of any transaction that results in any party other than WRL or any affiliate of WRL becoming the beneficial owner, directly or indirectly, of more than 50% of the outstanding voting stock of the Company, measured by voting power rather than number of equity interests, and a majority of the members of the Board not being continuing directors.

As at 30 June 2026, there was no non-compliance with covenants contained in the WML Senior Notes indentures, and accordingly the outstanding balances under the WML 2027 Notes, the WML 2028 Notes, the WML 2029 Notes and the WML 2034 Notes were classified as non-current interest-bearing borrowings.

(c) Convertible bonds

WML Convertible Bonds, unsecured

On 7 March 2023, WML completed an offering (the "Offering") of US$600.0 million (approximately HK$4.71 billion) 4.50% convertible bonds due 2029 (the "WML Convertible Bonds"). The WML Convertible Bonds are governed by a trust deed dated 7 March 2023 (the "Convertible Bonds Trust Deed"), between WML and DB Trustees (Hong Kong) Limited, as trustee. WML, DB Trustees (Hong Kong) Limited, as trustee, and Deutsche Bank Trust Company Americas entered into an agency agreement, appointing Deutsche Bank Trust Company Americas as the principal paying agent, principal conversion agent, transfer agent and registrar in relation to the WML Convertible Bonds. The net proceeds from the Offering, after deduction of commissions and other related expenses, were US$585.9 million (approximately HK$4.60 billion). WML intends to use the net proceeds for general corporate purposes.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(c) **Convertible bonds** (continued)

WML Convertible Bonds, unsecured (continued)

The WML Convertible Bonds bear interest on their outstanding principal amount from and including 7 March 2023 at the rate of 4.50% per annum, payable semi-annually in arrears on 7 March and 7 September of each year. The WML Convertible Bonds mature on 7 March 2029. At any time on or after 17 April 2023, the WML Convertible Bonds are convertible at the option of the holders thereof into fully paid ordinary shares of WML, each with a nominal value of HK$0.001 per Share, at the initial conversion price of approximately HK$10.24375 per Share, subject to and upon compliance with the terms and conditions of the WML Convertible Bonds (the "Terms and Conditions," and such right, the "Conversion Right"). The conversion price is at the fixed exchange rate of HK$7.8497 per US$1.00, subject to standard adjustments for certain dilutive events as described in the Terms and Conditions. With effect from 6 June 2026, the conversion price has been adjusted to approximately HK$9.02275 per Share pursuant to the Terms and Conditions, according to the announcement issued by WML dated 5 June 2026. WML has the option upon conversion by a bondholder to pay an amount of cash equivalent described in the Terms and Conditions in order to satisfy such Conversion Right in whole or in part.

Holders of the WML Convertible Bonds have the option to require WML to redeem all or some of such holder's WML Convertible Bonds (i) on 7 March 2027 at their principal amount together with interest accrued but unpaid to, but excluding, the date fixed for redemption; or (ii) on the Relevant Event Redemption Date (as defined in the Terms and Conditions) at their principal amount together with interest accrued but unpaid to, but excluding, such date, following the occurrence of (a) when the Shares cease to be listed or admitted to trading or are suspended from trading for a period equal to or exceeding 10 consecutive trading days on the Hong Kong Stock Exchange, or if applicable, the alternative stock exchange, (b) when there is a Change of Control (as defined in the Terms and Conditions), or (c) when less than 25% of WML's total number of issued Shares are held by the public (as interpreted under Rule 8.24 of the Listing Rules on the Hong Kong Stock Exchange).

The WML Convertible Bonds may also be redeemed at the option of WML under certain circumstances specified in the Terms and Conditions, in whole, but not in part, at any time after 7 March 2027, but prior to 7 March 2029, upon giving notice to the bondholders in accordance with the Terms and Conditions. The WML Convertible Bonds constitute direct, unsubordinated, unconditional and, subject to the Terms and Conditions, unsecured obligations of WML and rank pari passu and without any preference or priority among themselves. The Shares to be issued upon exercise of Conversion Right will be fully-paid and will in all respects rank pari passu with the fully-paid Shares in issue on the relevant registration date set forth in the Terms and Conditions.

15. INTEREST-BEARING BORROWINGS (CONTINUED)

Notes: (continued)

(c) **Convertible bonds** (continued)

WML Convertible Bonds, unsecured (continued)

The Convertible Bonds Trust Deed contains covenants limiting WML's and all of its subsidiaries' ability to, among other things, create, permit to subsist or arise or have outstanding any mortgage, charge, pledge, lien or other encumbrance or certain security interest; consolidate or merge with or into another company; and sell, assign, transfer, convey or otherwise dispose of all or substantially all of its and its subsidiaries' properties or assets, with certain exceptions. The Convertible Bonds Trust Deed also contains customary events of default.

The Company determined that the conversion feature contained within the WML Convertible Bonds is required to be bifurcated from the debt host contract and accounted for as a free-standing derivative (the "WML Convertible Bond Conversion Option Derivative") recorded in interest-bearing borrowings in the accompanying condensed consolidated statement of financial position. As the conversion options are not classified as equity and are exercisable at any time on or after 17 April 2023 at the bondholders' option, and WML may be required to redeem all or a portion of the WML Convertible Bonds at the bondholders' option on 7 March 2027, the WML Convertible Bonds are classified as current interest-bearing borrowings. In accordance with applicable accounting standards, the WML Convertible Bond Conversion Option Derivative is reported at fair value at the end of each reporting period, with changes recognized in profit or loss in the condensed consolidated statement of profit or loss and other comprehensive income. For more information, see "Note 16 — Derivative Instruments".

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

16. DERIVATIVE INSTRUMENTS

WML Convertible Bond Conversion Option

The Company determined that the conversion feature contained within the WML Convertible Bonds is not indexed to WML's equity and, as such, is required to be bifurcated from the debt host contract and accounted for as a free-standing derivative. In accordance with applicable accounting standards, the WML Convertible Bond Conversion Option Derivative is reported at fair value as of the end of each reporting period, with changes recognized in profit or loss in the condensed consolidated statement of profit or loss and other comprehensive income.

The following table sets forth the inputs to the lattice models that were used to value the WML Convertible Bond Conversion Option Derivative:

	As at 30 June 2026	As at 31 December 2025
WML stock price	**HK$5.05**	HK$5.94
Estimated volatility	**20.3%**	29.2%
Risk-free interest rate	**3.4%**	2.7%
Expected term (years)	**2.7**	3.2
Dividend yield[(1)]	**0.0%**	0.0%

(1) Dividend yield is assumed to be zero in the lattice models used to value the WML Convertible Bond Conversion Option Derivative, due to a dividend protection feature in the WML Convertible Bond agreement.

In connection with the completion of the Offering on 7 March 2023, the Company recognized a debt discount and a corresponding liability for the embedded derivative, based on an estimated fair value of US$123.5 million (approximately HK$968.8 million). The debt discount will be amortized to interest expense over the term of the WML Convertible Bonds using the effective interest method. As of 30 June 2026 and 31 December 2025, the estimated fair value of the embedded derivative was a liability of US$2.0 million (approximately HK$15.4 million) and US$32.6 million (approximately HK$253.6 million), recorded in current interest-bearing borrowings in the accompanying condensed consolidated statement of financial position. In connection with the change in fair value, the Company recorded a gain of US$30.6 million (approximately HK$239.7 million) and a loss of US$10.0 million (approximately HK$77.2 million) within change in derivatives fair value in the accompanying condensed consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2026 and 2025, respectively.

16. DERIVATIVE INSTRUMENTS (CONTINUED)

Foreign Currency Swaps

The Company entered into foreign currency swap agreements (the "Foreign Currency Swaps") with the objective of managing foreign currency exchange rate risk associated with the outstanding U.S. dollar denominated WML Senior Notes. The Foreign Currency Swaps exchange predetermined amounts of Hong Kong dollars for U.S. dollars at a contractual spot rate, and as of 30 June 2026 and 31 December 2025, have an aggregate notional amount of US$4.10 billion (approximately HK$32.15 billion) and US$4.10 billion (approximately HK$31.91 billion) respectively, and have maturities between October 2027 and August 2030.

As of 30 June 2026, the net fair value of the Foreign Currency Swaps was an asset of US$9.1 million (approximately HK$71.3 million), with US$17.4 million (approximately HK$136.7 million) recorded in Prepayments and other current assets and US$8.3 million (approximately HK$65.4 million) recorded in Other long-term liabilities in the accompanying condensed consolidated statement of financial position. As of 31 December 2025, the net fair value of the Foreign Currency Swaps was a liability of US$36.0 million (approximately HK$280.6 million), with US$17.0 million (approximately HK$132.1 million) recorded in Prepayments and other current assets and US$53.0 million (approximately HK$412.7 million) recorded in Other long-term liabilities in the accompanying consolidated statement of financial position. The fair values of the Foreign Currency Swaps were estimated based on discounted future cash flows, incorporating foreign currency spot rates and market yield curves (Level 2 inputs). Gains and losses on the Foreign Currency Swaps are recorded in profit or loss, as these instruments are not designated as hedges. The Company recorded a gain of US$57.6 million (approximately HK$451.3 million) and a loss of US$13.0 million (approximately HK$100.1 million) within change in derivatives fair value in the accompanying condensed consolidated statement of profit or loss and other comprehensive income for the six months ended 30 June 2026 and 2025, respectively.

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

17. COMMITMENTS

Future minimum rents to be received under lessor arrangements

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**574,611**	561,526
After one year but within two years	**453,389**	403,025
After two years but within three years	**322,285**	290,583
After three years but within four years	**170,073**	152,937
After four years but within five years	**71,999**	68,802
After five years	**19,424**	8,113
	1,611,781	1,484,986

Capital commitments

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Contracted, but not provided for	**556,707**	621,421

17. COMMITMENTS (CONTINUED)

Macau gaming concession

In addition to the Macau gaming premium and Property Transfer Agreement payment commitments as described in note 11 — "Goodwill and intangible asset, net", WRM committed to make certain non-gaming and gaming investments in the amount of MOP21.03 billion (approximately HK$20.42 billion) over the course of the ten-year term of the Gaming Concession Contract. MOP19.80 billion (approximately HK$19.22 billion) of the committed investment will be used for non-gaming capital projects and event programming in connection with, among others, attraction of foreign tourists, conventions and exhibitions, entertainment performances, sports events, culture and art, health and wellness, themed amusement, gastronomy, community tourism and maritime tourism.

Additionally, WRM committed to make the following payments throughout the term of the Gaming Concession Contract:

(i) Special gaming premium — WRM is obligated to pay a special annual gaming premium if the average of the gross gaming revenues of WRM's gaming tables and gaming machines is lower than a certain minimum amount determined by the Macau government. A minimum average annual gross gaming revenue of MOP7.0 million (approximately HK$6.8 million) per gaming table and MOP300,000 (approximately HK$291,000) per gaming machine has been set by the Macau government. If WRM fails to reach such minimum gross gaming revenue, WRM will be required to pay a special premium equal to the difference between the special gaming tax calculated based on the actual gross gaming revenue and that of such minimum gross gaming revenue. No special gaming premium was paid for the six months ended 30 June 2026 and 2025;

(ii) Special levies, totaling 5% of gross gaming revenues. The Macau government may reduce the special levies payable by WRM (1) based on WRM's contribution to the attraction of tourists who enter Macau for tourism and business purposes and hold travel documents issued by countries or regions other than the People's Republic of China; (2) if WRM's operations are adversely affected by abnormal, unpredictable or force majeure circumstances associated with the prevailing economic conditions of Macau; or (3) factors as determined by the Chief Executive of Macau; and

(iii) Special gaming tax assessed at the rate of 35% of gross gaming revenues.

Under the Gaming Concession Contract, WRM provided a first demand bank guarantee of MOP1.00 billion (approximately HK$970.9 million) in favor of the Macau government to support WRM's legal and contractual obligations, from 1 January 2023 until one hundred and eighty days after the term of the Gaming Concession Contract expires or the rescission of the concession.

Macau Land Concession

In July 2026, Palo and WRM accepted the terms and conditions of an amended and restated land concession contract from the Macau government (the "Amended Land Concession Contract"). The Amended Land Concession Contract amends and restates the Cotai Land Concession Agreement among Palo, WRM and the Macau government published in the Official Gazette of Macau on 2 May 2012.

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

17. COMMITMENTS (CONTINUED)

Macau Land Concession (continued)

Pursuant to the Cotai Land Concession Agreement, Palo leases 51 acres of land in the Cotai area of Macau from the Macau government for an initial term of 25 years from 2 May 2012 until 1 May 2037, with the right to renew for additional periods, subject to applicable legislation. The Cotai Land Concession Agreement also requires that WRM, as a gaming concessionaire, operate and manage gaming operations on the Cotai Land.

The Amended Land Concession Contract permits Palo and WRM to expand Wynn Palace to develop a new five-star hotel, a theater and an event and entertainment center on the Cotai Land (the "Expanded Resort"). The Macau government has allocated Palo a maximum of 60 months from the date of publication of the Amended Land Concession Contract to complete development of the Expanded Resort on the Cotai Land. As acceptance of the conditions of the Amended Land Concession Contract, Palo paid an additional land premium of MOP652.3 million (approximately HK$633.3 million) as a one-time lump sum payment. Palo is also required to pay an additional annual rent to the Macau government, resulting in a total annual rent of MOP9.5 million (approximately HK$9.2 million) for the Expanded Resort. The rent for the Expanded Resort may be reviewed by the Macau government every five years since the date of publication of the Amended Land Concession Contract. Palo must also provide the Macau government with an additional guarantee by means of a deposit or bank guarantee for an amount equal to the annual rent payable under the Amended Land Concession Contract.

Other service commitments

	As at 30 June 2026 HK$	As at 31 December 2025 HK$
	(in thousands)	
	(unaudited)	(audited)
Within one year	**256,827**	195,991
After one year but not more than five years	**332,628**	293,898
After five years	**48,937**	58,950
	638,392	548,839

As at 30 June 2026, the Group was committed to purchases of operating supplies totaling HK$142.0 million (31 December 2025: HK$178.7 million).

18. LITIGATION

The Group did not have any material litigation outstanding as at 30 June 2026 (31 December 2025: none).

Interim Financial Information

Notes to Interim Financial Information

For the six months ended 30 June 2026

19. RELATED PARTY DISCLOSURES

As at the end of the period, amounts due from/(to) related companies are unsecured, interest-free and repayable on demand.

The Group had the following material related party and connected transactions with related companies:

Name of related companies	Relation to the company	Primary nature of transactions	For the six months ended 30 June 2026 HK$ (in thousands) (unaudited)	2025 HK$ (in thousands) (unaudited)
Wynn Resorts	Ultimate parent company	Corporate support services (ii)	**55,082**	48,845
Wynn Resorts	Ultimate parent company	Share-based payment expenses	**29,828**	21,424
Wynn NKH, LLC	Subsidiary of Wynn Resorts	Intellectual property license fees (i)	**490,321**	437,410
Wynn Las Vegas	Subsidiary of Wynn Resorts	Compliance services (iii)	**—**	5,047
Las Vegas Jet	Subsidiary of Wynn Resorts	Airplane usage charges (ii)	**734**	992
WIML	Subsidiary of Wynn Resorts	International marketing expenses (iv)	**22,858**	15,800
Worldwide Wynn	Subsidiary of Wynn Resorts	Staff secondment payroll charges (v)	**37,636**	32,095
Wynn Design & Development	Subsidiary of Wynn Resorts	Design/development payroll (vi)	**21,623**	25,705

Except for the share-based payment expenses incurred with Wynn Resorts, all of the above transactions are noted as continuing connected transactions.

Interim Financial Information
Notes to Interim Financial Information
For the six months ended 30 June 2026

19. RELATED PARTY DISCLOSURES (CONTINUED)

Notes:

(i) **Intellectual property license fees**

The license fees payable to Wynn NKH, LLC equals the greater of (1) 3% of the gross monthly revenues of the intellectual property, and (2) US$1.5 million (approximately HK$11.7 million) per month.

(ii) **Corporate support services**

The annual fees for the services provided by Wynn Resorts are based on an allocation of the actual proportion of Wynn Resorts' annual corporate departments' costs (including salaries and benefits for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services. In any event, the annual fees charged by Wynn Resorts shall not exceed 50% of the aggregate annual corporate departments' costs and overhead expense incurred by Wynn Resorts during any financial year.

Wynn Resorts allows the Company and its employees to use aircraft assets owned by Wynn Resorts and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, a subsidiary of Wynn Resorts.

(iii) **Compliance services**

WRL Group provides compliance-related services to assist the Group in compliance with the obligations under the Gaming Concession Contract. A service fee is charged at the costs incurred by WRL Group to the Group for the services provided.

(iv) **International marketing expenses**

These administrative, promotional and marketing services are provided through branch offices located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(v) **Staff secondment payroll charges**

Worldwide Wynn, a subsidiary of Wynn Resorts, is responsible for supplying management personnel for pre-determined lengths of time through secondment arrangements. Worldwide Wynn is compensated for these services of the seconded employees during the period of secondment with a service fee equal to its aggregate costs plus 5%.

(vi) **Design/development payroll**

Wynn Design & Development provides design and development services to the Group in connection with the construction and renovation works at Wynn Palace, Wynn Macau and Encore. A service fee is charged at the costs incurred by Wynn Design & Development to the Group for the services provided.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no significant charges from the Group to the related companies during the six months ended 30 June 2026 and 2025. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group's business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

20. FAIR VALUE AND FAIR VALUE HIERARCHY OF FINANCIAL INSTRUMENTS

Management has assessed that the fair values of the financial assets and financial liabilities approximate to their carrying amounts recorded at amortized costs in the condensed consolidated financial statements, with the exception of the Group's U.S. treasuries, senior notes and convertible bonds.

As at 30 June 2026, the carrying amount of the Group's U.S. treasuries recorded in Investments was US$187.8 million (approximately HK$1.47 billion) (as at 31 December 2025: HK$1.51 billion). The estimated fair value of the Group's U.S. treasuries as at 30 June 2026, was approximately HK$1.47 billion (as at 31 December 2025: HK$1.51 billion). The estimated fair value of the Company's U.S. treasuries is determined based on quoted market prices in active markets (Level 1 inputs). The estimated fair value of the Group's senior notes and convertible bonds as at 30 June 2026 was HK$36.50 billion (as at 31 December 2025: HK$36.69 billion). The estimated fair value of the senior notes and convertible bonds is based on recent trades, if available, and indicative pricing from market information (Level 2 inputs).

Other than the WML Convertible Bond Conversion Option Derivative measured at level 3 fair values and the Foreign Currency Swaps measured at level 2 fair values as disclosed in note 16, the Group did not hold any assets or liabilities measured at fair value during the six months ended 30 June 2026 and the year ended 31 December 2025.

Definitions

"Board of Directors" or "Board"	the Board of Directors of our Company
"China" or "mainland China"	the People's Republic of China and, except where the context requires and only for the purpose of this interim report for geographical and statistical reference only, references in this interim report to China do not include Taiwan, Hong Kong or Macau; the term "Chinese" has a correlative meaning
"Code"	the Corporate Governance Code set out in Appendix C1 to the Listing Rules as applicable on 30 June 2026
"Company", "our Company" or "WML"	Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited
"Cotai Land Concession Agreement"	the land concession contract entered into between WRM, Palo and the Macau government for approximately 51 acres of land in the Cotai area of Macau (Cotai Land), and for which formal approval from the Macau government was published in the official gazette of Macau on 2 May 2012
"DICJ"	The Gaming Inspection and Coordination Bureau of Macau
"Director(s)"	the director(s) of our Company
"Eligible Participant"	any Employee Participant, Related Entity Participant and Service Provider
"Employee Participant"	any employees of the Group, Directors or other directors of a subsidiary of the Group, and persons who are expected to become employees of the Group, Directors or other directors of a subsidiary of the Group as an inducement to enter into employment or service contracts but effective no earlier than the date on which such individual begins to provide services to the Group

Definitions

"Encore" or "Encore at Wynn Macau"	a casino resort located in Macau, connected to and fully integrated with Wynn Macau, owned and operated directly by WRM, which opened on 21 April 2010
"Galaxy"	Galaxy Casino, S.A., one of the six gaming operators in Macau
"Gaming Concession Contract"	the definitive gaming concession contract dated 16 December 2022 entered into between WRM and the Macau government pursuant to which WRM was granted a 10-year gaming concession to operate games of chance in Wynn Palace and Wynn Macau commenced on 1 January 2023 and expiring on 31 December 2032
"Group", "we", "us" or "our"	our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group
"HIBOR"	Hong Kong Interbank Offered Rate
"HK$"	Hong Kong dollars, the lawful currency of Hong Kong
"Hong Kong" or "HKSAR"	the Hong Kong Special Administrative Region of the People's Republic of China
"Hong Kong Stock Exchange"	The Stock Exchange of Hong Kong Limited
"IFRS"	International Financial Reporting Standards
"Las Vegas Jet"	Las Vegas Jet, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"Listing Rules"	the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (as amended from time to time)
"Macau" or "Macau Special Administrative Region"	the Macau Special Administrative Region of the People's Republic of China

Definitions

"Macau Operations"	the integrated Wynn Palace and Wynn Macau and Encore at Wynn Macau
"Marketing and Secondment Services Agreements"	the marketing and secondment services framework agreements dated 19 September 2009 for continuing connected transactions between the Company, WRM and Wynn International Marketing, Ltd. for the provision of marketing and secondment services by Wynn International Marketing, Ltd.
"Melco"	Melco Resorts (Macau) Limited, one of the six gaming operators in Macau
"MGM Macau"	MGM Grand Paradise Limited, one of the six gaming operators in Macau
"Model Code"	the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix C3 of the Listing Rules
"MOP" or "pataca"	Macau pataca, the lawful currency of Macau
"NASDAQ"	National Association of Securities Dealers Automatic Quotation System
"Palo Real Estate Company Limited" or "Palo"	Palo Real Estate Company Limited, a limited liability company incorporated under the laws of Macau, subject to Ms. Linda Chen's 15% social and voting interest and MOP1.00 economic interest in WRM, an indirect wholly-owned subsidiary of the Company
"Property Transfer Agreements"	WRM and Palo entered into the property transfer agreements with the Macau government on 30 December 2022, pursuant to which WRM and Palo transferred the casino areas and gaming equipment of the Macau Operations to the Macau government without compensation on 31 December 2022, and the Macau government agreed to transfer such casino areas and gaming equipment back to WRM as of 1 January 2023, for its use in the operation of games of chance at Wynn Macau and Wynn Palace as permitted under the Gaming Concession Contract through 31 December 2032

Definitions

"Related Entity Participant"	any employees or directors of the holding companies, fellow subsidiaries or associated companies of the Company
"SEC"	the U.S. Securities and Exchange Commission
"Service Provider"	any person (natural person or corporate entity) who provides services to any member of the Group on a continuing or recurring basis in its ordinary and usual course of business which are in the interests of the long term growth of the Group, taking into account the length and nature of the services provided or which are expected to be provided, the terms of engagements (including the hours, places and mode of services), and the business segments and focuses of the Group from time to time, which shall be the Group's contractor, supplier, agent, consultant or adviser who (i) provides consultancy services, sales and marketing services, technology services and administrative services to the Group where the continuity and frequency of their services are akin to those of employees; or (ii) provides services to the various gaming and non-gaming projects of the Group, but exclude any placing agent or financial advisers providing advisory services for fundraising, mergers or acquisitions, and other professional services providers such as auditors or valuers who provide assurance, or are required to perform their services with impartiality and objectivity
"SFO"	the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)
"Share(s)"	ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company
"Shareholder(s)"	holder(s) of Share(s) of the Company from time to time
"Sierra International Management and Services Limited"	Sierra International Management and Services Limited, a limited liability company incorporated under the laws of Macau, an indirect wholly-owned subsidiary of the Company

Definitions

"SJM"	SJM Resorts, S.A., one of the six gaming operators in Macau
"Term SOFR"	Term Secured Overnight Financing Rate
"treasury shares"	shall have the same meaning as set out in the Listing Rules
"Trust Deeds"	the trust deeds entered into between the Company and the Trustee (as may be restated, supplemented and amended from time to time) on 30 June 2014 and 23 June 2023, respectively
"Trustee"	the trustee appointed by the Company for the purpose of the Trusts, and as at the date of this interim report, Computershare Hong Kong Trustees Limited, a company incorporated in Hong Kong and having its registered office at 46th Floor, Hopewell Centre, 183 Queen's Road East, Wanchai, Hong Kong
"Trusts"	the trusts constituted by the Trust Deeds to service the employee ownership schemes of the Company
"US$"	United States dollars, the lawful currency of the United States
"U.S. GAAP"	the Generally Accepted Accounting Principles of the United States
"Venetian Macau"	Venetian Macau, S.A., one of the six gaming operators in Macau
"WM Cayman Holdings Limited I" or "WM Cayman I"	WM Cayman Holdings Limited I, a company incorporated on 7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of Wynn Group Asia, Inc.
"WM Cayman Holdings Limited II" or "WM Cayman II"	WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly-owned subsidiary of the Company

Definitions

"WM Cayman II Revolver"	revolving unsecured credit facility to WM Cayman II maturing on 16 September 2028 (or the immediately preceding business day if 16 September 2028 is not a business day), which was increased to HK$19.52 billion (equivalent) in July 2025 through the exercise of an accordion feature under the facility agreement
"WML 2021 Notes"	the US$600.0 million (approximately HK$4.71 billion) 5.250% senior notes due 2021 issued by the Company in October 2013 and the additional US$750.0 million (approximately HK$5.88 billion) 5.250% senior notes due 2021 issued by the Company on 20 March 2014 (Debt Stock Code: 5983), which were consolidated and form a single series of notes
"WML 2026 Notes"	the US$750.0 million (approximately HK$5.88 billion) 5.500% senior notes due 2026 issued by the Company in June 2020 and the additional US$250.0 million (approximately HK$1.96 billion) 5.500% senior notes due 2026 issued by the Company in August 2020 (Debt Stock Code: 40259), which were consolidated and form a single series of notes and were repaid in full prior to their stated maturity date
"WML 2027 Notes"	the US$750.0 million (approximately HK$5.88 billion) 5.500% senior notes due 2027 issued by the Company in September 2017 (Debt Stock Code: 5280)
"WML 2028 Notes"	the US$600.0 million (approximately HK$4.71 billion) 5.625% senior notes due 2028 issued by the Company in August 2020 and the additional US$750.0 million (approximately HK$5.88 billion) 5.625% senior notes due 2028 issued by the Company in December 2020 (Debt Stock Code: 40357), which were consolidated and form a single series of notes

Definitions

"WML 2029 Notes"	the US$1.00 billion (approximately HK$7.84 billion) 5.125% senior notes due 2029 issued by the Company in December 2019 (Debt Stock Code: 40102)
"WML 2034 Notes"	the US$1.00 billion (approximately HK$7.84 billion) 6.750% senior notes due 2034 issued by the Company in August 2025 (Debt Stock Code: 5877)
"WML Convertible Bonds"	the US$600.0 million (approximately HK$4.71 billion) 4.500% convertible bonds due 2029 issued by the Company in March 2023 (Debt Stock Code: 5754)
"WML Senior Notes"	Collectively, the WML 2027 Notes, the WML 2028 Notes, the WML 2029 Notes and the WML 2034 Notes
"Worldwide Wynn"	Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"WRL Group"	Wynn Resorts, Limited and its subsidiaries (other than the Group)
"WRM"	Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company
"WRM Shareholder Dividend Tax Agreement"	the agreement, entered into during February 2024, between WRM and the Macau Special Administrative Region for the period from 1 January 2023 through 31 December 2025, that provides for a payment to the Macau Special Administrative Region in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming profits
"Wynn Design & Development"	Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited

Definitions

"Wynn Group Asia, Inc."	Wynn Group Asia, Inc., a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn Interactive Ltd."	Wynn Interactive Ltd., a company formed under the laws of the Bermuda and a subsidiary of Wynn Resorts, Limited, and our associated corporation (as defined in the SFO)
"Wynn International Marketing, Ltd." or "WIML"	Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn Las Vegas"	Wynn Las Vegas, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn Macau"	a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau
"Wynn Macau Credit Facilities"	together, the HK$18.00 billion (equivalent) fully-funded senior term loan facility and the HK$5.86 billion (equivalent) senior revolving credit facility extended to WRM as subsequently amended from time to time and refinanced on 21 December 2018 which were repaid in full in 2021
"Wynn Marketing (Portugal)"	WIML International Marketing (Portugal), Unipessoal Lda., a company incorporated under the laws of Portugal and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn NKH, LLC"	Wynn NKH, LLC, a company formed under the laws of the State of Nevada, United States, and a wholly-owned subsidiary of Wynn Resorts, Limited

Definitions

"Wynn Palace"	an integrated resort situated on approximately 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement, which is operated by WRM and opened on 22 August 2016
"Wynn Resorts Finance, LLC"	Wynn Resorts Finance, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn Resorts Holdings, LLC"	Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly-owned subsidiary of Wynn Resorts, Limited
"Wynn Resorts International, Ltd."	Wynn Resorts International, Ltd., a company incorporated under the laws of the Isle of Man and a wholly-owned subsidiary of the Company
"Wynn Resorts, Limited", "Wynn Resorts" or "WRL"	Wynn Resorts, Limited, a company formed under the laws of the State of Nevada, United States, and our controlling shareholder (as defined in the Listing Rules)

Glossary

"Average Daily Rate"	average daily rate which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms occupied
"chip(s)"	a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables
"gaming promoters"	those licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to customers, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Law No. 16/2022 and regulated by Administrative Regulation No. 55/2022
"gross gaming win"	the total win generated by all casino gaming activities combined, calculated before deduction of commissions and others (including complimentary revenues allocated from casino revenues to rooms, food and beverage, retail and other revenues)
"In-house VIP Program"	an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their financial background and payment history
"REVPAR"	revenue per available room which is calculated by dividing total room revenues, including complimentaries (less service charges, if any), by total rooms available

Glossary

"Rolling Chip"	physically identifiable chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and our Macau Operations' individual VIP players
"slot machine win"	the amount of handle (representing the total amount wagered) that is retained and recorded as casino revenues. Slot machine win is after adjustment for progressive accruals, but before the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis
"table drop"	the amount of cash deposited in a gaming table's drop box that serves as a repository for cash, plus cash chips purchased at the casino cage
"table games win"	the amount of table drop or turnover that is retained and recorded as casino revenues. Table games win is before commissions and the allocation of casino revenues to rooms, food and beverage and other revenues for services provided to casino customers on a complimentary basis
"turnover"	the sum of all losing Rolling Chip wagers within the VIP program
"VIP player"	client, customer or player who participates in our Macau Operations' In-house VIP Program or in the VIP program of any of our gaming promoters

永利

Wynn Macau, Limited
www.wynnmacaulimited.com